Exhibit 99.1

FRONTIER COMMUNICATIONS 401(k) SAVINGS PLAN

(AS AMENDED AND RESTATED AS OF JANUARY 1, 2012)

[Subject to Approval by the Internal Revenue Service]

ARTICLE I

ESTABLISHMENT OF PLAN

1.01.	Establishment and History of Plan.

(a)	Effective January 1, 1997, the Citizens Utilities 401(k) Savings Plan and CUC 401(k) Employee Benefit Plan, which previously were maintained as separate plans, were restated into a single document.

(b)	Effective January 1, 1998, the Citizens Utilities 401(k) Savings Plan was merged into the CUC 401(k) Employee Benefit Plan, with the resulting plan being renamed the “Citizens 401(k) Savings Plan” (the “Plan”).

(c)	Effective October 1, 1999, the Gasco Bargaining 401(k) Plan was merged into the Plan.

(d)	Citizens Communications Company (formerly Citizens Utilities Company) amended and restated the Plan, effective January 1, 1997, to reflect the various plan mergers, and to incorporate certain administrative and required legal changes into the Plan.

(e)	Effective January 1, 2002, the Company adopted “good faith” EGTRRA amendments to the Plan and to the Frontier Union 401(k) Savings Plan. Effective December 31, 2002, the Frontier Union 401(k) Savings Plan was merged into the Plan.

(f)	Citizens further amended and restated the Plan, effective January 1, 2003, to reflect such merger and to reflect various other changes, including the introduction of Supplemental Profit-Sharing Matches. Prior to January 1, 2003, the rights under the Plan of Frontier Union Participants shall be determined by the provisions of the Frontier Union 401(k) Savings Plan as in effect immediately prior to such merger.

(g)	Citizens Communications became known as Frontier Communications on July 31, 2008, and the Plan was renamed the Frontier Communications 401(k) Savings Plan, effective as of January 1, 2009.

(h)	Effective immediately after the market’s close on December 30, 2011, the Frontier Communications Corporate Services Inc. Management 401(k) Plan and the Frontier Communications Corporate Services Inc. Savings and Security Plan for West Region Hourly Employees were merged in their entirety into this Plan.

(i)	Except as otherwise provided herein, the provisions of the Plan as amended and restated herein shall apply to all persons who are eligible Employees on and after January 1, 2012.

1.02.	Purpose of Plan. The purpose of the Plan is to provide eligible Employees with an opportunity and incentive to save for their retirement and to encourage such Employees to be productive and to make and continue careers with the Company by providing matching contributions.

1.03.	Nature of Plan.

(a)	ESOP Portion. Except to the extent allocated to the Accounts of current or former Mohave Employees, the portion of the Plan consisting of the Company Stock Fund (the “ESOP” or “ESOP Portion”) is intended to be an employee stock ownership plan satisfying the requirements of Sections 401(a) and 4975(e)(7) of the Code and is intended to enable eligible employees to acquire stock ownership interests in the Company by investing in Company Stock. The ESOP is specifically permitted and designed to invest primarily in “qualifying employer securities” as defined in Section 4975(e)(8) of the Code.

(b)	Non-ESOP Portion. The remaining portion of the Plan (the “Non-ESOP Portion”) is intended to qualify as a defined contribution profit sharing plan with a cash or deferred arrangement meeting the requirements of Sections 401(a) and related provisions of the Code.

(c)	Cash or Deferred Arrangement. The Plan’s cash or deferred arrangement and related matching contribution features are intended to satisfy the requirements of Sections 401(k) and 401(m) and related provisions of the Code.

ARTICLE II

ELIGIBILITY FOR PARTICIPATION

2.01.	Eligible and Ineligible Classes of Employees. All salaried and hourly Employees, except those in the ineligible classes of Employees designated below, shall be eligible to participate in the Plan upon completing the eligibility requirements of Section 2.02 or 2.03, as applicable. The following classes of Employees shall be ineligible to participate in the Plan:

(a)	Non-Participating Collectively Bargained Employees: Employees included in a unit of Employees covered by a collective bargaining agreement which does not provide for their participation in the Plan, where such benefits were the subject of good faith bargaining;

(b)	Employees of Non-Participating Employers: Individuals who are employed by Related Employers of the Company other than Participating Employers;

(c)	Leased Employees: Individuals who are classified by the Company as leased employees (whether or not they are considered a Leased Employee under Code Section 414(n)), even if such individual’s relationship to the Employer is subsequently determined by an agency or court to have been that of a common law employee;

(d)	Individuals Not on the Payroll: Individuals not on an Employer’s payroll (including any individual classified at the time by an Employer as an independent contractor, even if such individual’s relationship to the Employer is subsequently determined by an agency or court to have been that of a common law employee);

(e)	Per Diem or Casual Workers: Individuals who are classified by the Company as per diem or casual and who work only on an “as needed basis”;

(f)	Temporary Employees: Individuals who are classified by the Company as employed on a temporary basis and paid through Company payroll, provided that their employment does not continue beyond one (1) year;

(g)	Scholarship Students: Individuals who are scholarship recipients performing services for the Company as part of the Citizens’ Scholarship Program;

(h)	Contract Workers: Contract workers whose agreements preclude participation in the Plan.

(i)	Nonresident Aliens: Nonresident aliens who do not receive income from the Company or a Related Employer that constitutes earned income from United States sources.

For purposes of this Section, it is expressly intended that individuals whom an Employer classifies as independent contractors and any other individual otherwise not classified as an eligible Employee under this Section may not become Participants until the Plan Administrator affirmatively changes their classification. Therefore, an independent contractor or any other individual who is reclassified by a court, administrative agency, governmental unit, tribunal or other party as an Employee or eligible Employee will nevertheless not be considered an eligible Employee hereunder for periods before the Plan Administrator implements the reclassification decision, even if the decision applies retroactively. During any period when an Employee is included in an ineligible class of Employees, he shall be ineligible to become a Participant in the Plan, or if otherwise a Participant, shall be ineligible to contribute to the Plan or share in any Employer contributions.

2.02.	Participation On the Effective Date. Each Participant employed by the Company as of January 1, 2012, the Effective Date of this restated Plan document, shall continue to participate.

2.03.	General Participation Rule.

(a)	Except as otherwise provided in this Section 2.03, each eligible Employee not otherwise participating under Section 2.02 shall become a Participant as of the first day of the month (the “Entry Date”) immediately following—

(1)	Effective for Plan Years beginning on or after January 1, 2013, the Employee’s completion of 90 days of service;

(2)	Effective for Plan Years beginning on or after January 1, 2006 and prior to January 1, 2013, the Employee’s completion of 30 days of service; and

(3)	For Plan Years beginning prior to January 1, 2006, the Employee’s attainment of age 21 (this requirement is not applicable on or after August 1, 2003) and completion of three months of continuous service, provided, however, that in each case the Employee is employed by a Participating Employer in an eligible class of Employees.

(b)	In the case of an Employee who is subject to a collective bargaining agreement, to the extent provided under the terms of such collective bargaining agreement “30 days” (or such other number as is provided for in such collective bargaining agreement) shall be substituted for “three months” for purposes of applying Section 2.03(a).

(c)	With respect to any Employee who made Elective Deferral Contributions to the Plan in 2002 prior to the attainment of age 21, Section 2.03(a) shall be applied without regard to the minimum age requirement set forth therein. This Section 2.03(c) shall be effective with respect to Plan Years beginning on or after January 1, 2002.

2.04.	Transfer In or Out of Eligible Class of Employees. In the event a Participant becomes ineligible to be an active Participant in the Plan because he is no longer a member of an eligible class of Employees, such Employee shall cease active participation, and shall resume his status as an active Participant under the Plan immediately upon his return to an eligible class of Employees. In the event an Employee who is not a member of the eligible class of Employees becomes a member of the eligible class, if such Employee has otherwise satisfied the participation requirements of Section 2.03, such Employee shall commence participation in the Plan immediately upon becoming a member of the eligible class. If such Employee has not satisfied the Plan’s participation requirements, participation shall commence in accordance with the provisions of Section 2.03.

2.05.	Rehired Employees. If a rehired Employee meets the participation requirements of Section 2.03 and is in an eligible class of Employees at the time of his rehire, he shall become a Participant or resume his status as an active Participant under the Plan immediately upon his rehire. If the Employee had not met participation and eligibility requirements as specified in this Article prior to severance from employment, such Employee shall be eligible to participate in the Plan as of the first day of the month after completing the then applicable eligibility requirements.

2.06.	Absence From Employment.

(a)	Absence from employment on account of a leave of absence authorized by the Employer will be handled in accordance with the Employer’s policies regarding the particular type of leave. The Employer’s leave policy shall be applied in a uniform and nondiscriminatory manner to all Participants under similar circumstances.

(b)	Absence from employment on account of active duty with the Armed Forces of the United States will be counted as employment with the Employer, provided that the Employee returns to service with the Employer within the period during which his employment rights are protected by law following his severance from such government service. If the Employee does not return to active employment with the Employer, his Service will be deemed to have ceased on the date the Plan Administrator receives notice that such Employee will not return to the active Service of the Employer.

(c)	A Participant who dies or becomes Permanently Disabled after December 31, 2006 while performing qualified military service with respect to the Employer shall be treated as if the Participant had resumed employment in accordance with the individual’s reemployment rights on the day preceding death or Permanent Disability and terminated employment on the actual date of death or Permanent Disability.

(d)	Effective January 1, 2009, a Participant receiving differential wage payments, as defined in Section 3401(h) of the Code, from the Employer shall be treated as an Employee of the Employer.

(e)	Effective January 1, 2009, and notwithstanding Section 2.06(d), for purposes of Section 401(k)(2)(B)(i)(I) of the Code, a Participant shall be treated as having severed from employment during any period the Participant is performing service in the uniformed services while on active duty for a period of more than 30 days. If the Participant elects to receive a distribution by reason of such deemed severance from employment, he or she may not make an Elective Deferral Contribution or Voluntary After-Tax Contribution during the six-month period beginning on the date of the distribution

(f)	For purposes of this Section 2.06(f), a “Qualified Reservist Distribution” means a distribution from the Plan to a Participant if (i) the Participant was, by reason of being a member of a reserve component (as defined for purposes of Section 72(t)(2)(G)(iii)(II) of the Code), ordered or called to active duty after December 31, 2007 for a period in excess of 179 days or for an indefinite period, (ii) the distribution is made during the beginning of the date of such order and ending at the close of the active duty period and (iii) the distribution is made from any Account permitted under applicable statutory and regulatory guidance. Notwithstanding any provision of the Plan to the contrary, a Participant described in clause (i) of the preceding sentence may elect to receive a Qualified Reservist Distribution within the period described in clause (ii) of the preceding sentence.

(g)	Notwithstanding any provision of the Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code, effective for reemployment initiated on or after December 12, 1994.

(h)	With respect to unpaid family and medical leave, contributions, benefits and service credit will be provided in accordance with Section 825.215 of Title 29 of the Code of Federal Regulations.

ARTICLE III

CONTRIBUTIONS AND FUNDING

3.01.	Funding Policy. The Company shall establish a funding policy and method consistent with the objectives, terms and conditions of the Plan and as appropriate communicate the same to the Plan Administrator. The Plan Administrator shall arrange for the establishment and maintenance of such funding accounts as may be required by ERISA or appropriate in connection with the administration of the Plan.

3.02.	Company Contributions Generally. Each Participating Employer shall make contributions to the Plan without regard to whether the Company has current or accumulated income for the period during which such amounts are being contributed and without regard to the age of the Participant.

3.03.	Pre-Tax and Roth Elective Deferral Contributions.

(a)	Any Participant may elect to have the Participating Employer make Elective Deferral Contributions to the Plan with respect to payroll periods ending on and after the effective date of such election in whole percentages of Compensation otherwise payable during such respective payroll periods in an amount of no less than 1% and no more than 75% of the Participant’s Compensation during the payroll period. Notwithstanding the foregoing, in lieu of “75%”, the maximum percentage of Compensation that may be deferred in periods before September 16, 2002 is “16%”, and for periods between September 16, 2003 and December 31, 2003 such maximum is “50%.” A Participant may submit a deferral election to the Plan at any time, specifying the amount and type of Elective Deferral Contributions (either Roth Elective Deferral Contributions, Pre-Tax Elective Deferral Contributions, or a specific combination) to be withheld from each paycheck. Such election will be effective as soon as administratively practicable. The Participant can elect to terminate the election or modify the amount and/or type of the election of the election at any time.

(b)	With respect to periods during which Elective Deferral Contribution elections are in force for Participants, the Participating Employer shall contribute to the Plan an amount equal to the Elective Deferral Contribution for each electing Participant by reducing the amount otherwise payable in his or her paychecks. Elective Deferral Contribution elections shall be subject to nondiscriminatory rules and procedures approved by the Plan Administrator in its discretion from time to time. Elective Deferral Contribution elections are effective as soon as administratively practicable following receipt of the election request by the Plan Administrator, and may be prospectively revoked or modified effective as soon as administratively practicable following receipt of such revocation or modification by the Plan Administrator.

(c)	Notwithstanding subsections (a) and (b), a Frontier Union Participant covered by an applicable collective bargaining agreement may make an advance election to have the Participating Employer make an Elective Deferral Contribution on his or her behalf of an amount equal to such Participant’s Flex Credit Refund, if any. Such election shall be made in accordance with the provisions of the applicable cafeteria plan and may be revoked only to the extent provided in such plan. Elective Deferral Contributions made pursuant to this subsection (c) are ineligible for Matching Contributions. For purposes of this Section 3.03(c), an “applicable collective bargaining agreement” means any of the following: CWA 521, Iowa and Minnesota; RTWA; CWA 1170; IBEW 503, Monroe; IBEW 320, Sylvan Lake; and IBEW 1106, Michigan.

(d)	Notwithstanding subsections (a) and (b), to the extent permitted under the terms of his or her collective bargaining agreement a union Participant who, upon retirement, is scheduled to become eligible for coverage under the Company’s retiree medical plan may make an advance irrevocable election (i) to forego such retiree medical coverage in consideration of the Company’s payment of the fixed payment amount provided under the terms of such collective bargaining agreement (the “Retiree Medical Opt-Out Payment”), and (ii) to have the Retiree Medical Opt-Out Payment be contributed to his or her Account as an Elective Deferral Contribution in lieu of being paid to the Participant in cash. A Participant’s Retiree Medical Opt-Out Payment is eligible for an elective deferral election only to the extent provided in this subsection (d). Elective Deferral Contributions made pursuant to this subsection (d) on behalf of Employees covered by the IBEW Local 57 collective bargaining agreement are ineligible for Matching Contributions.

(e)	Notwithstanding subsections (a) and (b), for the 2006 Plan Year an Eligible CWA Local 7471 Participant may make an advance irrevocable election to have his or her Special One-Time Payment be contributed to his or her Account as an Elective Deferral Contribution in lieu of being paid to the Participant in cash. For purposes hereof, a “Special One-Time Payment” means a payment made pursuant to the terms of the CWA Local 7471 collective bargaining agreement to an Employee satisfying such minimum age and service eligibility criteria as are specified in such collective bargaining agreement for purposes of mitigating the discontinuance of the retiree medical coverage to which such Employee might otherwise have been entitled upon his or her retirement. Elective Deferral Contributions made pursuant to this subsection are ineligible for Matching Contributions.

(f)	Maximum Contribution Under Code Section 402(g). The total amount of a Participant’s Elective Deferral Contributions during a Plan Year shall in no event exceed the amount specified in Section 402(g) of the Code, as adjusted by the Secretary of the Treasury from time to time.

(g)	Roth Elective Deferral Contribution Feature. Effective January 1, 2012, the Plan includes a Roth Elective Deferral Contribution feature. The provisions applicable to those contributions are set forth in this Section 3.03(g).

(1)	Effective January 1, 2012, Participants are entitled to designate some or all of their Elective Deferral Contributions as Roth Elective Deferral Contributions (pursuant to Section 402A of the Code), by following the procedure for electing to make Elective Deferral Contributions described in Sections 3.03(a) and 3.03(b) of the Plan.

(2)	A Participant’s Roth Elective Deferral Contributions will be deposited in the Participant’s Roth Elective Deferral Account in the Plan. No contributions other than Roth Elective Deferral Contributions and properly attributable earnings will be credited to each Participant’s Roth Elective Deferral Account, and gains, losses and other credits or charges will be allocated on a reasonable and consistent basis to such account. The Plan will maintain a record of the amount of Roth Elective Deferral Contributions in each Participant’s Roth Elective Deferral Account.

(3)	Elective Deferrals contributed to the Plan as one type, either Roth Elective Deferral Contributions or Pre-tax Elective Deferral Contributions, may not later be reclassified as the other type.

(4)	If a Participant makes both Elective Deferrals and Roth Elective Deferral Contributions for a year, distribution of Excess Elective Deferrals will consist of a combination of both, to the extent such type of Elective Deferrals was made for the year.

(5)	Except as specifically provided otherwise, Roth Elective Contributions will be treated as Elective Contributions and Roth catch-up contributions will be treated as catch-up contributions for all purposes under the Plan.

3.04.	Catch-Up Contributions. All Employees who are eligible to make Elective Deferral Contributions under this Plan and who have attained or will attain age 50 before the close of the Plan Year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, Section 414(v) of the Code, any portion of which the Participant can designate as Pre-Tax or Roth. Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Sections 402(g) and 415 of the Code. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Section 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code, as applicable, by reason of the making of such catch-up contributions.

3.05.	Matching Contributions.

(a)

In General. Except as otherwise provided in Subsection (b), each Participant making Elective Deferral Contributions in a payroll period ending during a Plan Year shall be entitled to have contributed to his or her Account a Matching

Contribution in an amount equal to the applicable Match Rate multiplied by the Participant’s Elective Deferral Contributions in such payroll period; provided, however, that the Participant’s Elective Deferral Contributions qualifying for such Matching Contribution shall be limited to the Match-Eligible Percentage of such Participant’s Compensation during such payroll period; and provided further that no Matching Contributions shall be made once a Participant’s Elective Deferral Contributions have attained the limitation of Section 402(g) of the Code. Notwithstanding the foregoing, Matching Contributions shall be made with respect to a union Participant only to the extent provided by the applicable collective bargaining agreement.

(b)	For Frontier Union Employees. Each Frontier Union Participant making Elective Deferral Contributions and/or Voluntary After-Tax Contributions in a payroll period ending during a Plan Year shall be entitled to have contributed to his or her Account a Matching Contribution in an amount equal to the applicable Match Rate multiplied by the Participant’s combined Elective Deferral Contributions and Voluntary After-Tax Contributions in such payroll period, provided, however, that the combined amount of Elective Deferral Contributions and Voluntary After-Tax Contributions qualifying for such Matching Contribution shall be limited to the Match-Eligible Percentage of such Participant’s Compensation during such payroll period.

(c)	Allocation of Matching Contributions. Matching Contributions shall be allocated to Participants’ Matching Contribution Accounts as provided in Section 4.02. Matching Contributions are subject to the limitations of Article VII and may be limited, adjusted, recharacterized or returned in accordance with the provisions of Article VIII.

(d)	Definitions. For purposes of this Section 3.05 the following terms have the meanings set forth below:

(1)	“Match Rate” shall mean:

(i)	With respect to Participants not described in clauses (ii) or (iii) below: 50%;

(ii)	With respect to GTE 2000 Nonunion Participants for Plan Years ending prior to January 1, 2006: 75%; and

(iii)	With respect to Participants who are covered by a collective bargaining agreement, the matching percentage (if any) provided under such collective bargaining agreement.

(2)	“Match-Eligible Percentage” shall mean:

(i)	With respect to Participants not described in clauses (ii) or (iii) below: 8% (6% for payroll periods ending before January 1, 2011);

(ii)	With respect to Frontier Union Participants: the ceiling (expressed as a maximum percentage of Compensation) on combined Elective Deferral Contributions and Voluntary After-Tax Contributions that are eligible for a Matching Contribution, as determined under the applicable collective bargaining agreement;

(iii)	With respect to Participants (other than Frontier Union Participants) who are covered by a collective bargaining agreement, the ceiling (expressed as a maximum percentage of Compensation) on Elective Deferral Contributions that are eligible for a Matching Contribution, as determined under the applicable collective bargaining agreement.

Notwithstanding the foregoing, the Retirement Committee, on behalf of the Company or any Participating Employer, may elect prior to the beginning of any Plan Year a different Match Rate (which may be 0%) or a different Match-Eligible Percentage for any particular group of Participants (other than Participants covered under a collective bargaining agreement) for such Plan Year.

3.06.	Supplemental Profit-Sharing Match.

(a)	In General. The Company shall contribute a Supplemental Profit-Sharing Match with respect to any Plan Year to the extent provided in this Section 3.06. A Supplemental Profit-Sharing Match is a supplemental matching contribution made by the Company that is contingent upon the Company’s exceeding its financial targets.

(b)	Eligibility.

(1)	In General. In the event that a Supplemental Profit-Sharing Match is made with respect to a Plan Year, subject to the provisions of Section 3.06(b)(2) a Participant shall be eligible to share in such Supplemental Profit-Sharing Match if he or she satisfies each of the following requirements:

(i)	the Participant is not covered by a collective bargaining agreement (other than one that specifically provides for participating in the Supplemental Profit-Sharing Match feature of the Plan);

(ii)	the Participant made Elective Deferral Contributions for such Plan Year in a total amount of not less than 1% of such Participant’s Compensation for such Plan Year; and

(iii)	one of the following requirements is satisfied:

(A)	such Participant has active-employee status on the last day of such Plan Year;

(B)	such Participant is on Permanent Disability on the last day of the Plan Year;

(C)	such Participant is on a military leave of absence on the last day of the Plan Year; or

(D)	Such Participant is an Employee of a business in the Company’s Public Service Division that is divested (whether by sale, merger, or otherwise) by the Company during a Plan Year and is an Employee on the day immediately preceding the closing date of such divestiture.

(2)	GTE 2000 Nonunion Participants, Before 2006. GTE 2000 Nonunion Participants shall be ineligible to participate in the Supplemental Profit-Sharing Match feature of the Plan until the Plan Year beginning January 1, 2006.

(c)	Amount of Contribution. The Supplemental Profit-Sharing Match (if any) for a Plan Year allocable to the Account of a Participant who is eligible for such contribution under Subsection (b) shall be equal to the Supplemental Match Rate for such Plan Year multiplied by the Participant’s Compensation for the Plan Year.

(d)	Supplemental Match Rate. The Supplemental Match Rate for a Plan Year shall be a function of the amount, if any, by which Corporate EBITDA for the Company’s fiscal year coinciding with the Plan Year exceeds the Corporate EBITDA target established by the Board of Directors for such fiscal year, as determined (except as otherwise provided by the applicable collective bargaining agreement) by the following schedule:

If Actual Corporate EBITDA exceeds Target Corporate EBITDA by . . .	The Supplemental Match Rate is . . .
Less than 1%	0%
At least 1% but less than 2%	0.5%
At least 2% but less than 3%	1.0%
At least 3% but less than 4%	1.5%
At least 4% but less than 5%	2.0%
At least 5% but less than 6%	2.5%
6% or more	3.0%

With respect to Participants described in 3.06(b)(1)(iii)(D) who are employed by a Public Service unit that is sold or otherwise divested by the Company before the end of a Plan Year, the Retirement Committee may determine that the Supplemental Match Rate will be based on year-to-date Corporate EBITDA as of the last day of the month coinciding with or next following the date of the sale, in which case it may prorate or otherwise adjust the Corporate EBITDA targets in such manner as it deems appropriate in its sole discretion.

3.07.	Fixed Contributions (for Certain Union Participants). With respect to any Plan Year, the Company shall, to the extent provided by the applicable collective bargaining agreement, contribute Employer Fixed Contributions with respect to union Participants. Except as otherwise provided by the applicable collective bargaining agreement, Fixed Contributions (i) shall be determined as a fixed percentage of a Participant’s Compensation during the Plan Year, and (ii) shall be available only with respect to a Participant who is an Employee on the last day of such Plan Year or terminates employment during such Plan Year by reason of retirement or Permanent Disability. Alternatively, if so provided in the collective bargaining agreement, Fixed Contributions shall be contributed on a payroll period by payroll period basis in an amount equal to a fixed percentage of a Participant’s Compensation during such payroll period. Fixed Contributions may be made without regard to whether or not the Participating Employer has net profits.

3.08.	Discretionary Contributions. With respect to any Plan Year, the Company may elect to make a Discretionary Contribution on behalf of one or more collectively bargained or non-collectively bargained groups of employees. Except as otherwise provided by the collective bargaining agreement, Discretionary Contributions shall be determined as a percentage of a Participant’s Compensation during the Plan Year. Such contributions may be made without regard to whether or not the Participating Employer has net profits.

3.09.	Special Transition-Year Contributions.

(a)	In General. To the extent provided in the applicable collective bargaining agreement, the Company shall with respect to the Transition Year make a one-time Special Transition-Year Contribution to the Account of an eligible Participant. The purpose of such Special Transition-Year Contributions is to mitigate the effect of a change in the terms of such collective bargaining agreement that results in the cessation of Matching Contributions to the Accounts of Participants who are subject to such collective bargaining agreements.

(b)	Eligibility. Special Transition-Year Contributions shall be subject to the following eligibility rules except as otherwise set forth in the applicable collective bargaining agreement.

(1)	Unreduced Contribution. A Participant shall be eligible to have a Special Transition-Year Contribution credited to his Account for the Transition Year if he satisfies the following eligibility requirements:

(i)	The Participant is subject to a collective bargaining agreement that provides for Special Transition-Year Contributions for the Transition Year;

(ii)	The Participant had an Elective Deferral Contribution election in effect on the Active Participation Testing Date; and

(iii)	The Participant is an Employee (and, if required by the applicable collective bargaining agreement, had an Elective Deferral Contribution election in effect) on the first day of the Transition Year (or on such other day during the Transition Year as may be specified in the applicable collective bargaining agreement).

(2)	Reduced Contribution. To the extent provided under the applicable collective bargaining agreement, a Participant who would qualify for a Special Transition-Year Contribution pursuant to Section 3.09(b)(1) but for the fact that he was not actively participating in the Plan on the Active Participation Testing Date, but who on the Active Participation Testing Date has an Account Balance attributable to previous active participation in the Plan, shall be eligible for a Special Transition-Year Contribution in such reduced amount as the collective bargaining agreement may specify.

(c)	Amount of Contribution. The amount of a Special Transition-Year Contribution shall be such flat dollar amount as may be determined under the terms of the applicable collective bargaining agreement.

(d)	Definitions.

(1)	“Active Participation Testing Date” shall mean the date specified in the applicable collective bargaining agreement as of which a Participant must be actively participating in the Plan in order to qualify for an unreduced Special Transition-Year Contribution.

(2)	“Transition Year” shall mean the first Plan Year for which the applicable collective bargaining agreement ceases to provide for Matching Contributions.

3.10.	Deductibility Limit. The sum of the contributions made pursuant to Sections 3.05, 3.06, 3.07, 3.08, and 3.09 generally shall not exceed the amount deductible for federal income tax purposes, currently 25% of the total Compensation of Participants for the fiscal year of the Company with respect to which such contributions are made.

3.11.	Timing of Contributions.

(a)	Elective Deferral Contributions shall be paid to the Trustee as soon as they can be reasonably segregated, but in no event later than the 15th business day following the end of the month in which the reduced amounts would have been paid to Participants if no Elective Deferral Contribution election had been in force.

(b)	Matching Contributions shall be paid to the Trustee coincident with or as soon as administratively practicable following the Elective Deferral Contributions to which they relate.

(c)	Supplemental Profit-Sharing Matches shall be paid to the Trustee as soon as administratively practicable following the publication of final Corporate year-end financial results (or, in the case of Participants affected by a divestiture described in Section 3.06(b)(1)(iii)(D) (relating to divestitures of business units in the Company’s Public Service sector), as soon as administratively practicable following the determination of the Supplemental Match Rate applicable to such Participants.

(d)	Fixed Contributions shall be paid to the Trustee on a payroll-period by payroll-period basis except as otherwise provided under the terms of any applicable collective bargaining agreement.

(e)	Discretionary Contributions shall be paid to the Trustee on a payroll-period by payroll-period basis except as otherwise provided under the terms of any applicable collective bargaining agreement.

(f)	Company contributions with respect to a Plan Year shall in no event be paid to the Trustee later than the due date (including extensions) of the Company’s federal tax return for the fiscal year of the Company coinciding with the Plan Year, or within which the Plan Year ended.

3.12.	Voluntary After-Tax Contributions.

(a)	No Participant contributions shall be required under the Plan.

(b)	Voluntary After-Tax Contributions shall be permitted under the Plan (i) for any Participant, effective January 1, 2012, and (ii) prior to January 1, 2012, only in the case of Pre-2012 VATC-Eligible Participants in accordance with Subsection (c). Further, to the extent that after-tax contribution account balances have been or will be transferred to the Plan, whether as a result of a plan merger or a trust-to-trust transfer from another qualified defined contribution plan, the Plan shall maintain a Voluntary After-Tax Contribution Account on behalf of those Participants credited with such balances as of the merger or transfer in question.

(c)	A Participant who is eligible to make Voluntary After-Tax Contributions pursuant to Subsection (b) above may elect to make such contributions in whole percentages of Compensation payable in payroll periods ending on and after the effective date of such election. The Plan Administrator may specify a minimum election (such as 1% of such Participant’s Compensation) and a maximum election (such as 25%, and has the option of establishing a lower maximum election for Highly Compensated Employees). For periods before January 1, 2012, the maximum election was and no more than (i) 50% (16% prior to September 16, 2002) of the Participant’s Compensation in such payroll periods, reduced by (ii) the percentage of the Participant’s Compensation with respect to which an Elective Deferral Election is in effect with respect to such payroll periods. All Voluntary After-Tax Contributions shall be made through withholding from the Participant’s paychecks.

(d)	Any after-tax contribution elections previously made by Frontier Nonunion Participants under the predecessor Frontier savings plan from which such Participants’ account balances were transferred to this Plan were given effect as if such elections had been under this Plan, and such transferred elections remained in effect from July 1, 2001 through April 15, 2003. Solely for purposes of the Matching Contribution provisions of Section 3.05(a), Voluntary After-Tax Contributions made pursuant to such elections shall be treated as if they were Elective Deferral Contributions. The Frontier Nonunion Participants with respect to whom such elections were effective are deemed to be Pre-2012 VATC-Eligible Participants during the periods of effectiveness of such elections (July 1, 2001 through April 15, 2003). Except as otherwise provided in this subsection (d), no Voluntary After-Tax Contributions may be made by Frontier Nonunion Participants. The provisions of this Section 3.12(d) shall be effective July 1, 2001.

3.13.	Investment of Contributions.

(a)	Generally. All contributions under the Plan shall be added to the Fund held by the Trustee under the Trust Agreement, to be managed, invested, reinvested and distributed in accordance with the Plan, the Trust Agreement and any agreement with an insurance company or other financial institution constituting a part of the Plan and Fund. The management and control of the assets of the Plan shall be vested in the Trustee designated by the Company, provided that the Company may appoint one or more investment managers to manage, acquire or dispose of any assets of the Plan. Notwithstanding any other provision in the Plan, the Trustee shall not permit any investment of Global Stock, other than such stock already held by Participants in their Global Stock Accounts.

(b)

Participant Directed Investments. The Plan Administrator is authorized and directed to maintain a program, to be administered in a uniform and non-discriminatory manner, whereby a Participant, an alternate payee or, in the event of a Participant’s death, a Beneficiary, may direct the investment of the Participant’s Account into the ESOP Portion and/or investment funds within the Non-ESOP Portion of the Plan, including transfers between such respective portions of the Plan as well as transfers among the investment funds within the Non-ESOP Portion. Contributions (other than contributions which, pursuant to the terms of the Plan, are invested in Company Stock) for which no Participant investment direction has been received shall be invested in the age-appropriate T. Rowe Price Retirement Ready Fund, each of which funds is intended to qualify as a “qualified default investment alternative” (“QDIA”) within the meaning of final regulations promulgated by the Department of Labor under Section 404(c) of ERISA. By virtue of such Participant-directed investments and QDIAs, the Plan is intended to constitute a plan described in Section 404(c) of ERISA and the final regulations issued thereunder. As such, the fiduciaries of the Plan may be relieved of liability for any losses that are the direct and necessary result of the exercise of investment control by the Participant or Beneficiary. However, the Participant or Beneficiary shall not be deemed to be a plan fiduciary by reason of the exercise of control over the investment of his Account. Participant investment directions shall be subject to such rules and regulations as to the timing and frequency of investment changes, limitations, allocations of expenses, transaction and brokerage fees, and other aspects of Plan administration as the Investment Committee may from time to time establish in writing. The Company may change the types of investments offered from time to time, and may add or delete any particular investment option by resolution of the Board of Directors or the Investment Committee if so authorized by the Board. All expenses directly or indirectly caused or incurred as a result of individual investment direction shall be paid from and constitute a charge against the respective account of a Participant requesting such individual investment direction.

(c)	ESOP and Company Stock Fund Provisions.

(1)	Company Stock Fund. The Trustee shall maintain a Company Stock Fund which is specifically designed and intended to invest primarily in Company Stock. Except to the extent allocated to the Accounts of Mohave Employees, the portion of the Plan consisting of the Company Stock Fund is intended to be an employee stock ownership plan satisfying the requirements of Sections 401(a) and 4975(e)(7) of the Code and is intended to enable eligible employees to acquire stock ownership interests in the Company by investing in Company Stock. The portion of the Company Stock Fund allocated to the Accounts of Participants who are current or former Mohave Employees shall be part of the Non-ESOP Portion of the Plan.

(2)	Acquisition of Company Stock. Stock for the Company Stock Fund shall be purchased by the Trustee regularly on the open market, unless otherwise directed by the Retirement Committee. If so directed by the Retirement Committee, the Trustee shall acquire treasury stock, newly issued shares of Company stock previously authorized but unissued, or stock from private purchase.

(3)	Dividends.

(i)	Election. Each Participant or Beneficiary shall be given an election, in accordance with such rules as the Administrator shall adopt and with the provisions of Section 404(k)(2)(A)(iii) of the Code, to have cash dividends that are paid on shares of Company Stock in the ESOP portion of such Participant’s or Beneficiary’s Account be either (x) reinvested in the Company Stock Fund, or (y) distributed in cash to the Participant no later than 90 days after the end of the year in which the dividend is paid to the Plan. Any such election shall remain in effect until changed by the Participant or Beneficiary. A Participant or Beneficiary who fails to make an affirmative initial election by the deadline established by the Administrator for such an election shall be deemed to have made an initial election to have such dividends reinvested in the Company Stock Fund.

(ii)	Vested Status of Reinvested Dividends. Notwithstanding any provision herein to the contrary, the portion of a Participant’s Account attributable to the reinvestment of cash dividends on Company Stock pursuant to an election under Section 3.13(c)(3)(i) shall be accounted for separately and 100% vested at all times.

(iii)	Other Distributions. All dividends, distributions, gain or income attributable to Company Stock (x) in the ESOP and not described in Section 3.13(c)(3)(i) or (y) in the Non-ESOP Portion of the Plan shall be reinvested in the Company Stock Fund.

(d)	Investment and Diversification of TRASOP Account.

(1)	In General. The TRASOP Account of each Participant shall be invested in Company Stock. Except as otherwise provided in Section 3.13(d)(2), however, within 90 days after the close of the first calendar year in which a Participant has both reached age 55 and completed at least 10 years of participation in the TRASOP, and within 90 days of the close of each of the five succeeding calendar years (the “Qualified Election Period”), the Participant may elect to redirect the investment of 25% (50% in the case of the last calendar year in the Qualified Election Period) of that portion of his TRASOP Account, determined as of the end of the prior calendar year, which is attributable to Company Stock allocated to his TRASOP Account after 1986 (“Post-1986 Shares”), reduced by the amount of the TRASOP Account previously diversified; provided, however, that such diversification right shall apply only while the Participant is an Employee.

(2)	De Minimis Exception. A diversification election is not available under Section 3.13(d)(1) in a calendar year if, as of the respective Valuation Dates immediately preceding the first day of such year and of each prior year in the Participant’s Qualified Election Period, the market value of the Post-1986 Shares allocated to a Participant’s TRASOP Account does not exceed $500.

(e)	Investment and Diversification of LGS Account. Participants with account balances derived from the LGS Employees’ Savings and Investment Plan which are invested in Company Stock may elect to transfer amounts from their LGS Accounts to any of the other permitted Participant directed investments under the Plan, in accordance with uniform and nondiscriminatory rules established by the Plan Administrator.

(f)	Pre-1992 Investment in Life Insurance. Prior to January 1, 1992, a Participant was permitted to elect to invest a portion of his Elective Deferral Contribution in certain life insurance investments made available under the Plan. On and after January 1, 1992, any Participant who had not elected to invest in life insurance was no longer permitted to choose that investment; however, Participants who already had made such an investment election were permitted to continue to service the policies in the Plan.

(1)	Limitations on Insurance Investment. Any Participant electing to invest in life insurance prior to January 1, 1992 may elect to invest a portion of his Elective Deferral Account in individual or group insurance policies covering the Participant, his spouse or his children, and in individual group annuity contracts issued by one or more insurance companies. Such investment shall be deemed a separate investment of the Participant’s Elective Deferral Account and premiums on such polices shall be charged to such Account. No more than 49.99% of the aggregate amount of a Participant’s Elective Deferral Contributions may be invested in universal life insurance contracts on the life of the Participant or his spouse or children. No more than 24.99% of the aggregate amount of a Participant’s Elective Deferral Contributions may be invested in term life insurance contracts on the life of the Participant, his spouse or children. If both universal and term life insurance contracts are purchased, the sum of the annual term life insurance premium, plus one-half of the universal life insurance premium may not exceed 24.99% of the Participant’s Elective Deferral Contributions for the Plan Year in question.

(2)	Treatment of Policy Dividends. Any dividends that become payable on any contracts shall be used to provide additional benefits for the Participant.

(3)	Borrowing. A Participant may not borrow amounts from insurers issuing such policies or use such policies as security for a loan; however, the trustee, with the consent of the Plan Administrator, may borrow against the policies to fund loans under Section 6.01.

(4)	Distribution. Upon distribution of a Participant’s Elective Deferral Account Balance, the Participant may elect (A) to direct the Trustee to convert into cash the entire value of any individual policies or contracts purchased, and to credit such amount to the Participant’s Elective Deferral Account or, alternatively, (B) to receive a distribution of the policies or contracts intact.

(5)	Beneficiary of Policy on Participant. The Trustee shall be the named beneficiary of any insurance policy on the Participant’s life held under the Plan. In the event of the death of the Participant prior to the distribution or cashing out of the policy, the proceeds from such policy shall be added to the Participant’s vested Account Balance and distributed to the Participant’s Beneficiary as determined in accordance with Section 6.04.

(6)	Beneficiary of Policy on Spouse or Child. To the extent that a Participant’s Elective Deferral Account is invested in a life insurance policy on the life of the Participant’s Spouse or children, the beneficiary under such a Policy shall be the Participant.

(7)	Sunset Provision. Notwithstanding anything to the contrary in this Section 3.13, no portion of a Participant’s Account may be invested in a life insurance policy on or after December 1, 2003. The Plan Administrator shall provide Participants whose Account investments include one or more life insurance policies the opportunity in advance of such date to elect to purchase such policies from the Plan in a transaction complying with Prohibited Transaction Class Exemption 92-6. Any life insurance policies with respect to which a Participant does not make such a purchase election shall be surrendered by the Plan, and the cash proceeds thereof shall be invested in accordance with the Participant’s election then in effect for the investment of new contributions.

3.14.	Reversion of Contributions to the Company. No contributions shall revert to the Company, except that:

(a)	in the case of a contribution or portion thereof which is made by a Participating Employer by mistake of fact, the amount contributed by mistake may be returned to the Participating Employer making the contribution upon its request within one year after the payment thereof;

(b)	the Company’s contributions under Section 3.02 hereby are conditioned on qualification of the Plan under Section 401 of the Code, and if the Plan does not initially qualify, such contributions shall be returned to the Participating Employer making the contributions upon its request within one year after the date of denial of qualification of the Plan;

(c)	the Company’s contributions under Section 3.02 hereof hereby are conditioned on their deductibility under Section 404 of the Code and, to the extent not so deductible, such contributions shall be returned to the Participating Employer making the contribution upon its request within one year after the disallowance of the deduction; and

(d)	in the event the Plan terminates at a time where there are unallocated funds in a suspense account provided for in the Plan in order to comply with the limitations under Section 415 of the Code, any and all such funds shall be returned to the Company upon its request.

Notwithstanding the foregoing, no refund shall be made from the Fund of any property or funds otherwise subject to refund hereunder which have been distributed to Participants or Beneficiaries. In the case that such distributions become refundable, the Company shall have a claim directly against the distributees to the extent of the refund to which it is entitled. No interest shall be paid to the Company with respect to any refundable contribution. In determining the amount to be refunded pursuant to Sections 3.14(a) or (c), the refund shall be reduced by any net loss attributable to the contribution to be refunded, but shall not be increased by any net gain so attributable.

3.15.	Expenses of Plan Amendment and Administration.

(a)	In General. The expenses of amending, restating and administering the Plan and Fund shall be paid by the Fund, to the extent not paid directly or reimbursed by the Company. The Company may advance funds to the Plan for the payment of Plan ordinary operating and administrative expenses, and shall be entitled to be reimbursed therefor from the Plan without interest. Administrative expenses include fees and expenses of the Fiduciaries of the Plan for the performance of their duties under the Plan, reasonable fees and expenses of any legal counsel, accountant, actuary or agent for authorized services rendered in respect of the Plan and all other proper charges and disbursements in respect of the Plan (including settlements of claims or legal actions approved by legal counsel to the Plan). The members of the Retirement Committee and any other committee permitted under the Plan may receive reasonable compensation for their services, and shall be reimbursed by the Company for all necessary expenses incurred in the discharge of their duties; expressly provided, however, that no member of any such committee who is receiving compensation as an employee of the Company may receive compensation for his or her services as a member of a fiduciary committee.

(b)	Expenses Specifically Allocable to a Participant’s Account.

(1)	Individual Investment Direction. All expenses directly or indirectly caused or incurred as a result of individual investment direction shall be paid from and constitute a charge against the respective account of a Participant requesting such individual investment direction.

(2)	Loan Origination and Maintenance Fees. The Plan’s loan procedures may provide that a Participant’s accounts will be charged with a loan origination fee and or periodic maintenance fees with respect to any loan to such Participant.

3.16.	Fund is Sole Source of Benefits. The Fund shall be the sole source of benefits under the Plan. No Participating Employer nor any other Fiduciary of the Plan guarantees the Fund in any manner against investment loss or depreciation in asset value or assumes any liability or responsibility for payment out of its or his own assets of any benefits promised under the Plan. Each Participant, Beneficiary or other person who shall claim the right to any payment under or in respect of the Plan shall bear all risk in connection with any decrease in the value of the assets of the Fund or in their Account. Any Participant, Beneficiary or other person claiming any benefit under or in respect of the Plan shall be entitled to look only to the Fund for such payment and, unless otherwise required by applicable law, shall not have any right, claim or demand therefor against any Participating Employer or any other Fiduciary of the Plan.

3.17.	Rollover Contributions. The Plan may receive, on behalf of a Participant, Rollover Contributions (including direct rollovers) representing all or part of the entire amount of any distribution from the following types of plans:

(a)	a qualified plan described in Section 401(a) or 403(a) of the Code, excluding after-tax employee contributions;

(b)	an annuity contract described in Section 403(b) of the Code, excluding after-tax employee contributions; or

(c)	an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state;

provided that no distribution may be rolled over to the Plan to the extent that it consists of amounts distributed on account of hardship, is a distribution made to comply with the minimum required distribution rules of Code Section 401(a)(9) of the Code, or is one of a series of substantially equal periodic payments made over the life (or life expectancy) of the Participant or the joint lives (or joint life expectancies) of the Participant and his designated Beneficiary, or for a specified period of ten years or more.

The Plan will accept a Participant rollover contribution of the portion of a distribution from an individual retirement account or annuity described in Section 408(a) or 408(b) of the Code that is eligible to be rolled over and would otherwise be includible in gross income.

The Plan will accept a direct rollover from another Roth elective contributions account under an applicable retirement plan described in Code section 402A(e)(1) and only to the extent the rollover is permitted under the rules of Code section 402(c).

With respect to a determination that the distributing plan meets the requirements of Section 401(a) of the Code, evidence that the distributing plan has received a favorable determination letter from the Internal Revenue Service shall not be necessary for the Plan Administrator to reach the conclusion, in good faith, that such Rollover Contributions appear to be valid.

Rollover Contributions may be invested in any manner authorized under the provisions of the Plan.

3.18.	Trust-to-Trust Transfers. The Plan may receive trust-to-trust transfers representing a Participant’s interest in a qualified retirement plan. In its sole discretion, the Plan Administrator may refuse to permit transfers from any plan subject to Sections 401(a)(11) or 417 of the Code. Transfers may be invested in any manner authorized under the provisions of the Plan or may be segregated and invested separately according to the provisions of the transferor plan.

3.19.	Suspension of Elective Deferral Contributions and Voluntary After-Tax Contributions. The following provisions shall apply with respect to suspension of Elective Deferral Contributions and Voluntary After-Tax Contributions.

(a)	Elective Suspension. An Active Participant may elect to suspend his Elective Deferral Contributions and Voluntary After-Tax Contributions effective as soon as administratively practicable following receipt by the Plan Administrator of the notice of suspension.

(b)	Suspension for Military Leave. A Participant who is absent from employment on account of an authorized leave of absence or military leave shall have his Elective Deferral Contributions and Voluntary After-Tax Contributions suspended during such leave. Such suspension of Contributions shall be effective on the date payment of Compensation by the Company to him ceases, and shall remain in effect until payment of Compensation is resumed. At the expiration of the suspension period described above, the Participant’s Elective Deferral Contribution and Voluntary After-Tax Contribution election shall automatically become effective again and such applicable contributions shall be resumed on behalf of the Participant, subject to applicable requirements for making up Elective Deferral Contributions and Voluntary After-Tax Contributions in accordance with the requirements of Section 414(u) of the Code and regulations issued thereunder.

3.20.	Collective Bargaining Agreement. The provisions of an applicable collective bargaining agreement may supersede the provisions of this Article with respect to a Participant covered under such agreement (for example, by changing the amount a Participant may defer or the matching contribution formula).

ARTICLE IV

ALLOCATIONS AND ACCOUNTS

4.01.	Separate Accounts. The Plan Administrator shall maintain, or cause to be maintained, separate accounts including, as applicable, a Participant’s Elective Deferral Accounts, Roth Elective Deferral Account, Matching Contribution Accounts, Supplemental Profit-Sharing Match Accounts, Discretionary Contribution Accounts, Fixed Contribution Accounts, Rollover Accounts, Transferred Accounts, TRASOP Accounts, LGS Accounts, Global Stock Accounts, and Voluntary After-Tax Contribution Accounts, and such other accounts as the Plan Administrator may determine to be appropriate from time to time. Except as may be required in Section 3.17 or Section 3.18, the establishment and use of such accounts shall not require a segregation of fund assets, all of which may be administered as a single trust, nor vest in any Participant any right, title or interest in any specific assets of the fund.

4.02.	Valuation and Allocation of the Fund. With respect to Participant directed investment accounts, the Plan Administrator shall revalue each Account separately. All income earned, expenses incurred and profits and losses realized and unrealized with respect to each Participant directed investment during the period since the last valuation shall be determined in accordance with acceptable accounting methods reasonably and consistently applied and shall be added to, or deducted from, the Account of each Participant, based on the amount in each Participant directed investment as of the preceding valuation date. So long as mutual funds are offered for investment of Participants’ Accounts, such Accounts shall be credited daily with the income paid by the particular investment vehicle in which such Account, or portion thereof, is invested. The unrealized appreciation or depreciation of the particular investment shall be reflected in the daily closing balance of each such Account. The Plan Administrator shall provide each Participant with a statement as soon as administratively practicable following the end of each calendar quarter showing the value of each Participant’s Account (including sub-Accounts) as of the close of the last business day of the calendar quarter just ended. Life insurance policies held under the Plan shall be treated as segregated assets the value of which shall be added to the Accounts of the Participants whose benefits are to be paid in whole or part through such contracts or policies.

4.03.	Account Balance Subject to Change Until Distributed. A Participant’s Account Balance shall remain subject to revaluation and other change in accordance with the provisions of the Plan until actually distributed from the Fund to the Participant or his Beneficiaries.

ARTICLE V

BENEFITS AND VESTING

5.01.	Benefits Based on Account Balances. The Plan is a defined contribution profit sharing plan with a cash or deferred arrangement pursuant to Section 401(k) of the Code under which a Participant’s benefits consist solely of distributions of such Participant’s Account Balance. No particular level of benefits is guaranteed or assured under the Plan. All distributions shall be based upon the Current Market Value of assets in the Participant’s Account as of the Valuation Date on which the distribution is processed.

5.02.	Fully Vested Accounts. A Participant shall at all times be fully vested in such Participant’s Elective Deferral, Roth, Transferred Frontier Savings Plan, TRASOP, LGS, Voluntary After-Tax, and Rollover Accounts, if any, under the Plan.

5.03.	Vesting in Matching Contribution, Discretionary Contribution, Fixed Contribution, Supplemental Profit-Sharing Match, and Special Transition-Year Contribution Accounts.

(a)	A Participant’s Matching Contribution Account, Supplemental Profit-Sharing Match Account, Discretionary Contribution Account, and Special Transition-Year Contribution Account shall be fully vested if the Participant is employed by the Company or Related Employers on his Normal Retirement Date or the date of his death, or when he becomes Permanently Disabled.

(b)	Except as otherwise provided in Subsection (c) or (d) or in a Supplement hereto, if a Participant ceases to be employed by the Company or Related Employers prior to reaching his Normal Retirement Age for reasons other than death or Permanent Disability, the Participant’s Matching Contribution Account, Supplemental Profit-Sharing Match Account, Discretionary Contribution Account, and Special Transition-Year Contribution Account, shall be vested as of the date of such Participant’s severance from employment according to the following schedule:

Years of Vesting Service	Vested Percentage
Less than 2	0%
2	40%
3	60%
4	80%
5 or more	100%

(c)	The Matching Contribution Accounts, Supplemental Profit-Sharing Match Accounts, Fixed Contribution Accounts, Special Transition-Year Contribution Accounts, Retiree Medical Opt-Out Contribution Accounts, and Discretionary Contribution Accounts of all Frontier Union Participants, and, to the extent provided by the applicable collective bargaining agreement, GTE 2000 Union Participants shall be fully vested at all times.

(d)	If and to the extent that the Board of Directors of the Company or the Retirement Committee so determines by rules uniformly applicable to all Employees similarly situated with respect to such divestiture, an Employee who, as of the closing date of a divestiture by the Company or a Related Employer (by sale, merger, consolidation or otherwise) of any business, was employed by such business and whose employment is transferred to the buyer shall be fully vested as of such date with respect to his or her entire Account.

5.04.	Forfeitures.

(a)	The unvested portion of a Participant’s Account shall be forfeited upon the earlier of (a) the distribution of the vested portion of the Participant’s Account or (b) the last day of the Plan Year in which the Participant incurs five consecutive Breaks in Service. Forfeited amounts shall be applied first to the payment of Plan administrative expenses, to the extent not previously paid by the Company, with any excess being applied to reduce future contributions of the Company and other Participating Employers.

(b)	Amounts from misclassification or mistake of fact which are not otherwise returnable to the Company shall be applied in the same manner as forfeitures in accordance with Subsection (a).

(c)	If a Participant who has incurred a Break in Service has received a distribution of the vested portion of the Account (“Cash Out”) as a result of ceasing to be an Employee, and was less than 100% vested in his Account at such time, then the Participant shall have the right to repay to the Plan the amount of the Cash Out distribution. Such repayment must be made prior to the earlier of (i) five years from the individual rehire date, or (ii) the completion of five consecutive one-year Breaks in Service following the date of the Cash Out distribution. If the Participant makes such repayment within the time specified, then any unvested portion of the Account that was forfeited will be restored either out of forfeitures in such Plan Year or, if forfeitures are insufficient, by additional Company contributions.

5.05.	Changes in Vesting Provisions. The vested Account Balance of a Participant shall be nonforfeitable and shall not be reduced by any amendment to the Plan unless such amendment is required or permitted by the Code or other law. In the event that the vesting provisions of the Plan are amended or the Plan is amended in any way that directly or indirectly affects the computation of the Participant’s Account Balance vested percentage, or if the Plan is deemed amended by the application of the Top-Heavy provisions of Article IX, a Participant with at least three Years of Vesting Service as of the later of the date such amendment is adopted or becomes effective may elect to have such Participant’s vested Account as of such date computed under the Plan without regard to such amendment.

5.06.	Protected Benefits. Any benefits provided under the Plan which are protected benefits under Section 411(d)(6) of the Code and regulations thereunder shall be available to Participants (and their Beneficiaries) without regard to Employer consent or discretion.

ARTICLE VI

LOANS AND IN-SERVICE WITHDRAWALS

6.01.	Loans to Participants and Beneficiaries. The Plan Administrator is authorized in its sole discretion to establish and maintain a loan program in accordance with Section 408(b)(1) of ERISA and consistent with the provisions of this Section 6.01. Only a Participant who is a Party in Interest as defined in Section 3(14) of ERISA (hereinafter collectively referred to as “Eligible Borrowers”) shall be eligible to participate in the loan program.

(a)	General Rules. Any Eligible Borrower with a vested interest in an Account under the Plan may apply for a loan. Loan applications shall be approved or denied by the Plan Administrator within a reasonable period of time after receipt. Loans shall be made available to all Eligible Borrowers on a uniform and reasonably equivalent basis, without regard to an individual’s race, color, religion, sex, age or national origin. In reviewing a loan application, the Plan Administrator shall consider only those factors that would be considered in a normal commercial setting by an entity in the business of making similar types of loans. Such factors may include the Eligible Borrower’s creditworthiness and financial need. If approved, the Plan Administrator shall direct the Trustee to make a loan to the Eligible Borrower. Any loan made to an Eligible Borrower shall be treated as a segregated investment of a portion of the Eligible Borrower’s Account. Loans shall be processed and made in accordance with rules and procedures from time to time adopted by the Plan Administrator in its discretion. Such rules and procedures shall be in a written document and are hereby incorporated herein by reference.

(b)	Amount. Loans shall be made in amounts approved by the Plan Administrator in its discretion. Not more than two loans may be outstanding at a time. No loan shall be less than $500. No loan to the Eligible Borrower shall exceed the lesser of:

(1)	$50,000, reduced by the highest outstanding balance of loans from the Plan to the Eligible Borrower during the one-year period ending on the day before the date the loan is made, or

(2)	one-half of the Eligible Borrower’s vested Account Balance (exclusive of his or her TRASOP Account), minus (ii) the balance of all other loans from the Plan immediately preceding the date of the loan.

(c)	Rate of Interest. All loans shall be considered a segregated investment of the Trust Fund and shall bear a reasonable rate of interest to be determined by the Plan Administrator taking into consideration the interest rates being charged by regional and local banks, the prevailing prime rate and general economic conditions. The interest rate shall not exceed the maximum rate allowed by state or federal law, provided, however, that the Plan Administrator shall have no obligation to make loans during any period in which the maximum rate allowed by state or federal law would not permit the loan to bear a reasonable rate of interest in light of the prevailing economic circumstances.

(d)	Term of Loan. All loans shall be for a maximum of five years or for such shorter term as the Plan Administrator may determine, provided, however, that loans made for the acquisition of a principal residence (or to acquire a dwelling unit which within a reasonable time shall be used as the principal residence of the Eligible Borrower) may be for up to 15 years.

(e)	Security. All loans shall be secured by the pledge of the Eligible Borrower’s vested Account Balance under the Plan. No more than 50% of an Eligible Borrower’s Vested Account Balance (exclusive of his or her TRASOP Account) determined as of the valuation date coincident with or immediately preceding the date of the loan may be used to secure a loan.

(f)

Repayment. All loans shall provide for substantially level amortization over the term of the loan, with payments of principal and interest made not less frequently than quarterly, provided, however, that the Eligible Borrower may prepay the loan at any time without penalty. If an Eligible Borrower withdraws a portion or all of such individual’s vested Account Balance or becomes entitled to payment of benefits under the Plan, such payments or withdrawals shall first be applied toward any outstanding loan balance (including accrued interest), with the excess, if any, being paid directly to the individual. To the extent permitted by law, repayments will be suspended during an unpaid leave of absence or layoff for up to one year, although interest will continue to accrue during these periods of suspension. Upon the Eligible Borrower’s return to employment, the accrued interest will be added to his outstanding loan balance, and the individual’s repayment amount will be adjusted so that the loan is repaid by the latest permissible term for the loan, as determined under Section 6.01(d). If a leave of absence or layoff exceeds one year, the outstanding loan balance will become immediately due and payable as of the end of the one-year period. If the Eligible Borrower is on leave of absence because of qualified military leave, loan repayments will be suspended under the Plan as permitted under Section 414(u)(4) of the Code.

(g)	Outstanding Loan Balance at Severance From Employment. Any distribution from the Plan following the Participant’s severance from employment shall be reduced by any outstanding loan balance (including accrued interest) remaining unpaid at the time of such distribution. The portion of the loan paid in this manner shall be taxable as a distribution.

(h)	Loan Defaults. If a Participant fails to make an installment payment on an outstanding loan when due and such failure is not cured within 90 days after the payment first became due, the loan will be in default. In the event of a default, the Plan is authorized to offset the entire outstanding amount of the loan (including accrued interest) against the Participant’s Account at the time the Participant becomes eligible for a distribution from the Plan. The portion of the loan paid in this manner shall be taxable as a distribution. In the event the Participant is not eligible for a distribution from the Plan when the default occurs, the amount of principal and interest on the loan remaining unpaid as of the date the loan defaults will be considered to be a “deemed distribution” and will be taxable to the Participant. However the loan will still be required to be repaid and interest will continue to accrue.

6.02.	In-Service Withdrawals. Except as otherwise provided in this Section, no benefits under the Plan shall be distributed to a Participant who remains employed by the Company (unless such Participant is Permanently Disabled). Withdrawals under this Section shall be subject to uniform and nondiscriminatory rules and procedures (which, among other things, may limit the number of withdrawals per year, set maximum or minimum withdrawal amounts, and specify required information to be provided) approved by the Plan Administrator in its discretion from time to time.

(a)

Age 59 1⁄2 Withdrawal. If the Participant is age 59 1⁄2 or older all or any portion of his entire vested Account may be withdrawn; provided, however, that Company common stock allocated to a Participant’s

TRASOP account may not be withdrawn earlier than the end of the 84th month following the month in which such stock was allocated to the Participant’s Account.

(b)	Hardship Withdrawals. Upon application in the form and manner prescribed by the Plan Administrator, Hardship Withdrawals shall be available, on a reasonably equivalent basis and subject to the requirements set forth in this Section 6.02(b) and such objective, uniform, and nondiscriminatory rules as my be prescribed by the Plan Administrator.

(1)	Hardship Substantiation. The Participant must provide written certification that a Hardship exists and that a Hardship Withdrawal is needed in order to alleviate the Hardship. Such certification shall further represent that the Hardship cannot reasonably be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, (iii) by cessation of Elective Deferral Contributions or (if applicable) Voluntary After-Tax Contributions, or (iv) by other distributions or loans from plans maintained by Employer or any other employer, or (v) by borrowing from commercial sources on reasonable commercial terms. A Participant’s certification shall be accompanied by documentary proof of the Hardship. Before obtaining a Hardship Withdrawal, a Participant, if eligible, shall be required to request a loan from the Plan and any distribution otherwise available under the Plan.

(2)	Amount Available. The maximum amount a Participant may receive as a Hardship Withdrawal is the smaller of the following amounts:

(i)	The sum of the balances in his or her Elective Deferral Account and Roth Elective Deferral Account (exclusive of earnings credited thereon after December 31, 1988), and Rollover Account.

(ii)	The amount which the Participant certifies is necessary to satisfy his or her financial need (including any amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the Hardship Withdrawal).

For purposes of clause (i) above, the portion of a Participant’s Elective Deferral Account or Roth Elective Deferral Account invested in a Plan loan shall not be taken into account.

(3)	Six-Month Suspension. The Participant’s elective contributions and employee contributions this and under all other plans maintained by Employer or a Related Employer shall be suspended for a period of six months after the Hardship Withdrawal is made. Such suspension shall apply to all plans of deferred compensation, including stock purchase, stock option, and similar plans, but shall not apply to health or welfare plans.

(4)	Source of Withdrawal. A Hardship Withdrawal shall be made on a pro-rata basis, from a Participant’s Elective Deferral Contributions and Roth Elective Deferral Contributions (exclusive of earnings credited thereon after December 31, 1988), and Rollover Account. Hardship Withdrawals may not be repaid.

(c)	Voluntary After-Tax Contribution Withdrawals.

(1)	In General. If a Participant has a Voluntary After-Tax Contribution Account Balance, he may request a withdrawal of some portion or all of thereof. Notwithstanding the foregoing, that portion of a Participant’s TRASOP Account attributable to after-tax Participant contributions shall not be available for withdrawal prior to the Participant reaching 59 1⁄2, terminating service, or satisfying the provisions of Subparagraph (d) below. A Participant may withdraw all or any part of the fair market value of his or her traceable pre-1987 Voluntary After-Tax Contributions without withdrawing the earnings attributable thereto. Post-1986 Voluntary After-Tax Contributions may be withdrawn only with a portion of the earnings thereon, determined by using the following formula: DA [1 – (V divided by V + E)], where DA is the distribution amount, V is the amount of voluntary contributions, and V + E is the amount of voluntary contributions plus the earnings attributable thereto.

(2)	Suspension of Contributions for Pre-2012 VATC-Eligible Participants. Any withdrawal from the portion of the Voluntary After-Tax Contribution Account that relates to post-2011 contributions or from a Pre-2012 VATC-Eligible Participant’s Voluntary After-Tax Contribution Account will result in an automatic suspension of the Participant’s right to make future Elective Deferral Contributions and Voluntary After-Tax Contributions for a period of six months from the date of the withdrawal. During the period of suspension, Matching Contributions will also be suspended. Finally, after the Participant resumes making contributions to the Plan, no make-up contributions will be permitted for the period of the suspension.

(3)	TRASOP In-Service Withdrawals. Any Participant who is actively employed and who has a TRASOP Account Balance may request a withdrawal from such TRASOP Account in Company Stock or cash with a value not exceeding the amount of the Participant’s contributions to such TRASOP Account. No withdrawal may be made before the end of the 84th month following the last day of the month in which such contribution was allocated to his TRASOP Account.

ARTICLE VII

PAYMENT OF BENEFITS

7.01.	Form and Timing of Distributions

(a)	In General.

(1)	Lump-Sum Distributions. Except as otherwise provided in this Article VII, a Participant who has had a severance from employment or who has become Permanently Disabled may at any time thereafter elect to receive his or her vested Account Balance in a single sum.

(2)	Partial Distributions Permitted. In lieu of receiving his or her vested Account Balance in a single sum, a Participant described in Section 7.01(a)(1) may from time to time prior to his or her Required Beginning Date elect to receive one or more partial distributions from such Participant’s remaining vested Account Balance.

(3)	Other Forms of Distribution. Effective January 1, 2003, no annuity or installment payment options are available under the Plan (including with respect to Participants whose severance from employment occurred prior to that date and who had not commenced receiving annuity or installment distributions prior to that date), except as otherwise permitted in a Supplement.

(b)

Small-Sum Distributions. Notwithstanding Section 7.01(a), in the event that upon severance from employment the value of the Participant’s vested Account Balance does not exceed $1,000, such vested Account Balance shall be paid in a single sum on such date as the Plan Administrator shall determine, which shall be no later than 12 months from the date of such severance. If a Participant would have received a distribution pursuant to the preceding sentence but for the fact that his or her vested Account Balance exceeded $1,000 when the

Participant terminated service, and if at a later time the Plan Administrator determines that such vested Account Balance is not greater than $1,000, the Participant will receive a distribution of such Account Balance as soon as practicable thereafter. For purposes of this Section 7.01(b), if the value of a Participant’s vested Account Balance upon severance from employment is zero, the Participant shall be deemed to have received a distribution of such vested Account Balance.

(c)	Section 401(a)(14) Compliance. Notwithstanding any provision herein to the contrary, a Participant’s vested Account Balance shall be distributed in compliance with Section 401(a)(14) of the Code.

(d)	Required Begin Date. Notwithstanding any provision herein to the contrary, distribution of a Participant’s vested Account Balance shall begin no later than the Required Beginning Date.

(e)	Benefit Claims. Unless and until the Plan Administrator establishes a procedure for paperless claims administration, distributions of benefits shall not be made until a written claim for benefits containing all information reasonably necessary for the payment of benefits, together with such supporting evidence as the Plan Administrator may require, has been filed with the Plan Administrator.

7.02.	Section 401(a)(9) Compliance. The following required minimum distribution rules shall supersede any provision herein to the contrary.

(a)	General Rules

(1)	Requirements of Treasury Regulations Incorporated. All distributions made pursuant to this Section 7.02 will be determined and made in accordance with the Treasury regulations under Section 401(a)(9) of the Code.

(2)	TEFRA Section 242(b)(2) Elections. Notwithstanding the other provisions of this Section 7.02, distributions may be made under a designation made before January 1, 1984, in accordance with Section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (TEFRA) and the provisions of the Plan that relate to Section 242(b)(2) of TEFRA.

(b)	Required Minimum Distributions During Participant’s Lifetime.

(1)	Amount of Required Minimum Distribution for Each Distribution Calendar Year. During the Participant’s lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of:

(i)	the quotient obtained by dividing the Participant’s account balance by the distribution period in the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s age as of the Participant’s birthday in the distribution calendar year; or

(ii)	if the Participant’s sole designated beneficiary for the distribution calendar year is the Participant’s spouse, the quotient obtained by dividing the Participant’s account balance by the number in the Joint and Last Survivor Table set forth in Section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s and spouse’s attained ages as of the Participant’s and spouse’s birthdays in the distribution calendar year.

(2)	Lifetime Required Minimum Distributions Continue Through Year of Participant’s Death. Required minimum distributions will be determined under this Section 7.02(b) for each calendar year and up to and including the distribution calendar year that includes the Participant’s date of death.

(c)	Required Minimum Distribution’s After Participant’s Death.

(1)	Death On or After Date Distributions Begin.

(i)	Participant Survived by Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the longer of the remaining life expectancy of the Participant or the remaining life expectancy of the Participant’s designated beneficiary, determined as follows:

(A)	The Participant’s remaining life expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(B)

If the Participant’s surviving spouse is the Participant’s sole designated beneficiary, the remaining life expectancy of the surviving spouse is calculated for each distribution calendar year after the year of the Participant’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For distribution calendar years after the year of the surviving spouse’s death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.

(C)	If the Participant’s surviving spouse is not the Participant’s sole designated beneficiary, the designated beneficiary’s remaining life expectancy is calculated using the age of the beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.

(ii)	No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no designated beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the Participant’s remaining life expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(2)	Death Before Date Distributions Begin.

(i)	Participant Survived by Designated Beneficiary. If the Participant dies before the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the remaining life expectancy of the Participant’s designated beneficiary, determined as provided in Section 7.02(c)(1) .

(ii)	No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(iii)	Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required to Begin. If the Participant dies before the date distributions begin, the Participant’s surviving spouse is the Participant’s sole designated beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse, this Section 7.02(c) will apply as if the surviving spouse were the Participant.

(d)	Definitions.

(1)	Designated beneficiary. The individual who is designated as the Beneficiary under the Plan and is the designated beneficiary under Section 401(a)(9) of the Code and Section 1.401(a)(9)-1, Q&A-4, of the Treasury regulations.

(2)	Distribution calendar year. A calendar year for which a minimum distribution is required. The required minimum distribution for the Participant’s first distribution calendar year will be made on or before the Participant’s Required Beginning Date. The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the Participant’s Required Beginning Date occurs, will be made on or before December 31 of that distribution calendar year.

(3)	Life expectancy. Life expectancy as computed by use of the Single Life Table in Section 1.401(a)(9)-9 of the Treasury regulations.

(4)	Participant’s account balance. The account balance as of the last Valuation Date in the calendar year immediately preceding the distribution calendar year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the account balance as of dates in the valuation calendar year after the Valuation Date and decreased by distributions made in the valuation calendar year after the Valuation Date. The account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.

(e)	2009 RMDs. Notwithstanding anything to the contrary in this section 7.02:

(1)	A Participant or Beneficiary who would have been required to receive required minimum distributions for 2009 (“2009 RMDs”) but for the enactment of Section 401(a)(9)(H) of the Code, and who would have satisfied that requirement by receiving distributions that are ( l) equal to the 2009 RMDs or (2) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancy) of the Participant and the Participant’s designated Beneficiary, or for a period of at least 10 years, will receive those distributions for 2009 unless the Participant or Beneficiary chooses not to receive such distributions. Participants and Beneficiaries described in the preceding sentence will be given the opportunity to elect to stop receiving the distributions described in the preceding sentence.

(2)	For purposes of Section 7.04, a direct rollover will be offered only for distributions that would be eligible rollover distributions without regard to Section 401(a)(9)(H) of the Code.

7.03.	Restrictions on Elective Deferral Account Distributions.

A Participant’s Elective Deferral Account subject to restrictions under Section 401(k) of the Code shall not be distributed to the Participant or his Beneficiary earlier than upon —

(1)	the Participant’s death, disability, or severance from employment;

(2)	termination of the Plan without establishment or maintenance of a successor plan;

(3)	hardship; or

(4)	the attainment of age 59 1⁄2.

Such Account shall not be distributable merely by reason of the lapse of a fixed number of years or the Participant having completed a stated period of participation in the Plan.

7.04.	Direct Rollovers.

(a)	In General. A distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an “eligible rollover distribution” paid directly to an “eligible retirement plan” specified by the distributee in a “direct rollover”.

(b)	Eligible Rollover Distributions.

(1)	In General. An “eligible rollover distribution” is any distribution of all or any portion of the account balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated beneficiary, or for a specified period of ten (10) years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

(2)	Hardship Distributions. Any amount that is distributed on account of hardship shall not be an eligible rollover distribution and the distributee may not elect to have any portion of such a distribution paid directly to an eligible retirement plan.

(3)	After-Tax Contributions. A portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Section 408(a) or (b) of the Code, or to a qualified defined contribution plan described in Section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

(4)	Nonspousal Rollover. If a direct trustee to trustee transfer is made to an individual retirement plan established for the purpose of receiving the distribution on behalf of an individual who is a nonspouse Beneficiary of a deceased Participant, the distribution shall be treated as an eligible rollover distribution.

(5)	Roth Rollovers. A direct rollover of a distribution from a Roth Elective Deferral Account will only be made to another Roth elective contributions account under an applicable retirement plan described in Code section 402A(e)(1) or to a Roth IRA described in Code section 408A and only to the extent the rollover is permitted under the rules of Code section 402(c).

(b) An Eligible Employee or Member otherwise eligible to make a Rollover Contribution to the Plan shall be permitted to make Roth direct rollover contributions to the Plan. Notwithstanding anything to the contrary in Sections 3.10, the Plan will accept a rollover contribution to a Roth Elective Contributions sub-account if it is a direct rollover from another Roth Elective Contributions account under an applicable retirement plan described in Code section 402A(e)(1) and only to the extent the rollover is permitted under the rules of Code section 402(c).

(c) An Eligible Employee or Member otherwise eligible to make a Rollover Contribution to the Plan shall be permitted to roll over the otherwise taxable portion of a distribution from a designated Roth account under an applicable retirement plan described in Code section 402A(e)(1) to the extent such rollover is permitted under Code sections 402(c) and 402A.

(d) Eligible rollover distributions from a Member’s Roth Elective Contributions sub-account are taken into account in determining whether the total amount of the Member’s account balances under the Plan exceeds $1,000 for purposes of mandatory distributions from the Plan.

(c)	Eligible Retirement Plans. An “eligible retirement plan” is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the distributee’s eligible rollover distribution. For purposes of this Section 7.04, an “eligible retirement plan” shall also mean an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order as defined in Section 414(p) of the Code. Effective for distributions made after December 31, 2007, an eligible retirement plan shall include a Roth IRA.

(d)	Direct Roll overs and Distributees. A “direct rollover” is a payment by the Plan to the eligible retirement plan specified by the distributee. For purposes of this Section 7.04(d), a distributee means:

(1)	an Employee or former Employee;

(2)	an Employee’s or former Employee’s surviving spouse;

(3)	an Employee’s or former Employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order as defined in Section 414(p) of the Code, with regard to the interest of the spouse or former spouse; or

(4)	an individual who is a Beneficiary of a deceased Employee or former Employee with regard to the interest of such Beneficiary; provided, however, that for purposes of applying this clause (4) an “Eligible Retirement Plan” shall include only a traditional individual retirement plan or Roth IRA established for the purpose of receiving the distribution on behalf of such Beneficiary.

(e)	Interpretation. The provisions of this Section 7.04 shall be interpreted in accordance with the proposed regulations under Sections 401(a)(31), 402(c), 403(b)(8), 403(b)(10) and 3405(c) of the Code and final regulations thereunder, all of which are incorporated herein by reference.

7.05.	Form of Payment. Except as otherwise provided in this Section 7.05, all distributions of benefits under the Plan shall be made in cash. A Participant may elect to receive benefits distributed from his Account, to the extent it is invested in Company Stock, either in cash or in whole shares of Company Stock, with the value of any fractional shares being paid in cash. A Participant may elect to receive benefits distributed from his Global Stock Account in cash or in whole shares of Global Stock, with the value of any fractional shares being paid in cash. All distributions under the Plan are subject to federal, state and local tax withholding as required by applicable law as in effect from time to time.

7.06.	Valuation. All distributions and withdrawals shall be determined based upon the Current Market Value of assets in the Participant’s Account as of the Valuation Date immediately preceding the date on which the distribution or withdrawal request is processed. Distributions and withdrawals shall be made from and charged to the Account of the Participant.

7.07.	Designation of Beneficiaries.

(a)

A Participant’s spouse shall be the Participant’s designated beneficiary under the Plan unless the Participant designates a different Beneficiary and, if necessary under Section 7.07(b), the Participant’s spouse consents to such designation. A Participant or Beneficiary, by means of a signed writing filed with the Plan Administrator, and subject to the spousal consent rules of Section 7.07(b), may at any time designate a person or persons to be a Beneficiary or Beneficiaries hereunder, or revoke a prior designation, and the last unrevoked designation, if any, shall determine the designated Beneficiaries hereunder. A designation shall automatically revoke all prior designations made by the same person. A designated Beneficiary must survive the Participant (or prior Beneficiary) to be entitled to any benefits under the Plan. If there is no effective designation of a Beneficiary upon a Participant’s or Beneficiary’s death, or if a Beneficiary becomes entitled to benefits hereunder and then dies without benefits payments having commenced to said Beneficiary and without there being any provision made for a successor Beneficiary, then benefits for which there is no designated Beneficiary shall be paid to the Participant’s spouse, if then living, otherwise equally to the Participant’s then surviving issue, or if none, to the Participant’s estate. If benefit payments have commenced to a Beneficiary who dies without there being any provision made for successor beneficiaries, then benefits for which there is no designated Beneficiary shall be paid to the estate of the last Beneficiary who had been receiving the payments. Beneficiary designations by a Participant’s Beneficiary shall only take effect if there are no living Beneficiaries designated by the Participant to receive the benefits in question.

(b)	Any designation by a Participant of a Beneficiary other than the Participant’s spouse shall not be effective unless —

(1)	the spouse of the Participant consents in writing to such designation and the spouse’s consent acknowledges the effect of such designation and is witnessed by a Plan representative or a notary public, or

(2)	it is established to the satisfaction of a Plan Administrator that the consent required under (1), may not be obtained because there is no spouse, because the spouse cannot be located or because of such other circumstances as may be provided in regulations issued pursuant to the Code.

Any consent by a spouse or determination that such a consent may not be obtained shall be effective only with respect to such spouse.

7.08.

Payments to Minors or Incompetents. If the Plan Administrator determines that any person who is entitled to receive a distribution of benefits (the “Payee”) is a minor or is under a legal incapacity, or is by reason of advanced age, illness, or other physical or mental incapacity incapable of handling and disposing of his or her property, or otherwise is in such position or condition that the Plan Administrator believes that he or she could not utilize the benefit for his or her support or welfare, payments may be made in one or more of the following ways as directed by the Plan Administrator: (a) to the Payee directly; (b) to the guardian or legal representative of the Payee’s person or estate; (c) to a relative of the Payee, to be expended for the Payee’s benefit; or (d) to the custodian of the Payee under any Uniform Transfers to Minors Act or under any Uniform Gifts to Minors Act. The Plan Administrator’s determination pursuant to this Section 7.08 shall be conclusive and binding upon the Plan, the Trustee, the Employer, each Employee, Participant, and Beneficiary, and each other interested party or person. The receipt of the distribution shall constitute a full release and discharge of the Plan, the Trustee, the Plan Administrator, and the Employer.

7.09.	Suspension of Benefits Upon Reemployment. Notwithstanding any other provisions of this Article VII, if a Participant receiving or to receive benefits under the Plan returns to active service as an Employee of the Company prior to such Participant’s Normal Retirement Date, payment of benefits under the Plan shall be suspended until the Participant subsequently terminates active service or reaches such Participant’s Normal Retirement Date, whichever first occurs, provided, however, that benefits to be paid in accordance with Section 7.01(c) shall not be suspended. The suspension of benefits under this Section 7.09 shall not affect a Participant’s entitlement to or the timing of normal retirement benefits under the Plan or to in-service withdrawals under Section 6.02.

7.10.	Discharge of Obligation; Receipt and Release. All distributions from the Fund pursuant to the provisions of the Plan shall be made by the Trustee in accordance with the Plan Administrator’s written directions. All payments and distributions made hereunder shall to that extent constitute complete discharge of all obligations of the Company, the Plan Administrator and the Trustee, any of whom may require the distributee, as a condition precedent to any such payment or distribution, to execute a receipt and release therefor in a form satisfactory to the Fiduciaries of the Plan.

7.11.	Nonalienation of Benefits.

(a)	The Plan is intended by the Company to provide a system of deferred compensation for the support of Participants, Beneficiaries and their families related to the loss of earning power upon the happening of certain events. Except as expressly provided in Section 3.14, in this Section 7.11 or as otherwise permitted under ERISA and the Code, no benefit or interest available under the Plan will be subject to assignment or alienation, either voluntarily or involuntarily.

(b)	A Participant’s benefits under the Plan shall be paid in accordance with the applicable requirements of any “qualified domestic relations order” (as defined in ERISA and the Code) which applies to the Participant’s benefits under the Plan.

(c)	A Participant’s benefits may be reduced, as provided under Code Section 401(a)(13)(C), as a result of an order or requirement to pay under —

(1)	a judgment of conviction for a crime against the Plan;

(2)	a civil judgment in connection with a violation (or alleged violation) of Part 4 of Subtitle B of Title I of ERISA; or

(3)	pursuant to a settlement agreement between the Participant and the Secretary of Labor or the Pension Benefit Guaranty Corporation in connection with a violation (or alleged violation) of Part 4 of such Subtitle by a Fiduciary or any other person.

(d)	In the event a Participant’s benefits are attached by order of any court other than in a “qualified domestic relations order” (as defined in ERISA and the Code), the Plan Administrator may bring an action for a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid by the Plan. During the pendency of said action, any benefits that become payable may be paid into the court as they become payable, to be distributed by the court to the recipient it deems proper at the close of said action.

7.12.	Benefit Claims Procedures. The Plan Administrator shall establish reasonable procedures pertaining to claims for benefits by Participants and beneficiaries that complies with 29 CFR 2560.503-1.

7.13.	Qualified Domestic Relations Order Procedures. The Plan Administrator shall establish reasonable procedures for determining whether a domestic relations order is a qualified domestic relations order and for administering distributions under a qualified domestic relations order.

7.14.	Unclaimed Benefits. If the Plan Administrator has not been able to ascertain the whereabouts of any person to whom a payment is due under the Plan after diligent efforts have been made to locate the person, the Plan Administrator, if it so elects, may direct that such payment and all remaining benefits under the Plan otherwise due or to become due to such person be cancelled on the records of the Plan and the cancelled benefits be treated as a forfeiture, to be applied in the manner set forth in Section 5.04(a). Upon such cancellation and reallocation, the Plan shall have no further liability therefor except that, in the event that prior to the time such benefits escheat under applicable state law such person contacts the Plan Administrator, provides an address and requests the benefits due under the Plan, the cancelled benefits shall be reinstated without any adjustment for interest or earnings, and the Company shall make such additional contribution as may be necessary to fund the reinstated benefits.

ARTICLE VIII

LIMITATIONS ON CONTRIBUTIONS AND BENEFITS

8.01.	Limitation on Defined Contribution Plan Annual Additions. As and to the extent necessary to satisfy the limitations of Section 415 of the Code, the limitations of this Section 8.01 shall apply notwithstanding any other provision of the Plan. Annual Additions with respect to a Participant under this and all other defined contribution plans (whether terminated or not) ever maintained by the Company or a Related Employer consisting of:

(a)	all Company contributions and the contributions made pursuant to an Elective Deferral Agreement, and all Employee contributions, if any;

(b)	forfeitures, if any;

(c)	the Participant’s voluntary contributions, if any;

(d)	amounts allocated after March 31, 1984, to an individual medical account, as defined in Section 415(l)(2) of the Code, which is part of a pension or annuity plan maintained by the Company; and

(e)	amounts derived from contributions paid or accrued after December 31, 1985, in taxable years ending after such date, which are attributable to post retirement medical benefits allocated to the separate account of a Key Employee under a welfare benefit fund, as defined in Section 419(e) of the Code, maintained by the Company;

with respect to any Limitation Year, shall not, except to the extent permitted under Section 3.04 and Section 414(v) of the Code, exceed the lesser of:

(1)	$40,000, as adjusted for increases in the cost-of-living under Section 415(d) of the Code, or

(2)	100 percent of the Participant’s Code Section 415 Compensation for the Limitation Year.

The compensation limit referred to in (2) shall not apply to any contribution for medical benefits after separation from service (within the meaning of Section 401(h) or Section 419A(f)(2) of the Code) which is otherwise treated as an Annual Addition.

8.02.	Benefit Reductions to Meet Annual Additions Limitation. If as a result of the allocation of forfeitures, a reasonable error in estimating a Participant’s annual compensation or other reason permitted under Treas. Reg. 1.415-6(b)(6), a Participant’s defined contribution plan annual additions exceed the limitation of Section 8.01 hereof, the “Excess Amount” shall be disposed of as follows:

(a)	Any nondeductible Voluntary Contribution, and unmatched Elective Deferrals shall be returned to the Participant to the extent that they would reduce the Excess Amount. To the extent necessary to reduce the Excess Amount, Non-Highly Compensated Employees will have Elective Deferrals returned whether or not there is a corresponding match.

(b)	To the extent an Excess Amount still remains after the application of (a) above, the Excess Amounts in the Participant’s Account will be used to reduce Employer Contributions (including the allocation of any forfeitures) for such Participant in the next Limitation Year, and in each succeeding Limitation Year, as necessary, provided that the Participant otherwise satisfies the requirements to receive an allocation of Employer contributions in each such Limitation Year;

(c)	To the extent that an Excess Amount exists after the application of (a) above, and the Participant is not covered by the Plan at the end of the Limitation Year, the Excess Amount will be held unallocated in a suspense account. The suspense account will be applied in the manner set forth in Section 5.04(a).

To the extent that a Participant has an Excess Amount attributable to his participation in more than one defined contribution plan, the required reduction in such additions shall be prorated among all affected defined contribution plans, including the Plan, making provision for such reductions.

8.03.	Handling of Forfeitures Caused by Annual Additions Limitation. Any reduction in Company contributions or forfeitures to be allocated to a Participant under the Plan in order to meet the limitation on defined contribution plan annual additions, other than a reduction in Elective Deferral Contributions, shall be treated as a forfeiture and shall be applied in the manner described in Section 5.04. Any portion of the reduction which cannot be so allocated because all Participants have reached their maximum annual addition shall be placed in a suspense account to be reallocated as a forfeiture in the next and subsequent Plan Years as necessary until exhausted. All amounts in a suspense account created pursuant to this Section 8.03 shall be allocated to Participants’ Accounts before any further Employer or Employee contributions which would constitute annual additions. The suspense account shall not share in the revaluation of the Fund under Section 4.04 but shall remain fixed in amount until reallocated to the Accounts of Participants. Any reduction in Elective Deferral Contributions to meet the limitation on defined contribution plan annual additions shall be returned to the Company for payment to the affected Participant as current compensation.

8.04.	Elective Deferrals in Excess of Permissible Dollar Limits.

(a)	Excess Elective Deferrals. During any taxable year no Participant shall be permitted to have Elective Deferral Contributions made under the Plan or any other qualified Plan maintained by the Company in excess of the dollar limitation contained in Section 402(g) of the Code in effect at the beginning of such taxable year. A Participant may assign to the Plan any Excess Elective Deferral Contributions made during a taxable year to another qualified plan by notifying the Plan Administrator of the amount of Excess Elective Deferral Contributions to be assigned to the Plan. Deemed notification of the Plan Administrator occurs if Excess Elective Deferral Contributions arise solely from Elective Deferral Contributions under the Plan or any other Plans of the Company. Notwithstanding any provisions of the Plan to the contrary, Excess Elective Deferral Contributions, plus any income or minus any loss allocable thereto, shall be distributed no later than April 15 to such Participant to whose account Excess Elective Deferral Contributions are assigned for the preceding year and who claims Excess Elective Deferral Contributions for such taxable year. If a Participant makes both Elective Deferrals and Roth Elective Deferral Contributions for a year, distribution of Excess Elective Deferrals will consist of a combination of both, to the extent each such type of Elective Deferrals was made for the year.

(b)	Earnings on Excess Elective Deferrals. Excess Elective Deferral Contributions shall be adjusted for any income or loss up to the end of the taxable year in which the Excess Elective Deferral Contribution was made (or, if earlier, the date of distribution).

8.05.	Limitations on Elective Deferral Contributions. Notwithstanding any other provision of the Plan, the following limitations shall apply to Elective Deferral Contributions:

(a)	Elective Deferral Contributions Must Satisfy Section 401(k) Test.

(1)	Elective Deferral Contributions with respect to a Plan Year that are subject to Section 401(k) of the Code restrictions shall satisfy one of the following tests —

(A)	The Actual Deferral Percentage for the Highly Compensated Employee group of Participants for a Plan Year is not more than the Actual Deferral Percentage for the Non-Highly Compensated Employee group of Participants for the prior Plan Year multiplied by 1.25; or

(B)	The excess of the Actual Deferral Percentage for the Highly Compensated Employee group of Participants for a Plan Year over the Actual Deferral Percentage for the Non-Highly Compensated Employee group of Participants for the prior Plan Year is not more than two percentage points, and the Actual Deferral Percentage for the Highly Compensated Employee group of Participants for a Plan Year is not more than the Actual Deferral Percentage for the Non-Highly Compensated Employee group for the prior Plan Year multiplied by two.

Notwithstanding the foregoing, at the election of the Company prior to the end of the Plan Year immediately before the Plan Year to which such election will apply, the Actual Deferral Percentage tests in Subsections (A) and (B) above may be applied by using the Actual Deferral Percentage of the Non-Highly Compensated Employees, eligible to participate in the Plan, for the current Plan Year, instead of the preceding Plan Year, provided that such election, once made, cannot be revoked except as provided in Internal Revenue Service guidance, including Internal Revenue Service Notice 98-1.

(2)	In the event that the Plan satisfies the requirements of Sections 401(k), 401(a)(4), or 410(b) of the Code only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of such sections of the Code only if aggregated with the Plan, then this Section shall be applied by determining the Actual Deferral Percentage of Employees as if all such Plans were a single plan. Any adjustments to the Actual Deferral Percentage of Non-Highly Compensated Employees eligible to participate in the Plan will be made in accordance with guidance provided by the Internal Revenue Service, including Internal Revenue Service Notice 98-1, unless the Company has elected to use the Current Year Testing Method. Plans may be aggregated in order to satisfy Section 401(k) of the Code only if they have the same Plan Year and use the same Actual Deferral Percentage testing method. The deferral percentage taken into account for any Participant who also participates in other Code Section 401(k) arrangements of the Company or a Related Employer shall be the sum of the deferral percentages for such a Participant under each of such arrangements.

(3)	For purposes of determining the Actual Deferral Percentage test, Elective Deferral Contributions and Qualified Nonelective Contributions and Qualified Matching Contributions must be made before the last day of the 12 month period immediately following the Plan Year to which contributions relate.

(4)	The Company shall maintain records sufficient to demonstrate satisfaction of the Actual Deferral Percentage test and the amount of Elective Deferral Contributions, Qualified Nonelective Contributions, and Qualified Matching Contributions used in such test.

(b)	Excess. If the tests in Subsection (a)(1), above, otherwise would not be met, the following adjustment shall be made to the Elective Deferral Contributions for Highly Compensated Employee Participants so that after adjustment one of the two tests is met.

(1)	On or before the 15th day of the third month following the close of the Plan Year with respect to which the limits in Subsection (a)(1) are exceeded (i.e., March 15th), but in no event later than the last day of the following Plan Year, Elective Deferral Contributions in excess of the permissible deferral percentage limits (“Excess Contributions”) shall be returned to Highly Compensated Employees following the procedure set forth in this subparagraph (b)(1). Excess Contributions shall be adjusted for any income or loss up to the end of the taxable year in which the Excess Contribution was made (or, if earlier, the date of distribution). If such amounts are distributed more than 2 1⁄2 months after the last day of the Plan Year in which the excess arose, a 10% excise tax will be imposed on the Company. Excess Contributions shall be determined under the following procedures:

(A)	Calculate the dollar amount of Excess Contributions for each affected Highly Compensated Employee as follows:

(i)	Rank all Highly Compensated Employees in descending order based on their Actual Deferral Percentage and then reduce the Actual Deferral Percentage of the Highly Compensated Employee with the highest Actual Deferral Percentage by the amount required to cause such Highly Compensated Employee’s Actual Deferral Percentage to equal the Actual Deferral Percentage of the Highly Compensated Employee with the next highest Actual Deferral Percentage (or, if less, by the reduction necessary to enable the Plan to satisfy the ADP test);

(ii)	Repeat the process in (i) above with respect to all Highly Compensated Employees with the next highest Actual Deferral Percentage, until the Plan satisfies the ADP test and the highest permitted Actual Deferral Percentage is determined;

(iii)	The amount of Excess Contributions for each Highly Compensated Employee shall be an amount equal to such Highly Compensated Employee’s Elective Deferral Contributions, plus any Qualified Nonelective Contributions or Qualified Matching Contributions taken into account in determining such Highly Compensated Employee’s Actual Deferral Percentage prior to applying (i) and (ii) above, minus an amount determined by multiplying such Highly Compensated Employee’s Actual Deferral Percentage, determined after applying (i) and (ii) above, by the Compensation used in determining such Highly Compensated Employee’s Actual Deferral Percentage;

(B)	Determine the total of the dollar amounts (total Excess Contributions) calculated in Step (A);

(C)	Distribute the total Excess Contributions determined in (B) above as follows:

(i)	Rank all Highly Compensated Employees in descending order based on the dollar amount of their Elective Deferral Contributions and reduce the Elective Deferral Contributions of the Highly Compensated Employee with the highest dollar amount of Elective Deferral Contributions by the amount required to cause that Highly Compensated Employee’s Elective Deferral Contributions to equal the dollar amount of the Elective Deferral Contributions of the Highly Compensated Employee with the next highest dollar amount of Elective Deferral Contributions.

(ii)	Distribute the amount determined in (i) above to the Highly Compensated Employee with the highest dollar amount until all Excess Contributions are consumed, or until the Elective Deferral Contributions of this Participant are reduced to the dollar amount of the Highly Compensated Employee with the next highest dollar amount of Elective Deferral Contributions;

(D)	If the total amount distributed under (C) above is less than the total Excess Contributions, repeat step (C).

(E)	The distribution of Elective Deferral Contributions that are Excess Contributions shall be made from the Participant’s Elective Deferral Account before the Participant’s Roth Elective Deferral account, to the extent Pre-Tax Elective Deferral Contributions were made for the year, unless the Participant specifies otherwise. Excess Contributions shall be distributed from the Participant’s qualified nonelective contribution account only to the extent that the Excess Contributions exceed the amount of Excess Contributions in the Participant’s Elective Deferral account and Qualified Matching Contribution account.

(2)	Alternatively, with respect to such Plan Year, the Company may, in its discretion, make qualified nonelective and qualified matching contributions, as defined in Treasury Regulations Section 1.401(k)-1(g)(7) as necessary in order for the tests in Subsection (a)(1) to be satisfied. Such contributions shall be fully vested and subject to the same restrictions on distribution as Elective Deferral Contributions. If the Plan uses prior year testing, then the non-discrimination requirements of this Section 8.05 must be met for each Plan Year, regardless that Qualified Nonelective Contributions allocated to Non-Highly Compensated Employees in one Plan Year will count toward the Actual Deferral Percentage test for the following Year.

(3)	Notwithstanding the foregoing, the amount of Excess Contributions to be recharacterized or distributed under this Section 8.05(b) with respect to a Highly Compensated Employee for a Plan Year is reduced by any excess deferrals previously distributed to such Employee for the Employee’s taxable year ending with or within the Plan Year, and the amount of excess deferrals to be distributed under this Section 8.05(b) with respect to a Highly Compensated Employee for a Plan Year is reduced by any Excess Contributions previously recharacterized or distributed to such Employee for the Employee’s taxable year ending with or within the Plan Year.

8.06.	Average Contribution Percentage Test for Matching Contributions, Supplemental Profit-Sharing Matches, and Voluntary After-Tax Contributions.

(a)	With respect to each Plan Year, Matching Contributions, Supplemental Profit-Sharing Matches, and Voluntary After-Tax Contributions shall satisfy one of the following tests —

(1)	The Average Contribution Percentage for a Plan Year for Highly Compensated Employees who are Participants shall not exceed the Average Contribution Percentage for the prior Plan Year for Non-Highly Compensated Employees who are Participants, multiplied by 1.25; or

(2)	The Average Contribution Percentage for a Plan Year for Highly Compensated Employees who are Participants shall not exceed the Average Contribution Percentage for the prior Plan Year for the Non-Highly Compensated Employees who are Participants by more than two percentage points, and the Average Contribution Percentage for such Highly Compensated Employee group for a Plan Year shall not be more than the Average Contribution Percentage for the prior Plan Year for such Non-Highly Compensated Employee group, multiplied by two.

Notwithstanding the foregoing, at the election of the Company prior to the end of the Plan Year immediately before the Plan Year to which such election will apply, the Average Contribution Percentage Tests above may be applied by using the Average Contribution Percentage of Non-Highly Compensated Employees who are Participants for the then current Plan Year, instead of the preceding Plan Year, provided that such election, once made, cannot be revoked except as provided in Internal Revenue Service guidance, including Internal Revenue Service Notice 98-1.

(b)	In the event that the Plan satisfies the requirements of Sections 401(m), 401(a)(4) or 410(b) of the Code only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of such sections of the Code only if aggregated with the Plan, then this Section shall be applied by determining the Average Contribution Percentage of employees as if such plans were a single plan. Plans may be aggregated in order to satisfy Section 401(m) of the Code only if they have the same Plan Year. Any adjustments to the Non-Highly Compensated Employee Average Contribution Percentage for the prior year will be made in accordance with Internal Revenue Service Notice 98-1, unless the Company has elected to use the current year testing method.

(c)	For purposes of this Section, the Contribution Percentage for any Participant who is a Highly Compensated Employee and who is eligible to have Contribution Percentage amounts allocated to his Account under two or more plans described in Section 401(a) of the Code, or arrangements described in Section 401(k) of the Code that are maintained by the Company, shall be determined as if the total of such Contribution Percentage amounts was made under each plan. If a Highly Compensated Employee participates in two or more cash or deferred arrangements that have different plan years, all cash or deferred arrangements ending with or within the same calendar year shall be treated as a single arrangement. Notwithstanding the foregoing, certain plans shall be treated as separate if mandatorily disaggregated under regulations under Section 401(m) of the Code.

(d)	Excess. If the tests in Subsection (a) above otherwise would not be met, the following adjustment shall be made with respect to the excess Voluntary After-Tax Contributions, Matching Contributions, and Supplemental Profit-Sharing Matches of Highly Compensated Participants so that after adjustment one of the two tests is met —

(1)	On or before the 15th day of the third month following the close of the Plan Year with respect to which the limits in Subsection (a) are exceeded, but in no event later than the close of the following Plan Year, the Plan Administrator may direct the Trustee to distribute to each Highly Compensated Participant, beginning with the Participant having the greatest excess aggregate contributions, the amount of such excess aggregate contributions (together with income or loss allocable thereon determined in the same manner as for Excess Salary Reduction Contributions under the Plan) and continuing as necessary, until his aggregate contributions are reduced to the aggregate contributions of the Highly Compensated Employee with the next highest aggregate contributions and so forth, until Subsection (a) is satisfied. If such excess aggregate contributions are distributed more than 2 1⁄2 months after the last day of the Plan Year in which such excess arose, a 10% excise tax will be imposed on the Company with respect to those amounts. Excess aggregate contributions shall be treated as Annual Additions under the Plan. Such distributions shall be made to each Highly Compensated Employee on the basis of the respective portions of the excess aggregate contributions attributable to such Highly Compensated Employee as determined under the following procedures:

(A)	Calculate the dollar amount of excess aggregate contributions for each affected Highly Compensated Employee as follows:

(i)	reduce the Average Contribution Percentage of the Highly Compensated Employee with the highest Average Contribution Percentage by the amount required to cause the Average Contribution Percentage test to be met or, if greater, by the amount required to cause such Highly Compensated Employee’s Average Contribution Percentage to equal the Average Contribution Percentage of the Highly Compensated Employee with the next highest Average Contribution Percentage;

(ii)	repeat the process in (i) above, until the Plan satisfies the Average Contribution Percentage test and the highest permitted Average Contribution Percentage is determined;

(iii)	the amount of excess aggregate contributions for each Highly Compensated Employee shall be an amount equal to such Highly Compensated Employee’s Voluntary After-Tax Contributions, Matching Contributions, and Supplemental Profit-Sharing Matches taken into account in determining such Highly Compensated Employee’s Average Contribution Percentage prior to applying (i) and (ii) above, minus an amount determined by multiplying such Highly Compensated Employee’s Average Contribution Percentage, determined after applying (i) and (ii) above, by the Compensation used in determining such Highly Compensated Employee’s Average Contribution Percentage;

(B)	Determine the total of the dollar amounts (excess aggregate contributions) calculated in Step (A);

(C)	Distribute the total excess aggregate contributions determined in (B) above as follows:

(i)

Reduce (on a pro-rata basis) the Voluntary After-Tax Contributions, Matching Contributions, and Supplemental Profit-Sharing Matches of the Highly Compensated Employee with the highest total dollar amount of Voluntary After-Tax Contributions, Matching Contributions, and Supplemental Profit-Sharing Matches by the amount required to cause such contributions to equal the dollar amount of the total Voluntary After-Tax Contributions, Matching Contributions, and Supplemental Profit-Sharing Matches of the Highly Compensated Employee with the next highest total dollar amount of such contributions.

(ii)	Distribute the amount determined in (i) above to the Highly Compensated Employee with the highest dollar amount (however, if a lesser reduction, when added to the total dollar amount already distributed under this step, would equal the total excess aggregate contributions, distribute the lesser reduction amount);

(D)	If the total amount distributed under (C) above is less than the total excess aggregate contributions, repeat step (C).

(E)	The distribution of Elective Deferrals that are Excess Aggregate Contributions shall be made from the Participant’s Pre-tax Elective Deferral account before the Participant’s Roth Elective Deferral account, to the extent Pre-tax Elective Deferrals were made for the year, unless the Participant specifies otherwise.

(2)	If the Company has timely elected that the Average Contribution Percentage Tests in Subsection (a) above will be applied using the Average Contribution Percentages of Non-Highly Compensated Employees for the current Plan Year, then, with respect to the Plan Year for which the Company has elected to use the current year Average Contribution Percentages of Non-Highly Compensated Employees, the Company may, in its discretion, make such qualified nonelective contributions, subject to the requirements for full vesting and the 401(k) withdrawal restrictions described in Section 7.03, as may be necessary for the tests in Subsection (a) to be satisfied.

(3)	In its discretion, Plan Administrator may limit Employee or Matching Contributions in a manner that prevents excess aggregate contributions from being made, provided that any such limit shall be nondiscriminatory, applied on a uniform basis and permitted by applicable provisions of the Code and regulations thereunder.

(4)	Alternatively, instead of distributing excess aggregate contributions, the Plan Administrator may forfeit excess Matching Contributions, if forfeitable, and apply such forfeitures in accordance with Section 5.04.

(e)	For purposes of determining the Contribution Percentage test Voluntary After-Tax Contributions will be considered made for a Plan Year if made during such Plan Year, and Matching Contributions and Supplemental Profit-Sharing Matches will be considered made for a Plan Year if the contributions (i) are made on account of the Participant’s Elective Deferral Contributions or Voluntary After-Tax Contributions, and (ii) are made no later than the end of the 12 month period beginning on the day after the close of the Plan Year.

(f)	The Company shall maintain records sufficient to demonstrate satisfaction of the Average Contribution Percentage Test and the amount of Voluntary After-Tax Contributions, Matching Contributions, and Supplemental Profit-Sharing Matches used in such test.

ARTICLE IX

TOP-HEAVY REQUIREMENTS

9.01.	When Top-Heavy Provisions Are Operative. The Top-Heavy provisions of this Article IX shall supersede any Plan provisions failing to meet or exceed the requirements for Top-Heavy plans under Section 416 of the Code. In the event that Congress should provide by statute, or the Treasury Department or the Internal Revenue Service should provide by regulation or ruling, or it should be judicially or otherwise determined that the Top-Heavy provisions provided for in the Plan, or any part thereof, are not necessary in order for the Plan to meet the requirements for a qualified profit sharing plan under the Code for a Plan Year, such provisions, or part thereof, shall become void and shall not apply for such Plan Year without the necessity of amendment to the Plan.

9.02.	Top-Heavy Limitation on Annual Compensation. The annual compensation of any Employee taken into account under the Plan for a Top-Heavy Plan Year shall not exceed the limit on Compensation contained in Section 401(a)(17) of the Code ($200,000 for Plan Year 2003 or such larger amount as may from time to time be fixed by the Secretary of the Treasury or his delegate to reflect the statutory cost-of-living adjustment).

9.03.	Top-Heavy Minimum Contributions.

(a)

If the Plan is Top-Heavy for a Plan Year, the Company contribution (including reallocated forfeitures) allocated to each Non-Key Employee Participant who is employed by the Company at the end of the Plan Year shall not be less than the required Top-Heavy percentage of the Participant’s compensation (as defined in Section 415 of the

Code) for the Plan Year. The required Top-Heavy percentage is the lesser of (1) 3%, or (2) the percentage at which contributions (including reallocated forfeitures) are made (or required to be made) under the Plan for the Plan Year for the Key Employee Participant for whom such percentage is the highest for the Plan Year. In determining a Key Employee’s percentage for purposes of (2), (A) all defined contribution plans included in a required aggregation group with the Plan shall be treated as one plan, (B) for Plan Years beginning after December 31, 1988, elective contributions and, for Plan Years beginning after December 31, 1984, amounts contributed pursuant to a salary reduction agreement shall be included in determining the amount contributed on behalf of a Key Employee, and (C) the contributions allocated to the Key Employee shall be divided by so much of the Key Employee’s total compensation for the Plan Year as does not exceed the compensation limit contained in Section 401(a)(17) of the Code ($200,000 for 2003). The Top-Heavy minimum allocation shall be determined without regard to any social security contribution by the Company and without regard to any elective contributions made on behalf of Employees other than Key Employees.

(b)	Any individual who would otherwise fail to be allocated Company contributions for the Plan Year because such individual has —

(1)	failed to complete 1,000 Hours of Service (or the equivalent),

(2)	declined to make mandatory contributions to the Plan,

(3)	declined to elect Elective Deferral Contributions to the Plan, or

(4)	been excluded from the Plan because such individual’s compensation is less than a stated amount (even though the individual must be considered a Participant to satisfy the coverage requirements of Section 410(b) of the Code in accordance with Section 401(a)(5) of the Code) shall be considered a Participant for purposes of applying the Top-Heavy minimum contribution requirements of this Section 9.03.

(c)	If for any Plan Year in which the Plan is Top-Heavy, but not Super Top-Heavy, the Company maintains both a defined benefit plan and a defined contribution plan and the adjusted limits under Section 415 of the Code pursuant to Section 416(h)(1) of the Code would otherwise be exceeded, then, to meet the requirements of Section 416(h)(2) of the Code and to avoid the application of Section 416(h)(1) of the Code, the 3% requirement in Section 9.03(a)(1), shall be increased to 4% for Participants covered only by a defined contribution plan.

(d)	The foregoing notwithstanding, no Top-Heavy minimum benefit shall be provided under the Plan for any Participant with respect to any Plan Year for which the Participant is covered under another qualified plan or plans of the Company or a Related Employer and is receiving the Top-Heavy minimum benefits or contributions required by Section 416 of the Code under such other plan if the Company has provided that the minimum allocation or benefit requirement will be met in the other plan or plans. To the extent that a Top-Heavy minimum benefit is due to a Participant, unless such minimum benefit is provided under another plan or plans, it shall be provided under the Plan, but only to the extent necessary to satisfy the Top-Heavy minimum allocation without duplication.

(e)	A Participant’s Elective Deferral Contributions shall not be considered for the purposes of satisfying the minimum Top-Heavy contribution requirement of this Section.

(f)	Matching Contributions and Supplemental Profit-Sharing Matches shall be taken into account for purposes of satisfying the minimum contribution requirements of Section 416(c)(2) of the Code and the Plan. Matching Contributions and Supplemental Profit-Sharing Matches that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of Section 401(m) of the Code.

9.04.	Top-Heavy Minimum Vesting. If the Plan is Top-Heavy for a Plan Year, vesting in Accounts under the Plan for such Plan Year shall be determined under the following Vesting Schedule:

Years of Vesting Service	Vested Percentage of Accrued Benefits
less than 2	0%
2	40%
3	60%
4	80%
5	100%

Any change in vesting schedules under this Section shall be deemed to be a Plan amendment subject to the limitations on reduction of vested benefits and Participant election rights as set forth in Section 5.05. To the extent required to be nonforfeitable under Section 416(b) of the Code, the minimum Top-Heavy allocation may not be forfeited under Section 411(a)(3)(B) or Section 411(a)(3)(D) of the Code.

9.05.	Determination of Top-Heavy Status. Whether the Plan or any other Plan included in a required aggregation group of which the Plan is a part is

Top-Heavy (within the meaning of Section 416(g) of the Code) shall be determined under (a) the method, if any, that uniformly applies for accrual purposes under all plans maintained by the Related Employees, or (b) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional accrual rate of Section 411(b)(1)(C) of the Code.

9.06.	Determination of Present Values of Accrued Benefits and Accounts. This Section 9.06 shall apply for purposes of determining the present values of accrued benefits and the amounts of account balances of Employees as of the determination date.

(a)	The present values of accrued benefits and the amounts of account balances of an Employee as of the determination date shall be increased by the distributions made with respect to the Employee under the Plan and any plan aggregated with the Plan under Section 416(g)(2) of the Code during the 1-year period ending on the determination date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than severance from employment, death, or disability, this provision shall be applied by substituting “5-year period” for “1-year period.”

(b)	The accrued benefits and accounts of any individual who has not performed services for the Employer during the 1-year period ending on the determination date shall not be taken into account.

ARTICLE X

AMENDMENT, MERGER OR TERMINATION

10.01.

Amendment. The Company reserves the right, at any time and from time to time, by action of its Board of Directors, the Retirement Committee, or the Company’s duly authorized officers, to amend or modify the Plan, in part or in whole, for any reason and without the consent of any Fiduciary, Employee, Participant, Beneficiary or other person. Unless required or permitted by the Code or other law, no such amendment or modification (including those made in connection with establishing or maintaining the qualified status of the Plan) shall authorize or permit any part of the funds held under the Plan to be used for, or diverted to, purposes other than the payment of taxes, the payment of Plan administrative expenses or for the exclusive benefit of Employees or their Beneficiaries, or shall be effective to the extent that it has the effect of decreasing a Participant’s accrued benefit, including any early retirement benefit, retirement-type subsidy or optional form of benefit protected by Code Section 411(d)(6). For purposes of this paragraph, a Plan amendment which has the effect of decreasing a Participant’s Account Balance or eliminating an optional form of benefit, with respect to benefits attributable to service before the amendment shall be treated as reducing an accrued benefit. Any amendment or modification of the Plan may be retroactive if (a) it does not impair any rights to any benefit under the Plan which any Participant, Beneficiary or other person would otherwise have had at the date of such amendment by reason of contributions theretofore made or (b) it is necessary or appropriate to qualify or maintain the Plan as a plan and trust exempt from federal income taxation under Sections 401(a), 501(a) and related provisions of the Code, the provisions of ERISA, or any other applicable provisions of federal or state law, as now in effect or hereafter amended or adopted, and any regulations issued thereunder, including without limitation any regulations issued by the United States Treasury Department or the United States Department of Labor. Any amendment to the vesting provisions of the Plan shall be subject to the rights of certain Participants to elect to have their vested benefits determined under the Plan without regard to such amendment as provided in Section 5.05.

10.02.	Merger or Consolidation. The Company reserves the right at any time and from time to time by action of its Board of Directors or its duly authorized officers to merge or consolidate the Plan with, or to transfer any assets or liabilities to, any other plan, provided, however, that no such merger, consolidation or transfer may be undertaken unless each Participant would be entitled to receive a benefit after such merger, consolidation or transfer if such other plan then terminated which would be equal to or greater than the benefit each Participant would have been entitled to receive immediately prior to such merger, consolidation or transfer if the Plan had then terminated. Satisfaction of this provision shall be determined without regard to decreases or increases in Account Balances due to investment performance.

10.03.	Termination. Although the Company expects to continue the Plan indefinitely, it reserves the right, at any time and from time to time by action of its Board of Directors or its duly authorized officers, to suspend or terminate prospectively its obligation to pay the costs of or make contributions to the Plan or to terminate or partially terminate the Plan, subject to requirements of collective bargaining. Complete and permanent discontinuance of contributions under the Plan shall constitute a termination of the Plan. All affected Participants with respect to whom the Plan has been completely or partially terminated shall be fully vested in their Accounts as of the date of termination. During the termination process, the named Fiduciaries of the Plan shall remain in existence and the provisions of the Plan which are necessary or appropriate for the execution of the Plan and the distribution or transfer of the assets of the Plan shall remain in force.

10.04.	Termination Distributions. Upon termination or partial termination of the Plan, no amount shall thereafter be payable under the Plan to or in respect of a Participant affected by such termination except as provided in this Section 10.04. In the event of the termination of the Plan, the Account Balance of each affected Participant will be nonforfeitable. To the maximum extent permitted by law, transfers or distributions of Plan assets as provided in this Section 10.04 shall constitute a complete discharge of all liabilities under the Plan. After provision for all expenses of administration and liquidation, any remaining assets of the Plan which are available to provide benefits shall be liquidated and the proceeds distributed among, or applied to provide benefits for or in respect of, the Participants affected by such termination. Such distributions or benefits shall be made or paid in such manner as the Plan Administrator shall determine from among the forms of payment permitted by Section 7.01 or other payment forms as may be approved by the Internal Revenue Service. In the discretion of the Plan Administrator or as may be required by applicable law or regulation, benefit payments, including regular payments to retirees under the Plan, may be made during the Plan termination process.

ARTICLE XI

PLAN FIDUCIARIES AND ADMINISTRATION

11.01.	The Board. The Board shall appoint the members of the Retirement Committee and the Trustee, and shall be responsible for the establishment of the Fund and the amendment and termination of this Plan and the Trust Agreement. The Board may also delegate such of its authority to the Retirement Committee or other person as the Board may deem appropriate.

11.02.	The Retirement Committee, Plan Administrator and Investment Committee.

(a)	The Retirement Committee shall have the responsibilities and duties delegated to it in this Plan and any responsibilities and duties under this Plan which are not specifically delegated to anyone else. The Retirement Committee shall be the Plan Administrator, unless it appoints a separate Plan Administrator. The Retirement Committee shall also function as the Investment Committee for the Plan, unless it appoints a separate Investment Committee (in which event the provisions of Sections 11.05 through 11.08 shall apply to the Investment Committee as if it were the Retirement Committee).

(b)	Pursuant to this Section and Section 11.08, the Retirement Committee has delegated the duties of Plan administration and operation (including without limitation, compliance matters, vendor management, recordkeeping and the calculation and payment of benefits) to the Retirement Investment & Administration Committee, which shall be the Plan Administrator, and has further appointed the Retirement Investment & Administration Committee to function as the Investment Committee.

11.03.	The Trustee. The Trustee shall have exclusive authority and discretion to manage and control the Fund except to the extent that (i) the Trust Agreement delegates such authority to the Retirement Committee or another named Fiduciary or (ii) authority to manage the assets held by the Trustee is delegated by the Retirement Committee to an Investment Manager pursuant to the terms of the Trust Agreement. The Trustee may designate agents or others to carry out certain of the administrative responsibilities in connection with management of the Fund.

11.04.	Decision and Action of the Retirement Committee. The Retirement Committee from time to time may establish rules for the administration of this Plan. The Retirement Committee shall have the sole discretion to make decisions and take any action with respect to questions arising in connection with the Plan, including, but not limited to, the construction and interpretation of the Plan and the Trust Agreement, the resolution of any ambiguities, the determination of the conditions subject to which any benefits may be payable, the resolution of all questions concerning the status and rights of a Participant and others under the Plan and whether a claimant is eligible for benefits under the Plan, the determination of the amount of benefits, if any, a claimant is entitled to receive, and making any other determinations which it believes necessary or advisable for the administration and operation of the Plan. Any such decision or action shall be final and binding upon all Participants and Beneficiaries, and benefits under the Plan shall be paid only if the Retirement Committee decides in its discretion that the claimant is entitled to them. The Retirement Committee’s decision or action in respect of any of the above shall be conclusive and binding upon all Participants and their Beneficiaries, heirs, assigns, administrators, executors and any other person claiming through or under them, subject to such individual’s rights to a review of the denial of any benefit claim under the benefit claims provisions referenced in Section 7.12.

11.05.

Membership of the Retirement Committee. The Retirement Committee shall consist of at least three (3) members. Each person appointed a member of the Retirement Committee shall file his or her acceptance of the appointment with the secretary of the Company. Any member of the Committee may resign by delivering his or her written resignation to the secretary of the Company; the resignation shall become effective 30 days following receipt by the secretary, or at any other time agreed upon by the member and the Board. The Board may remove any member of the Retirement Committee at any time, with or without cause, upon notice to the member being removed. Notice of the appointment, resignation or removal of a member of the Retirement Committee shall be given by the Board to the Trustee and to the members of the Retirement Committee.

11.06.	Officers and Meetings of the Retirement Committee. The Retirement Committee shall elect a chairperson and a secretary, who need not be a member of the Retirement Committee, and shall hold meetings upon such notice and at such times and places as it may from time to time determine. Notice of a meeting need not be given to any member of the Retirement Committee who submits a signed waiver of notice before or after the meeting or who attends the meeting.

11.07.	Procedures of the Retirement Committee. A majority of the total number of members of the Retirement Committee shall constitute a quorum for the transaction of business. The vote of a majority of the members of the Retirement Committee present at the time of a vote, if a quorum is present at the time, shall be required for action by the Retirement Committee. Resolutions may be adopted or other action taken without a meeting upon the written consent of all members of the Retirement Committee. Any person dealing with the Retirement Committee shall be entitled to rely upon a certificate of any member of the Retirement Committee, or its secretary, as to any act or determination of the Retirement Committee.

11.08.	Subcommittees, Advisers and Agents of Retirement Committee. The Retirement Committee may (a) appoint subcommittees with such powers as the Retirement Committee shall determine advisable, (b) authorize one or more of its members or an agent to execute any instrument, (c) utilize the services of Employees and engage accountants, actuaries, agents, clerks, legal counsel, medical advisers and professional consultants, any of whom may also be serving an Affiliated Company, to assist in the administration of this Plan or to render advice with regard to any responsibility under the Plan, and (d) delegate to any such agent or to any subcommittee or member authority to perform any act hereunder, including without limitation those matters involving the exercise of discretion, provided that such delegation shall be subject to revocation at any time in the discretion of the committee.

11.09.

Duties, Powers and Authority of Investment Committee. The Investment Committee shall periodically review the investment performance and methods of the Trustee and any other funding agency, including any insurance company, under the Plan and shall make recommendations to the Board of Directors of the Company concerning the appointment, continuation, removal or change of the Trustee or any such funding agency. The Investment Committee shall have the power to direct the Trustee as to the management, acquisition or disposition of Plan assets constituting a portion or portions or all of the Fund. The Investment Committee shall have the power to appoint or remove from time to time one or more investment advisers and to delegate to any such adviser authority and discretion to manage, acquire or dispose of Plan assets constituting a portion or portions or all of the Fund provided that,

(a)	each adviser with such authority and discretion shall be a bank, an insurance company or a registered investment adviser under the Investment Advisers Act of 1940 and shall acknowledge in writing that it is a Fiduciary with respect to the Plan, and

(b)	the Investment Committee shall periodically review the investment performance and methods of each adviser with such authority and discretion.

The Investment Committee shall establish investment standards and policies incorporating as pertinent such requirements and objectives of the Plan or other information (including the Plan’s funding method and any interest rate or other actuarial assumptions) communicated to it by other Plan Fiduciaries and shall communicate such standards and policies to the Trustee (or other funding agencies under the Plan) and to any investment advisers. The Investment Committee shall determine the investment options (such as equity, cash equivalent or other funds managed by an investment adviser, the Trustee or others) to be made available under the Plan from time to time for election by Participants (or their Beneficiaries).

11.10.	Trust Fund and Trustee. All Plan assets constituting the Fund held for purposes of the Plan shall consist either of assets held in trust by one or more Trustees appointed from time to time by the Company. There shall be such powers in the Trustees and the Retirement Committee as to investment, reinvestment, control and disbursement of the Fund as provided hereunder and in any such insurance contracts or Trust Agreements; provided, however, that in the event the Plan is fully insured, any dividends or credits earned on insurance contracts will be applied, within the taxable year of the Company in which received or within the next succeeding taxable year, toward the next premiums due before any further employer contributions are so applied. Generally, the Trustees shall have authority over and responsibility for the management, acquisition and disposition of Plan assets constituting the portion of the Fund, if any, and even to the whole thereof, which is not being managed by an insurance company or pursuant to the directions of another Plan Fiduciary or a Plan Participant. The Trustee’s powers and duties shall be such, and only such, as are expressly set forth in the Plan, including the Trust Agreement to which it is a party. In the event of any conflict between the provisions of such Trust Agreement and other provisions of the Plan with respect to the Trustee’s powers and duties, such Trust Agreement shall control.

11.11.	Agent for Service of Legal Process. The Secretary of the Company or such other person as may from time to time be designated by the Plan Administrator shall be the Plan’s agent for service of legal process.

11.12.	Company Actions. Whenever under the terms of the Plan the Company is required or permitted to do or perform any act, matter or thing, it shall be done or performed by a duly authorized officer of the Company.

11.13.	Communications To and From Plan Fiduciaries. All elections, designations, requests, notices, instructions, and other communications from a Participant, Beneficiary or other person to the Plan Administrator or other Fiduciary of the Plan which are required or permitted under the Plan shall be in such form as is prescribed by or acceptable to the Plan Administrator from time to time, shall be mailed by first-class mail or delivered to such location as shall be specified by the Plan Administrator, and shall be deemed to have been given and delivered only upon actual receipt thereof by the Plan Administrator or other appropriate Fiduciary of the Plan at such location. All notices, statements, reports and other communications from the Company, the Plan Administrator or other Fiduciary of the Plan to any Employee, Participant, Beneficiary or other person which are required or permitted under the Plan shall be deemed to have been duly given when delivered or mailed first-class, postage prepaid, to the address last appearing on the records of the Plan Administrator for such Employee, Participant, Beneficiary or other person.

11.14.	Reliance. The members of the Retirement Committee, Retirement Investment & Administration Committee and Investment Committee and any officer, employee, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan or to the management and control of the assets of the Plan may be delegated or allocated shall be entitled to conclusively rely upon all tables, valuations, certificates, opinions and reports which shall be furnished by any accountant, actuary, auditor, counsel, insurance company or other expert who shall be employed or engaged by the Company, the Retirement Committee, Retirement Investment & Administration Committee or the Investment Committee.

11.15.

Indemnification of Fiduciaries. To the maximum extent permitted by law, no member or officer of the Retirement Committee, Retirement Investment & Administration Committee or Investment Committee or officer, employee, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan or to the management and control of the assets of the Plan may be delegated or allocated shall be personally liable by reason of any contract or other instrument executed by or on behalf of such individual in such individual’s capacity as a Fiduciary of the Plan or for any action taken or omitted or mistake of judgment made in good faith, and the Company shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums of which are paid from the Company’s own assets) against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such individual’s fraud or bad faith.

11.16.	Bonding. Except as otherwise required by ERISA, no bond or other security need be required of any Fiduciary of the Plan in any jurisdiction. The Plan Administrator shall be responsible to assure that every Fiduciary of the Plan and official of the Plan, as defined in Section 412 of ERISA, shall be bonded in the manner and to the extent required by said Section 412. The amount of any required bond generally shall not be less than 10% of the amount of funds handled, provided that in no case shall such bond be less than $1,000 or more than $500,000, unless the Secretary of Labor shall properly prescribe an amount in excess of $500,000.

11.17.	Voting of Company Stock and Global Stock. Each Participant and Beneficiary is hereby designated as a named fiduciary within the meaning of Section 402(a)(2) of ERISA with respect to the shares of Company Stock and Global Stock allocated to his Account.

(a)	Generally. When the Company files preliminary proxy solicitation materials with the Securities and Exchange Commission, the Company shall cause a copy of all materials to be sent simultaneously to the Trustee, and the Trustee shall prepare a voting instruction form based upon these materials. At the time of mailing of notice of each annual or special stockholders’ meeting of the Company, the Company shall cause a copy of the notice and all proxy solicitation materials to be sent to each Plan Participant and Beneficiary, together with a voting instruction form requesting instructions to the Trustee on how to vote the Company Stock or the Global Stock allocated to such Participant’s or Beneficiary’s Account. Each Participant and Beneficiary shall have the right to direct the Trustee as to the manner in which to vote that number of shares of Company Stock or Global Stock credited to his Accounts. Such direction shall be communicated in writing and shall be held in confidence by the Trustee and not divulged to the Company, or any officer or employee thereof. Upon receipt of directions, the Trustee shall vote the shares of Company Stock or Global Stock credited to the Participant’s or Beneficiary’s Accounts as so directed.

The Trustee shall vote those shares of Company Stock not credited to Plan Participants’ or Beneficiaries’ Accounts, and those shares of Company Stock or Global Stock credited to the Accounts of

Participants and Beneficiaries for which no valid voting directions are received, in the same proportion on each issue as it votes those shares credited to Participants’ and Beneficiaries’ Account for which it received voting directions. The voting instruction form prepared by the Trustee shall state clearly, and in a manner calculated to be understood by Participants and Beneficiaries, this provision concerning the voting of unallocated shares of Company Stock and shares for which no valid voting direction is received.

(b)	Tender Offers. Upon commencement of a tender offer for any Company Stock or Global Stock, or any exchange offer or offer to purchase Company Stock or Global Stock each Participant and Beneficiary shall have the right to determine whether shares allocated to their Accounts will be tendered or sold. The Company shall notify each Plan Participant and Beneficiary of this right and distribute, or cause to be distributed to them in a timely manner the same information that is distributed to other shareholders in connection with the proposed tender offer, exchange or sale, together with a voting instruction form. Directions from a Participant or Beneficiary to the Trustee concerning the tender or sale of Company Stock or Global Stock shall be communicated in writing, and the Trustee shall tender or sell, or otherwise dispose of the Company Stock or Global Stock allocated to the Participant’s or Beneficiary’s Account as directed. To the extent that Plan Participants or Beneficiaries do not issue valid directions to the Trustee to sell, exchange or otherwise dispose of the Company Stock or Global Stock allocated to their Accounts such individuals shall be deemed to have directed the Trustee that such shares remain invested in Company Stock or Global Stock.

With respect to unallocated shares of Company Stock, if any, the Trustee shall tender that number of shares of Company Stock not credited to Plan Participants’ and Beneficiaries’ accounts determined by multiplying the total number of such shares by a fraction, of which the numerator is the number of shares of Company Stock credited to Participants’ and Beneficiaries’ Accounts for which the Trustee has received valid voting directions to tender, and of which the denominator is the total number of shares of Company Stock credited to Plan Participants’ and Beneficiaries’ Account.

The voting instruction form shall state clearly, and in a manner calculated to be understood by Participants and Beneficiaries, the effect of the Participant or Beneficiary failing to issue valid voting instructions, and the manner in which unallocated shares of Company Stock will be voted.

(c)	The Plan Administrator shall adopt procedures designed to safeguard the confidentiality of information relating to the purchase, holding, and sale of securities, and the exercise of voting, tender and similar rights with respect to such securities by Participants (and Beneficiaries), except to the extent necessary to comply with Federal laws or state laws not preempted by ERISA.

(d)	The Secretary of the Company is hereby designated as the Fiduciary of the Plan for the purpose of ensuring, with respect to the purchase, holding and sale of Company securities, that the procedures are in fact sufficient to safeguard the confidentiality of such information and such procedures are being followed. The Secretary of the Company is also hereby designated as the Fiduciary of the Plan for the purpose of ensuring that an independent Fiduciary is appointed who shall carry out activities relating to any situations which the Secretary determines involve a potential for undue influence upon Participants and Beneficiaries with regard to the direct or indirect exercise of shareholder rights. For purposes of the preceding sentence, a Fiduciary is not independent if the Fiduciary is affiliated with any sponsor of the Plan.

ARTICLE XII

PARTICIPATING EMPLOYERS

12.01.	Definition of Company in this Article. For purposes of this Article XII, “Company” means Frontier Communications and any successor thereto which assumes the Plan or any predecessor employer which maintained the Plan, and does not include other Participating Employers.

12.02.	Extent of Participation. The participation of each Employer in the Plan shall be limited to providing benefits for Participants who are or have been in the employ of such Employer. Contributions by an Employer shall be determined on the basis of Participants who have been employed by that particular Employer. The Plan shall be administered as a single plan and not as separate plans of the Company and each Employer. Accordingly, unless otherwise directed by the Company, all funds shall be commingled, held and invested as one fund. All contributions made by the Company and by Employers under the Plan, together with any increment attributable thereto, shall be used to pay benefits to a Participant under the Plan in accordance with the provisions of the Plan and without regard to which Participating Employer or Employers have funded the Participant’s benefits. Forfeitures for a Plan Year shall be allocated among all Participants who would be eligible to share in any discretionary contributions made by their Employer for the Plan Year, whether or not any such discretionary contributions are made.

12.03.	Plan Administration and Expenses. The Company or its Board of Directors shall have authority to appoint a Trustee from time to time, the Retirement and Investment Committees and the Plan Administrator and any successors thereto. The Plan Administrator may delegate some or all of its duties as they relate to an Employer’s participation in the Plan to the Employer or a committee appointed by the Employer to serve as plan administrator with respect to the Employer’s participation in the Plan; provided, however, that any individual so appointed shall serve without compensation from the Plan for such services. By its adoption of the Plan a Participating Employer shall be deemed thereby to appoint the Company, the Retirement and Investment Committees, the Plan Administrator, the Trustee and other named Fiduciaries of the Plan its exclusive agents to exercise on its behalf all of the power and authority conferred upon them by the Plan, said appointment to continue until the Plan is terminated as to such Employer and the portion of the Fund attributable to the then Employees of such Employer has been disposed of as provided in Section 12.06. The Company, or with its approval, the Plan Administrator, shall have authority to make any and all necessary or appropriate rules and regulations, binding upon all persons, including Employers, Employees, Participants and their Beneficiaries, relating to the participation of more than one Employer in the Plan. Upon request of the Company or the Plan Administrator each Employer shall pay a proportionate part of the cost of any necessary or appropriate expenses incurred in respect of the Plan. An Employer’s proportionate part of any cost shall be determined on the basis of its proportionate share of contributions to the Fund for the Plan Year unless the Company or the Plan Administrator, from time to time or with respect to particular expenses, determines that another reasonable basis of allocation shall apply.

12.04.	Plan Amendment. The Company may amend the Plan as provided in Section 10.01 with respect to any Employer and such Employer’s Employees as well as with respect to itself and its Employees.

12.05.

Termination of an Employer’s Participation. Without affecting the continuing participation in the Plan of the Company or any other Employer, the Company, with or without cause, may terminate the participation of any Employer in the Plan by written notice to the Employer, and any Employer may voluntarily terminate its participation in the Plan by written notice to the Company. If any Employer ceases to be a party to the Plan, the Plan Administrator shall cause to be determined that fraction of the Fund allocable to the then Employees of the terminating Employer. Within a reasonable period of time the Trustee shall set aside sufficient assets from the Fund to equal in value such fraction of the entire value of the Fund. The Plan Administrator may direct the Trustee to (a) distribute such assets as if the Plan had been terminated on the date such former Employer ceased to be a party to the Plan, (b) deliver such assets to another plan trustee designated by such former Employer, or (c) take whatever alternative action may be deemed appropriate under the circumstances.

12.06.	Restrictions on Amendments, Mergers or Terminations by Employers. Any amendment, merger, consolidation, transfer of assets, termination or partial termination of or with respect to the participation in the Plan of an Employer shall be subject to the same restrictions that apply to such actions on the part of the Company as set forth in Article X.

12.07.	Multiple Employer Plan Rules. With respect to any period during which the Plan is a multiple employer plan described in Section 413(c) of the Code, the provisions of this Section 12.07 shall apply.

(a)	For purposes of service crediting for eligibility and vesting purposes, all Employees shall be treated as employed by a single Employer.

(b)	For purposes of applying the Section 8.01 limitation on Annual Additions, all Employees shall be treated as employed by a single Employer.

(c)	Nondiscrimination testing, including Actual Deferral Percentage and Average Contribution Percentage testing under Sections 8.05 and 8.06, respectively, shall be performed separately with respect to each controlled group. For purposes of this Section 12.07(c), a “controlled group” means an affiliated service group under Section 414(m) of the Code, a controlled group of corporations under Section 414(b) of the Code, a group of trades or businesses under common control under Section 414(c) of the Code, and any other entity required to be aggregated with an Employer pursuant to Section 414(o) of the Code and the regulations thereunder.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.01.	Plan for Exclusive Benefit of Employees. The Plan has been entered into for the exclusive benefit of Employees, Participants and their Beneficiaries. Except as expressly permitted under the provisions of the Plan or as may otherwise be permitted or required by law, no funds of the Plan shall at any time revert to or be used or enjoyed by the Company or otherwise than for the benefit of Employees and their Beneficiaries or to pay taxes or Plan administrative expenses.

13.02.

Rights of Participants Not Expanded. Neither the Plan, nor any provisions thereof, nor the action of the Company in establishing or participating in the Plan, nor any action taken or done by the Plan Administrator, the

Retirement Committee, the Trustee or other Fiduciary of the Plan, nor participation in the Plan shall be construed as giving to any person the right to be employed by or to remain in the employ of the Company or, except to the extent and in the manner provided for in and subject to all the terms and conditions of the Plan, the right to any payment or benefit whatsoever. All Employees shall be subject to discharge to the same extent as if the Plan had never been adopted and the Company hereby expressly reserves such right to discharge any Employee without liability on the part of it, the Plan Administrator, the Trustee or other Fiduciary of the Plan.

13.03.	Plan Subject to Insurance Contracts and Trusts. To the extent that payment of any benefit under the Plan is provided for by an annuity contract or any other contract with an insurance company the payment of such benefit shall be subject to all the provisions of such contract. In the event that the Employer establishes a Trust, any and all rights or benefits accruing to any persons under the Plan shall be subject to the terms of such trust agreement.

13.04.	Governing Law and Savings Clause. To the extent not preempted by federal law, the Plan shall be construed according to the laws of the State of Connecticut. If any provision herein is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions, and the Plan shall be construed and enforced as if such provision had not been included.

13.05.	Headings. The Article and Section headings in the Plan are inserted for convenience of reference only and are not to be considered in the construction or interpretation of the provisions of the Plan.

13.06.	Gender and Number. As used in the Plan and unless otherwise plainly required by the context, any gender may be construed to include all genders, and the singular or plural may be construed to include the plural or singular respectively.

13.07.	Definitions. Unless otherwise plainly required by the context, the capitalized words and phrases used in the Plan shall have the meanings set forth in Article 14 (the Glossary).

13.08.	Self-Correction Measures. In the event of any error in the administration of the Plan that can be corrected under the Self-Correction Program of the Internal Revenue Service, or any successor program thereto, the Company may take such action as may be necessary to correct the error and retain the tax-qualified status of the Plan.

ARTICLE XIV

GLOSSARY

“Account” or “Account Balance” shall mean the Participant’s share of the Fund from time to time as shown by the records of the Plan Administrator. The Accounts shall include, as applicable, Matching Contribution Accounts, Supplemental Match Accounts, Elective Deferral Accounts, Discretionary Contribution Accounts, Fixed Contribution Accounts, Roth Elective Deferral Accounts, After-Tax Accounts, Special Transition-Year Contribution Accounts, Rollover Accounts, Transferred Accounts, TRASOP Accounts, Retiree Medical Opt-Out Contribution Accounts, LGS Accounts, Global Stock Accounts, and Voluntary After-Tax Contribution Accounts. A Participant’s Account Balance shall reflect all contributions allocated to his Account as adjusted for earnings and other accretions to the Fund and distributions, losses and other diminutions to the Fund.

“Actual Deferral Percentage” shall mean, with respect to a group of Participants, the average of the ratios, calculated separately for each Participant in the same group, of the amount of Salary Deferral Contributions allocated under the Plan with respect to a Plan Year (plus any Matching Contributions that are made subject to 401(k) restrictions) to the Participant’s Compensation for the same Plan Year. Company contributions on behalf of any Participant shall include:

(a)	Any Elective Deferral Contributions made pursuant to an Elective Deferral Agreement, including Excess Elective Deferral Contributions of Highly Compensated Employees, but excluding (1) Excess Elective Deferral Contributions of Non-Highly Compensated Employees that arise solely from Elective Deferral Contributions under the Plan or any Plan of the Company; and (2) Elective Deferral Contributions that are taken into account in the Contributions Percentage test (provided the ADP test is satisfied both with and without exclusion of these Elective Deferral Contributions); and

(b)	At the election of the Company, Qualified Nonelective Contributions and Qualified Matching Contributions.

For purposes of computing Actual Deferral Percentages, an Employee who would be a Participant but for the failure to make an Elective Deferral Contribution shall be treated as a Participant on whose account no Elective Deferral Contributions are made.

“Average Contribution Percentage” shall mean, with respect to a group of Participants, the average, expressed as a percentage, of the Contribution Percentages of the Participants in each group.

“Beneficiary” or “Beneficiaries” shall mean the person or persons designated in accordance with the provisions of Section 7.07 or otherwise entitled under the Plan or as provided in Section 401(a)(9) of the Code and regulations thereunder to receive any benefits to be paid under the Plan on account of, or following, the death of a Participant.

“Board of Directors” shall mean the Board of Directors of the Company.

“Break in Service” shall mean a one-year Period of Severance.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in force from time to time, or any successor or substitute provisions of law enacted from time to time.

“Code Section 415 Compensation” shall, for purposes of applying the benefit limitations of Article VIII, include a Participant’s wages, salaries and fees received for personal services actually rendered in the course of employment with the Company, to the extent that the amounts are includable in gross income, but excluding the following:

(a)	Company contributions to a plan of deferred compensation which are not includable in the Employee’s gross income for the taxable year in which contributed, or Company contributions under a simplified employee pension plan to the extent such contributions are deductible by the Employee, or any distributions from a plan of deferred compensation;

(b)	Amounts realized from the exercise of a non-statutory stock option, or when restricted stock either becomes freely transferable or is no longer subject to a substantial risk of forfeiture; and

(c)	Amounts realized from the sale, exchange, or other disposition of stock acquired under a statutory stock option; and

(d)	Other amounts which receive special tax benefits, or contributions by the Company (whether or not pursuant to a salary reduction agreement) toward the purchase of an annuity described in Section 403(b) of the Internal Revenue Code.

Code Section 415 Compensation shall include “differential wage payments” within the meaning of Section 3401(h) of the Code.

Code Section 415 Compensation shall include any elective deferral as defined in Section 402(g)(3) of the Code and any amount which is contributed or deferred by the Company at the election of the Employee and which is not otherwise includable in the gross income of the Employee by reason of Section 125, 132(f), or 457 of the Code.

The Code Section 415 Compensation of each Employee taken into account under the Plan for any Plan Year shall not exceed the annual Compensation limit set forth in Section 401(a)(17) of the Code, as adjusted for increases in the cost of living in accordance with Section 401(a)(17)(B) of the Code. Amounts described in the preceding sentence shall be deemed to include any amounts that are not available to a Participant in cash in lieu of group health coverage solely because the Participant is not able to certify that he or she has other health coverage.

Code Section 415 Compensation does not include any amounts that are paid to a Participant following the date on which a Participant ceases to be an Employee (“severance date”) except for any such amounts that are regular compensation for services that would have been paid prior to the Participant’s severance date if the Participant had continued in employment with the Employer, including bonuses, and that are paid by the later of 2 1⁄2 months after the severance date or the end of the Plan Year that includes the severance date:. This paragraph is effective January 1, 2008.

“Company Stock” shall mean Frontier Communications Company common stock.

“Compensation” (except for “Code Section 415 Compensation,” above) shall mean:

(a)	Except as otherwise provided below, the base compensation paid to an Employee by the Company with respect to each Plan Year, plus overtime, shift differential and commissions (but excluding commissions earned on or after January 1, 2013), and any addition to base compensation attributable to credits granted under the Company’s cafeteria plan to Employees who elect out of health plan coverage, but excluding all bonuses. Except as otherwise provided below, “Compensation” shall exclude any amounts contributed to or the value of benefits under the Plan or any other deferred compensation, employee benefit or fringe benefit program or plan or any other extraneous form of compensation. Effective January 1, 2009, “Compensation” shall also include differential wage payments, as defined in Section 3401(h)(2) of the Code, received from the Employer.

(b)

With respect to GTE 2000 Nebraska and Illinois Union Participants (as defined below) “Compensation” (i) shall consist of base compensation, sales commissions, sales bonuses, production incentive payments, foreign service premiums, and payment made under team-oriented short-term incentive programs that are specifically included by the Retirement Committee from time to time, and (ii) shall exclude (except as may otherwise be provided in (i) above) any commissions, incentive payments, service award payments, performance award payments, other management incentives, awards, profit-sharing, stock received pursuant to employee stock option plans or other stock purchase plans, bonuses, overtime, shift or other premiums, supplemental vacation benefits, moving expense reimbursements, and any other special fees or allowances paid to a GTE 2000 Nebraska and Illinois Union Participant during the Plan Year.

“GTE 2000 Nebraska and Illinois Union Participants” means Participants who are covered under one of the following collective bargaining agreements: IBEW 21, 51 (former GTE locations only), 196, or 702, or CWA (Nebraska).

(c)	With respect to Frontier Union Participants, “Compensation” shall mean the total of a Participant’s basic salary or wages, bonuses, overtime and commissions paid by the Employer for services actually rendered by the Participant to the Company. A Participant’s Compensation shall not include imputed long term disability premiums, pension payments or any other form of extra remuneration of whatever nature except bonuses and commissions included under the preceding sentence. For any Participant receiving disability pay from the Company during a payroll period (other than a disability pension), the term “Compensation” means such disability pay.

(d)	For purposes of applying paragraphs (a), (b), and (c), “Compensation” shall include any elective deferral (as defined in Code Section 402(g)(3)) and any amount which is contributed by the Company at the election of the Participant and which is not includible in the gross income of the Participant by reason of Code Sections 125, 132(f), or 457. Amounts described in the preceding sentence shall be deemed to include any amounts that are not available to a Participant in cash in lieu of group health coverage solely because the Participant is not able to certify that he or she has other health coverage.

(e)	Except for purposes of applying paragraph (f), a Participant’s Compensation shall in no event include amounts paid prior to his or her becoming a Participant in the Plan.

(f)	Notwithstanding the foregoing, for purposes of determining Contribution Percentages, the Actual Deferral Percentage, and the Average Contribution Percentage “Compensation” means wages as defined in Section 3401 of the Code; provided, however, that Compensation for such purpose shall include any elective deferral (as defined in Code Section 402(g)(3)) and any amount which is contributed by the Company at the election of the Participant and which is not includible in the gross income of the Participant by reason of Code Sections 125, 132(f), or 457.

(g)	In addition to other applicable limitations set forth in the Plan, and notwithstanding any other provision of the Plan to the contrary, the annual Compensation of each Employee taken into account under the Plan for any Plan Year shall not exceed the annual Compensation limit set forth in Section 401(a)(17) of the Code, as adjusted for increases in the cost of living in accordance with Section 401(a)(17)(B) of the Code. The cost-of-living adjustment in effect for a calendar year applies to any period, not exceeding 12 months, over which compensation is determined (determination period) beginning in such calendar year. If a determination period consists of fewer than 12 months, the annual Compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is 12.

(h)	In no event shall Compensation include any item of remuneration that fails to qualify as Code Section 415 Compensation.

“Contribution Percentage” shall mean, with respect to a group of Participants, the ratios (expressed as a percentage) of the Matching Contributions, Supplemental Profit-Sharing Matches, and Voluntary After-Tax Contributions allocated under the Plan on behalf of each Participant in the group, with respect to a Plan Year, to the Participant’s Compensation for the Plan Year. For purposes of determining such ratios, “Participant” is defined below in this Glossary and is further defined to mean:

(a)	an Employee who is directly or indirectly eligible to make an Elective Deferral Contribution or to receive an allocation of Matching Contributions or Supplemental Profit-Sharing Matches (including Matching Contributions or Voluntary Supplemental Profit-Sharing Matches derived from forfeitures) under the Plan for a Plan Year;

(b)	an Employee who is unable to make an Elective Deferral Contribution or to receive an allocation of Matching Contributions because the Employee has not contributed to another plan;

(c)	an Employee who would be eligible to make Elective Deferral Contributions but for a suspension due to a distribution, a loan or an election not to participate in the Plan (other than certain one-time elections), even though the Employee may not make such Elective Deferral Contributions or receive an allocation of Matching Contributions by reason of such suspension; or

(d)	an Employee who is unable to make an Elective Deferral Contribution or to receive an allocation of Matching Contributions or Supplemental Profit-Sharing Matches because such Employee may receive no additional annual additions because of Section 415(c)(1) or 415(e) of the Code.

In the case of a Participant described in paragraphs (a), (b), (c) or (d) who makes no Elective Deferral Contributions and receives no Matching Contributions under the Plan for a Plan Year, the Contribution Percentage for such Participant that is to be included in determining the Average Contribution Percentage for such Plan Year shall be zero. In determining the Contribution Percentage, the Plan Administrator may elect, to the extent permitted in regulations, to take into account elective deferrals (defined in Code Section 402(g)(3)(A) and qualified nonelective deferrals which are subject to Code Section 401(k) restrictions (as defined in Code Section 401(m)(4)(C)) contributed to any Plan maintained by the Company or a Related Employer.

In determining the Contribution Percentage, the following Matching Contributions shall be excluded:

(x)	Matching Contributions or Supplemental Profit-Sharing Matches that a Participant forfeits because they correspond to Elective Deferral Contributions in excess of the permissible dollar limits contained in Code Section 402(g);

(y)	Matching Contributions or Supplemental Profit-Sharing Matches forfeited, or returned to the Participant in order to correct an allocation in excess of Section 415(c) of the Code; and

(z)	Matching Contributions or Supplemental Profit-Sharing Matches that a Participant forfeits in conjunction with a distribution made to correct a failure of the Actual Deferral Percentage test or the Average Contribution Percentage test.

“Current Market Value” shall mean on any business day (a) as applied to Company Stock, the closing market price thereof as reported on the New York Stock Exchange or such other exchange as the Company’s Common Stock may be reported on; and (b) as applied to other investments in the Plan, shall mean the closing market price as of the Valuation Date, as reported by the Trustee.

“Discretionary Contribution Account” shall mean that portion of a Participant’s Account attributable to Discretionary Contributions as adjusted to reflect their share of earnings and other accretions to the Fund and distributions, losses and other diminutions to the Fund.

“Discretionary Contributions” shall mean contributions made by the Company on behalf of a Participant in accordance with Section 3.08 of the Plan. Discretionary Contributions include “Profit-Sharing Contributions” provided for under the terms of a collective bargaining agreement.

“Effective Date” for purposes of this amended and restated Plan shall mean January 1, 2012 except with respect to specific provisions for which a different effective date is specifically provided under the Plan. The Effective Date of any prior Plan or amendment shall be as specified in each such prior document. Solely for purposes of applying Section 3.12(d) (relating to after-tax employee contributions made by certain Frontier Nonunion Employees), the effective date of the provisions of this restated Plan document pertaining to Voluntary After-Tax Contributions (including nondiscrimination requirements and withdrawal restrictions) shall coincide with the effective date set forth in Section 3.12(d).

“Elective Deferral Account” shall mean that portion of a Participant’s Account attributable to salary deferral or Elective Deferral Contributions (other than Roth Elective Deferral Contributions) (i.e., Pre-Tax Elective Deferrals) as adjusted to reflect their share of earnings and other accretions to the Fund and distributions, losses and other diminutions to the Fund.

“Elective Deferral Contributions” shall mean any employer contributions made to the Plan at the election of the Participant, in lieu of unreduced Compensation, and shall include contributions made pursuant to a salary reduction agreement or other deferral mechanism. With respect to any taxable year, a Participant’s Elective Deferral Contribution is the sum of all Employer contributions made on behalf of such Participant pursuant to an election to defer under any qualified cash or deferred arrangement as described in Section 401(k) and 402A of the Code. Elective Deferral Contributions include Roth Elective Deferral Contributions except where otherwise specified.

“Employee” shall mean any common law employee of the Company.

“Employer” shall mean any Related Employer participating in the Plan as provided in Article XII. Employer may refer to all Participating Employers collectively or to each one individually as the context may require.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 as amended and in force from time to time, or any successor or substitute provisions of law enacted from time to time.

“Excess Contributions” shall mean with respect to any Plan Year, the excess of (a) the aggregate amount of Company contributions actually taken into account in computing the Actual Deferral Percentage of Highly Compensated Employees for such Plan Year, over (b) the maximum amount of such contributions permitted by the Actual Deferral Percentage test (determined by hypothetically reducing contributions made on behalf of Highly Compensated Employees in order of the Actual Deferral Percentages, beginning with the highest of such percentages.)

“Excess Elective Deferrals” shall mean those Elective Deferral Contributions that are includable in a Participant’s gross income under Section 402(g) of the Code to the extent such Participant’s Elective Deferral Contributions exceed the dollar limitation under such Code section. Excess Elective Deferral Contributions shall be treated as Annual Additions under the Plan, unless such amounts are distributed no later than April 15 following the close of the Participant’s taxable year.

“Fiduciary” shall mean any person who —

(a)	exercises any discretionary authority or discretionary control respecting management of the Plan or exercises any authority or control respecting management or disposition of its assets,

(b)	renders investment advice for a fee or other compensation, direct or indirect, with respect to any monies or other property of the Plan or has any authority or responsibility to do so, or

(c)	has any discretionary authority or discretionary responsibility for the administration of the Plan.

“Fixed Contribution Accounts” shall mean that portion of a Participant’s Account attributable to Fixed Contributions as adjusted to reflect their share of earnings and other accretions to the Fund and distributions, losses and other diminutions to the Fund.

“Fixed Contributions” shall mean contributions made by the Company on behalf of a Frontier Union Participant in accordance with Section 3.07 of the Plan.

“Frontier Nonunion Employee” shall mean an Employee of one of the Company’s Frontier subsidiaries who is not covered under a collective bargaining agreement.

“Frontier Nonunion Participant” shall mean a Participant who is a Frontier Nonunion Employee.

“Frontier Union Employee” shall mean an Employee who is covered under one of the following collective bargaining agreements: NY IBEW 503, NY IBEW 320, NY CWA 1170, NY RTWA, IA CWA 7171, MN CWA 7270, IL IBEW 51 (Lakeside, Midland, Mt. Pulaski, or Prairie), or MI IBEW 1106.

“Frontier Union Participant” shall mean a Participant who is a Frontier Union Employee.

“Fund” shall mean the cash, securities or other Plan assets held by the Trustee (or other funding agencies under the Plan) for the purposes of the Plan.

“Global” shall mean Global Crossing, Ltd.

“Global Stock” shall mean Global common stock.

“Global Stock Account” shall mean that portion of a Participant’s Account established under the Plan to hold Global Stock transferred to the Plan pursuant to the stock purchase agreement between the Company and Global. No additional Global Stock may be contributed or added to the Global Stock Account on or after the date such stock was transferred to the Plan. A Participant shall at all times be fully vested in his Global Stock Account.

“GTE 2000 Nonunion Participant” shall mean a GTE 2000 Participant who is not covered under a collective bargaining agreement.

“GTE 2000 Participant” shall mean a Participant that (i) is employed in a business unit that was acquired by a Related Employer in 2000 from a Prior GTE Employer and (ii) was actively employed by such business immediately prior to the date of such acquisition and became Employees on such date.

“GTE 2000 Union Participant” means a Participant who is covered under one of the following collective bargaining agreements: IBEW 21, 51 (former GTE locations only), 196, 702, or 949 or CWA (Nebraska).

“Hardship” shall mean immediate and heavy financial need of the Participant resulting from one of the following circumstances: (i) expenses for (or necessary to obtain) medical care that would be deductible under Code Section 213(d) (determined without regard to whether the expenses exceed 7.5% of adjusted gross income); (ii) costs directly related to the purchase of a principal residence for the Participant (excluding mortgage payments); (iii) payment of tuition, related educational fees, and room and board expenses, for up to the next 12 months of post-secondary education for the Participant or the Participant’s spouse, children, or dependents (as defined in Code Section 152 without regard to Code Section 152(b)(l), (b)(2) and (d)(l)(B)); (iv) payments necessary to prevent the eviction of the Participant from his or her principal residence or foreclosure on the mortgage on that residence; (v) payments for burial or funeral expenses for the Participant’s deceased parent, spouse, children, or dependents (as defined in Section 152 without regard to Code Section 152(d)(l)(B)); (vi) expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income); or (vii) such other circumstances as the Internal Revenue Service may designate in regulations, rulings, or other documents of general applicability as giving rise to a deemed immediate and heavy financial need.

“Highly Compensated Employee” includes Highly Compensated Active Employees and Highly Compensated Former Employees. A Highly Compensated Active Employee includes any Employee who (a) was a 5% owner at any time during the prior Plan Year, or (b) for the prior Plan Year had compensation from the Employer in excess of $80,000 (as adjusted pursuant to Section 415(d) of the Code).

A Highly Compensated Former Employee includes any Employee who separated from service (or was deemed to have separated) prior to the current Plan Year, performs no service for the Employer during such Plan Year, and was a Highly Compensated Active Employee for either the separation year or any Plan Year ending on or after the Employee’s 55th birthday.

The determination of who is a Highly Compensated Employee, including the determinations of the number and identity of Employees in the top-paid group, the number of Employees treated as 5% owners, and the compensation that is considered, will be made in accordance with Section 414(q) of the Code and the regulations thereunder.

“Hour of Service” shall mean each hour for which:

(a)	An Employee is paid, or entitled to payment for the performance of duties for the Company or a Related Employer.

(b)	An Employee is paid, or entitled to payment by the Company or a Related Employer on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty, leave of absence or the like.

(c)	Back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Company or a Related Employer.

(d)	Credit is required under applicable state or federal law, including for periods of service in the Armed Forces of the United States under the Military Selective Service Act as amended. The nature, extent and timing of such credit shall be as required under applicable law.

An Hour of Service to be credited to an Employee in connection with a period of no more than 31 days falling in two Plan Years shall be credited in the second such Plan Year, otherwise Hours of Service shall be credited in the Plan Year in which the duties are performed under paragraph (a), in which occurs the period during which no duties are performed under paragraph (b), and to which the award or agreement for back pay pertains under paragraph (c). Hours of Service for purposes of paragraph (b), will be calculated and credited pursuant to Section 2530.200b-2 of the Treasury Regulations, which is incorporated herein by this reference. The number of Hours of Service to be credited under either paragraph (b) or (c) for periods described in paragraph (b) shall be the number of working hours regularly scheduled for such periods of time. In case of an Employee without a regular work schedule, an average of his actual hours worked for comparable periods of time shall be credited.

Notwithstanding the foregoing, the same Hour of Service shall not be credited under more than one of the foregoing Subparagraphs and for purposes of crediting Hours of Service under either Subparagraph (b) or (c) for periods described in Subparagraph (b):

(y)	Except in the case of an authorized leave of absence or required government service as described in the definition of Break in Service in this Glossary, no more than five hundred one (501) Hours of Service shall be credited to an Employee on account of any such single continuous period (whether or not such period occurs in a single Plan Year) and such hours shall be credited until exhausted beginning with the first day of such period; and

(z)	No Hour of Service shall be credited to an Employee for payments made or due under a plan maintained solely for the purpose of complying with applicable workmen’s compensation, unemployment compensation or disability insurance or for payments which solely reimburse the Employee for medical or medically related expenses incurred by such Employee.

Hours of Service will be credited for employment with other members of an affiliated service group under Section 414(m) of the Code, a controlled group of corporations under Section 414(b) of the Code, a group of trades or businesses under common control under Section 414(c) of the Code which the Company is a member, and other entity required to be aggregated with the Company, pursuant to Section 414(o) of the Code and the regulations thereunder. Hours of Service will also be credited for any individual considered an Employee for purposes of the Plan under Section 414(n) of the Code.

“Investment Committee” shall mean the committee appointed by the Retirement Committee pursuant to Article XI to oversee the investment of Plan assets, or if no such committee is appointed or if there are no members in office, the Retirement Committee.

“Key Employee” shall mean any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year that includes the determination date was an officer of the Employer having annual Code Section 415 Compensation greater than $130,000 (as adjusted under Section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002), a 5-percent owner of the Employer, or a 1- percent owner of the Employer having annual Compensation of more than $150,000. The determination of who is a Key Employee will be made in accordance with Section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

“Leased Employee” shall mean any person (other than an employee of the recipient) who pursuant to an agreement between the recipient and any other person (“leasing organization”) has performed services for the recipient (or for the recipient and related persons determined in accordance with Section 414(n)(6) of the Code) on a substantially full-time basis for a period of at least one year, and such services are performed under the primary direction and control of the recipient employer. Contributions or benefits provided a leased employee by the leasing organization which are attributable to services performed for the recipient employer shall be treated as provided by the recipient employer.

A leased employee shall not be considered an employee of the recipient if: (i) such employee is covered by a money purchase pension plan providing: (1) a nonintegrated employer contribution rate of at least 10% of Code Section 415 Compensation, (2) immediate participation, and (3) full and immediate vesting; and (ii) leased employees do not constitute more than 20% of the recipient’s non-highly compensated workforce.

“LGS Account” shall mean the amount transferred to the Plan on behalf of a Participant as a consequence of the merger of the LGS Employee’s Savings and Investment Plan, as adjusted for subsequent investment gain or loss, income and expense. A Participant shall at all times be fully vested in his LGS Account.

“Limitation Year” shall mean the Plan Year.

“Match Rate” shall have the meaning set forth in Section 3.05(d)(1).

“Match-Eligible Percentage” shall have the meaning set forth in Section 3.05(d)(2).

“Matching Contribution Account” shall mean that portion of a Participant’s Account attributable to Matching Contributions as adjusted to reflect their share of earnings and other accretions to the Fund and distributions, losses and other diminutions to the Fund. Amounts contained in this Account shall include amounts attributable to (a) Matching Contributions that are required to be invested in Company Stock and Matching Contributions that may be invested by Participants and are not required to be invested in Company Stock; (b) Transferred Accounts containing matching contributions, which amounts are subject to Participant investment direction and not required to be invested in Company stock (“Prior Employer’s Match”); (c) matching contributions previously made by the Company with respect to certain covered Participants as an additional matching contribution to compensate for the elimination of certain retiree medical benefits; and (d) and discretionary matching contributions made by the Company pursuant to collective bargaining.

“Matching Contributions” shall mean contributions made by the Company on behalf of a Participant in accordance with Section 3.05 of the Plan.

“Non-Highly Compensated Employee” shall mean any Employee or former Employee of the Company or a Related Employer who is not a Highly Compensated Employee.

“Non-Key Employee” shall mean any Employee or former Employee of the Company or of any Related Employer (and any beneficiary of such an employee) who is not a Key Employee.

“Normal Retirement Date” shall mean a Participant’s 65th birthday.

“Participant” shall mean an Employee or former Employee who has become a Participant in the Plan in accordance with Article II (whether or not he actually makes Elective Deferral Contributions) and whose interest under the Plan has not been fully distributed or terminated.

“Participating Employer” shall mean any Related Employer other than (i) a Related Employer designated by the Board of Directors or Retirement Committee as ineligible to participate in the Plan and (ii) a Related Employer whose participation in the Plan has terminated in accordance with Section 12.05. Notwithstanding the foregoing, Frontier Communications Corporate Services Inc. is a Participating Employer beginning at the market’s close on December 30, 2011, but only in the case of common law employees of Frontier Communications Corporate Services Inc. who are either: (i) not hourly-paid and not in a unit covered by a collective bargaining agreement, (ii) hourly-paid and not in a unit covered by a collective bargaining agreement, and whose employer has agreed, by resolution of its board of directors (with the approval of the Company) or by written certification of the most senior Human Resources officer of the Company, to become a co-sponsor under the Plan for such Employees, or (iii) in a unit covered by a collective bargaining agreement with a Participating Employer that specifically provides for their coverage under the Plan. Employees who are in an employment classification that is eligible for the Frontier Communications Corporate Services Inc. Savings and Security Plan for Mid-Atlantic Associates are not eligible for this Plan.

“Period of Service” shall mean the period of time commencing on the date on which an Employee first is credited with an Hour of Service (or his reemployment commencement date, if later) and ending on his next Severance from Service Date. If an Employee has a Severance from Service as the result of a voluntary termination, discharge or retirement and returns to service within 12 months of his Severance from Service, such period of absence shall be counted for purposes of determining such Employee’s vesting. If, during an absence from service for any reason other than a voluntary termination, discharge or retirement, an Employee incurs a Severance from Service as the result of a voluntary termination, discharge or retirement, and the Employee returns to service within 12 months of the date on which he was first absent from service, the period during which he is absent from service shall be counted for purposes of determining his vesting under the Plan.

(a)	For purposes of determining a Participant’s vesting under Section 5.03 of the Plan, a Participant shall receive credit for all Periods of Service, including Service credited to the Employee prior to the Company’s adoption of the Plan; provided, however, that:

(1)	if a Participant has a five year Break in Service, then Service credited to the Participant after the five year Break in Service shall not be taken into account for purposes of determining the Participant’s vesting in his Account Balance accrued before such Break in Service; and

(2)	if the Participant has no vested right to his Account as of his Severance from Service, then no Period of Service credited to him prior to his Severance shall be taken into account if the number of his consecutive one year Breaks in Service equals or exceeds the greater of (A) five years or (B) the number of years of Service he had immediately before his Break.

(b)	For purposes of determining an Employee’s eligibility to participate, and determining the vesting percentage under Section 5.03 with respect to transferred Employees of GASCO, Inc. and Ogden Telephone Company (as that term is defined in the respective purchase agreements for such companies), service recognized under the BHP Retirement Savings Plan and GASCO Bargaining 401(k) Plan shall be treated as Service under the Plan, and service with Ogden Telephone Company shall be recognized as service under the Plan. For purposes of determining an Employee’s eligibility to participate and the vesting percentage under Section 5.03 with respect to Transferred Employees of Rhinelander Telephone Company, GTE, Alltel, and LGS, service credited to such Transferred Employees by such former employers shall be recognized as service under the Plan. For purposes of determining an Employee’s eligibility to participate and the vesting percentage under Section 5.03 with respect to Business Employees (as such term is defined in the stock purchase agreement between the Company and Global) of Global and its related entities, service with Global and its related entities shall be recognized as service under the Plan. If and to the extent that the Board of Directors of the Company or the Retirement Committee so determines by rules uniformly applicable to all Employees similarly situated, an Employee who was in the employ of any business or enterprise substantially all of whose assets and property are acquired by the Company or a Related Employer by purchase, merger, consolidation or otherwise, may receive credit for his past service with such business or enterprise, and such service shall be included in his Period of Service under the Plan.

“Period of Severance” shall mean the period of time commencing on an individual’s Severance from Service and ending on the date on which he again performs an Hour of Service.

“Permanently Disabled” shall mean that a Participant has qualified for and is receiving long-term disability benefits from the Company. If the Participant is not covered by the Company’s long-term disability plan, “Permanently Disabled” means that the Participant’s disability renders the Participant completely unable to engage in any and every duty pertaining to any occupation or employment for wage or profit for which he is reasonably qualified by training, education, or experience, and that can be expected to result in death or to be of long-continued and indefinite duration, or that the Participant is approved for a disability pension under the terms of any pension plan maintained by the Company or any Affiliate.

“Plan” shall mean the Citizens 401(k) Savings Plan, including the Plan document and any other agreement or Trust Agreement forming a part hereof, together with any and all amendments or supplements thereto.

“Plan Administrator” shall mean the Company’s Retirement Investment & Administration Committee.

“Plan Year” shall mean a 12 month period running from the first of January through the end of the following December.

“Pre-Tax Elective Deferral Contributions” shall mean Elective Deferral Contributions made on a pre-tax basis pursuant to Code section 401(k).

“Prior GTE Employer” shall mean GTE North Incorporated, GTE South Incorporated, GTE Midwest Incorporated, or Contel of Minnesota, Inc.

“Related Employer” shall mean a corporation or other business organization during the period it is—

(a)	a member with the Company of a controlled group of corporations, as determined under Section 414(b) of the Code,

(b)	a member with the Company of a group of trades or businesses under common control, as determined under Section 414(c) of the Code,

(c)	a member with the Company of an affiliated service group, as determined pursuant to Section 414(m) of the Code, as applicable, or

(d)	any other entity required to be aggregated with the Company pursuant to regulations under Section 414(o) of the Code.

Effective January 1, 1994, ‘Related Employer’ and ‘Participating Related Employer’ shall also include Mohave Cellular, L.P. (“Mohave”) during any period in which the Company is a general partner of Mohave.

“Required Beginning Date” shall mean April 1 of the calendar year following the later of (i) the calendar year in which the Participant attains 70 1⁄2 and (ii) in the case of a Participant other than a 5% owner, the calendar year in which the Participant has a termination from service.

“Restricted Stock” shall mean Company Stock that has been allocated to a Frontier Union Participant’s Account for a period of less than five years from the date of the initial allocation.

“Retirement Committee” shall mean the Retirement Committee of the Board of Directors of Frontier Communications Company.

“Rollover Accounts” shall mean those balances attributable to amounts rolled from another qualified retirement plan to the Plan, which amounts shall be fully vested and subject to the distribution provisions of the Plan. Rollover Accounts include, without limitation, amounts rolled from the BHP Retirement Savings Plan with respect to non-union GASCO Employees, from the terminated Ogden Telephone Company Tax Deferred Retirement Savings Plan and Trust, from the terminated Rhinelander Telephone Company 401(k) Profit Sharing Plan & Trust, and any other rollover amounts accepted from time to time by the Plan Administrator.

“Rollover Contributions” shall mean rollover contributions (including direct rollovers) made in accordance with Section 3.16.

“Roth Elective Deferral Contributions” shall mean the portion of a Participant’s Elective Deferral Contributions that are includible in the Participant’s Federal gross taxable income at the time deferred and have been irrevocably designated as Roth Elective Deferral Contributions by the Participant in his or her deferral election and as provided in section 402A of the Code.

“Roth Elective Deferral Account” shall mean that portion of a Participant’s Account attributable to Roth Elective Deferral Contributions as adjusted to reflect their share of earnings and other accretions to the Fund and distributions, losses and other diminutions to the Fund.

“Severance from Service Date” shall mean the earlier of (a) the date the Employee quits, is discharged, retires or dies, and (b) the first anniversary of the first date of a period in which the Employee remains absent from service for any other reason. Notwithstanding the foregoing, if the Employee has been granted a leave of absence or layoff and the date of termination of such leave or layoff occurs after the first anniversary of the commencement of his absence from Service under clause (b) above, such termination date will be the Severance from Service Date.

In the event that an Employee is absent from service beyond the first anniversary of the first date of absence occurring as a result of the pregnancy of the Employee,

the birth of a child of the Employee, the placement of a child with the Employee by reason of adoption or for purposes of caring for a child of the Employee immediately following the child’s birth or adoption, a Severance from Service Date shall not occur until the second anniversary of the first date of absence. The period between the first and second anniversary of the first date of such absence from Service shall not count either as a Period of Service or Period of Severance.

A Severance from Service Date shall not occur as a result of an Employee’s termination of service to enter the military service of the United States provided (a) such Employee’s rights are protected by federal law, and (b) such Employee returns to employment with the Company or a Related Employer within the period required by law for preservation of his rights. Under such circumstances, an Employee shall receive credit for service for his entire period of absence. If the Employee does not return to Service within the time prescribed by law, then the date he terminated employment shall be his Severance from Service Date.

“Special Transition-Year Contributions” shall mean contributions made by the Company on behalf of a union Participant in accordance with Section 3.09 of the Plan.

“Super Top-Heavy” shall be determined in the same manner and shall mean the same as Top-Heavy, except that the present value of accrued benefits for Key Employees must exceed 90% of the accrued benefits for all Employees, rather than 60% as in the case of Top-Heavy.

“Supplemental Profit-Sharing Matches” shall mean contributions made by the Company on behalf of a Participant in accordance with Section 3.06 of the Plan.

“Top-Heavy” shall mean that, as of the determination date with respect to a Plan Year —

(a)	if the Plan is not included in a required or permissive aggregation group, the present value of the accrued benefits for Key Employees under the Plan exceeds 60% of the present value of the accrued benefits for both Key and Non-Key Employees under the Plan, or

(b)	if the Plan is included in a required or permissive aggregation group, the sum of the present value of accrued benefits for Key Employees under all defined benefit plans and all defined contribution plans included in such group exceeds 60% of the sum of the present value of accrued benefits for both Key and Non-Key Employees.

For purposes of making the above Top-Heavy determination:

(1)	The determination date for a given plan year shall be the last day of the preceding plan year, or, in the case of the first plan year of a plan, the last day of such first plan year.

(2)	A required aggregation group consists of: (A) the Plan; and (B) other qualified plans required to be aggregated with the Plan under Section 416(g) of the Code in testing for top-heaviness, i.e., (i) each qualified plan in which at least one Key Employee participates at any time during the determination period (regardless of whether plan has terminated), and (ii) any other qualified plan which enables the Plan or a plan described in (B)(i) above to meet the requirements of Sections 401(a)(4) and 410 of the Code.

(3)	A permissive aggregation group consists of: (A) the Plan; (B) any plans required to be aggregated with the Plan under (2)(B) above; and (C) any other qualified plans permitted to be aggregated with the Plan under Section 416(g) of the Code in testing for top-heaviness, i.e., any other such plan which, when considered as a group with the Plan, and any plans required to be aggregated with the Plan under (2)(B) above, continue to meet the requirements of Sections 401(a)(4) and 410 of the Code, and which the Plan Administrator in its discretion chooses to include in the group.

(4)	Where more than one plan is involved in the determination, the present value of accrued benefits (including distributions to be included therein in accordance with (10) below) shall be determined separately for each plan as of its own determination date falling in the same calendar year as the Plan’s determination date with respect to the Plan Year in question, and the results of such separate determination shall then be aggregated as provided above.

(5)	The present value of accrued benefits under a plan shall include the present value of accrued benefits derived from all contributions, including employer and employee (both voluntary and mandatory) contributions, except for the present value derived from tax deductible employee contributions which shall not be taken into account.

(6)	The present value of accrued benefits under a plan shall be determined as of the plan’s most recent valuation date that falls within the 12 month period ending on the plan’s determination date. The Plan’s valuation date is on December 31.

(7)	The present value of a Participant’s accrued benefits under a defined contribution plan shall be the sum of the Participant’s account balance as of the relevant valuation date, plus an adjustment for contributions due as of the determination date. In the case of a plan not subject to the minimum funding requirements of Section 412 of the Code, the adjustment is the amount of contributions, if any, actually made after the valuation date but on or before the determination date, except in the first plan year of the plan when the adjustment should also reflect the amount of any contributions whenever made that would be allocated as of a date not later than the determination date. In the case of a plan subject to the minimum funding requirements of Section 412 of the Code, the adjustment is the amount of contributions whenever made that would be allocated as of a date not later than the determination date.

(8)	The present value of a Participant’s accrued benefits under a defined benefit plan shall be based upon reasonable interest and mortality assumptions specified by the plan. The accrued benefit of a Participant (who is not a Key Employee) under a defined benefit plan shall be determined under (A) the method, if any, that uniformly applies for accrual purposes under all defined benefit plans maintained by the Company, or (B) if no such uniform method exists, then the slowest accrual method permitted under the fractional rule of Section 411(b)(1)(C) of the Code.

(9)	The accrued benefit of a Participant in a plan who is a Non-Key Employee but who was a Key Employee in a prior year shall be disregarded.

(10)

Generally, any accrued benefit transferred or distributed in the five (5) year period ending on a plan’s determination date (except any such accrued benefit otherwise included in the present value of accrued benefits on the determination date) shall be added back and included in the plan’s present value of accrued benefits as of the determination date. This rule shall apply to distributions under a terminated plan which, if it had not been terminated, would have been required to be included in an aggregation group. It shall also apply to any unrelated rollover or transfer (i.e., one initiated by the employee and made to a plan maintained by another, unrelated employer under Sections 414(b), (c) or (m) of the Code). The plan accepting an unrelated rollover or transfer shall not consider the rollover or transfer as part of its present value of accrued benefits unless the rollover or transfer was accepted prior to December 31, 1983. In the case of a related rollover or transfer (i.e., one not initiated by the employee or made to a plan maintained by the same or related employer under Sections 414(b), (c) or (m) of the Code), the rollover or transfer shall not be added back but shall be counted in the plan accepting the rollover or transfer whether the rollover or transfer was accepted before or after December 31, 1983.

(11)	With respect to plan years beginning after December 31, 1984, the accrued benefit of all Participants in a plan who have not performed or received credit for any services for any employer maintaining the plan (other than benefits under the plan) at any time during the five year period ending on the plan’s determination date shall be disregarded.

(12)	The Top-Heavy determination, including definition of Top-Heavy terms and application of the above rules and any other rules which may be necessary for the determination shall be made in accordance with Section 416 of the Code.

“Transferred Account” shall mean that portion of a Participant’s Account attributed to direct trust-to-trust transfers from other qualified retirement plans (including, without limitation, those maintained by Alltel, GTE and Global and its related entities) and those account balances transferred to the Plan as a result of plan merger (including, without limitation, the mergers of the LGS Retirement Savings Plan, Gasco Bargaining 401(k) Plan, Frontier Union 401(k) Savings Plan, Frontier Communications Corporate Services Inc. Management 401(k) Plan and Frontier Communications Corporate Services Inc. Savings and Security Plan for West Region Hourly Employees).

“Transferred Frontier Savings Plan Accounts” shall mean a Participant’s accounts in the former Frontier Group Employees’ Retirement Savings Plan (subsequently renamed the Global Crossing Employees’ Retirement Savings Plan) that were transferred to the Plan in a trustee-to-trustee transfer in connection with the Company’s acquisition of the Frontier companies from Global Crossing.

“TRASOP Account” shall mean that portion of the Participant’s Account that is attributable to the merger of the Company’s TRASOP Plan into the Plan, as adjusted for subsequent investment gains, losses, income and expenses. A Participant shall be at all times vested in his TRASOP Account.

“Trust Agreement” shall mean a trust agreement, if such trust agreement is established by the Company, between the Company and such Trustees as may be appointed by the Company. In the event that a trust agreement is established, the trust shall include any and all amendments or supplements thereto.

“Trustee” shall mean Putnam Fiduciary Trust Company, and such additional Trustees or successor Trustees as in the future or from time to time thereafter may be appointed or designated by the Company to hold any portion of the Fund forming a part of the Plan.

“Valuation Date” shall mean with respect to all assets held under the Plan for which daily valuation is performed, the date of liquidation of a Participant’s investment for distribution, reinvestment, exchange or transfer, or any other applicable transaction. With respect to assets under the Plan for which daily valuation is not available, “Valuation Date” shall mean the last business day of the Plan Year, and the last business date of each month in the Plan Year.

“Pre-2012 VATC-Eligible Participant” shall mean (i) a Frontier Union Participant covered under a collective bargaining agreement that provides for Voluntary After-Tax Contributions, and (ii) during the period of effectiveness of Section 3.12(d), a Participant described in such section.

“Voluntary After-Tax Contributions” shall mean a Participant’s contributions which are designated as such and are included in the Participant’s federal gross taxable income in the year in which made (other than Roth Elective Deferral Contributions) and that are maintained under a separate account to which earnings and losses are allocated. Effective January 1, 2012, and only to the extent authorized by rules established by the Plan Administrator, Voluntary After-Tax Contributions may be made either by direct election of the Participant, or by recharacterization of Participant Elective Deferral Contribution elections that cannot be honored because of the limits in Section 3.03(f) (Code section 402(g)) or Section 8.05 (nondiscrimination test).

“Voluntary After-Tax Contribution Account” shall mean that portion of a Participant’s Account attributable to Voluntary After-Tax Contributions credited to the Participant.

“Year of Vesting Service” shall mean a 12 month Period of Service beginning on the first day a Participant is credited with an Hour of Service, and any anniversary thereof.

SUPPLEMENT A

Special Rules Affecting Former CTE Employees

Notwithstanding any other provision of the Plan to the contrary, the provisions of this Supplement A shall apply to (i) any individual (a “Former CTE Plan Participant”) who was a participant in the Commonwealth Builder 401(k) Plan (the “CTE Plan”) and whose account balance (“CTE Account”) under that plan was transferred to the Plan as a result of the merger of the CTE Plan into the Plan effective December 31, 2007, and (ii) any other individual (“Other Former CTE Employee”) who was an employee of Commonwealth Telephone Enterprises, Inc. (“CTE”) immediately before March 8, 2007 (the “CTE Acquisition Date”).

A.	CTE Accounts

1.	The portion of a Former CTE Plan Participant’s CTE Account attributable to his or her elective deferrals (including catch-up contributions), as adjusted for investment experience, shall be segregated and maintained as a separate account under this Plan (the “CTE Elective Deferral Account”). Except as otherwise provided in this Supplement A, the terms of the Plan applicable to a Participant’s Elective Deferral Account shall apply to a Former CTE Plan Participant’s CTE Elective Deferral Account.

2.	The portion of a Former CTE Plan Participant’s CTE Account attributable to employer matching contributions, as adjusted for investment experience, shall be segregated and maintained as a separate account (the “CTE Matching Account”). Except as otherwise provided in this Supplement A, the terms of the Plan applicable to a Participant’s Employer Contribution Account shall apply to a Former CTE Plan Participant’s CTE Matching Account.

3.	The portion of a Former CTE Plan Participant’s CTE Account attributable to rollover contributions, as adjusted for investment experience, shall be segregated and maintained as a separate account (the “CTE Rollover Account”). Except as otherwise provided in this Supplement A, the terms of the Plan applicable to a Participant’s Rollover Account shall apply to a Former CTE Plan Participant’s CTE Rollover Account.

B.	Vesting

1.	A Former CTE Plan Participant’s CTE Elective Deferral Account and CTE Rollover Account, shall be fully vested and nonforfeitable at all times.

2.	A Former CTE Plan Participant’s CTE Matching Account shall be vested and nonforfeitable in accordance with the vesting schedule applicable to Matching Contributions under the Plan; provided, however, that a CTE Plan Participant’s CTE Matching Account shall in any event become fully vested upon the Participant’s attainment of age 55 as an Employee.

C.	Service

For purposes of determining an Employee’s eligibility to participate, and determining the vesting percentage under Section 5.03 with respect to a Former CTE Plan Participant, service recognized under the CTE Plan shall be treated as service under the Plan and for Other Former CTE Employees, service as an employee of Commonwealth Telephone Enterprises, Inc. that would have been recognized as service under the CTE Plan shall be recognized as service under the Plan.

D.	In-Service Withdrawals

1.	CTE Rollover Account

A Former CTE Plan Participant may withdraw all or a portion of his or her CTE Rollover Account at any time.

E.	Permanent Disability

1.	Solely with respect to his or her CTE Account, a Former CTE Plan Participant shall be considered to have a Permanent Disability if either (i) he or she has a Permanent Disability as defined in the Plan or (ii) he or she has any physical or mental condition which may reasonably be expected to be permanent and which renders the Participant incapable of continuing as an eligible Employee for his or her customary Hours of Service (as provided in the CTE Plan as of December 31, 2007).

F.	Carryover of Elections

1.	Deferral Elections.

A Former CTE Plan Participant’s deferral election (and catch-up election, if applicable) in effect on December 31, 2007 under the CTE Plan shall constitute his or her deferral election (and catch-up election, if applicable) under this Plan as of January 1, 2008 until such election is changed by the Participant.

2.	Beneficiary Designations.

A Former CTE Plan Participant’s beneficiary designation in effect on December 31, 2007 under the CTE Plan shall constitute his or her Beneficiary designation under this Plan, except to the extent that subsequent to the date of such CTE Plan designation the Participant has made a new Beneficiary designation under this Plan.

SUPPLEMENT B

Special Rules Affecting Former Participants in the Frontier Communications Corporate Services Inc. Management 401(k) Plan Following its 2011 Merger Into This Plan, and Certain Other Employees of FCCS as Set Forth Below

Merger and Eligibility to Participate: Effective immediately after the market’s close on December 30, 2011 (the “Merger Time”), the Frontier Communications Corporate Services Inc. Management 401(k) Plan (the “Management Plan”), which was a tax-qualified retirement plan maintained by the Company, was merged in its entirety into this Plan (i.e., the Frontier Communications 401(k) Savings Plan) and employees of FCCS became eligible to participate in this Plan exclusively pursuant to the terms of this Plan. Upon such merger, all assets and liabilities of the Management Plan became assets and liabilities of this Plan, with no reduction in the Company’s right to take actions, including amending and terminating actions, with respect to such assets and liabilities. The merger did not, by itself, create any rights or diminish any rights of any individual who was a participant in the Management Plan (“Former Management Plan Participant”). Except as may be provided in this Supplement B, Former Management Plan Participants shall receive and have apply to them, from and after the Merger Time, the same benefits, rights, features, and restrictions as generally apply under this Plan (in lieu of those that had applied under the Management Plan), and this Plan’s regular provisions shall govern eligibility to participate in this Plan from and after the Merger Time. All amendments to the Plan necessary to comply with applicable requirements of the Code and ERISA shall also apply to any and all plans previously merged into the Plan, if any, to the extent necessary to comply with the Code and ERISA.

ESOP Feature: In connection with such merger, it was and remains the intention of the Company that the non-employee stock ownership plan portion of the Management Plan would become part of this Plan’s Non-ESOP Portion; that the employee stock ownership plan portion of the Management Plan would become part of this Plan’s ESOP Portion, that the Plan after such merger would continue to satisfy the requirements of ERISA and the Code; and that the trust fund maintained under the Plan would continue to be tax-exempt under Code section 501(a). As of the Merger Date the Management Plan did not have an outstanding exempt loan in connection with its employee stock ownership plan feature.

Prior Plans: Notwithstanding any other provision of this Plan to the contrary, the provisions of this Supplement B apply to Former Management Plan Participants whose account balances under the Management Plan (“Management Plan Accounts”) were transferred to this Plan as a result of such merger.

History of the Management Plan: Effective as of the “Distribution Date” as defined by the Distribution Agreement by and between Verizon Communications Inc. and New Communications Holdings Inc. dated as of May 13, 2009 (the “2009 Effective Date”), a portion of the Verizon Savings Plan for Management

Employees was spun off to form the Management Plan. That portion related to certain Eligible Employees, Inactive Members, and Beneficiaries (as those terms were defined in the Management Plan) as of the 2009 Effective Date who had accounts under the Verizon Savings Plan for Management Employees immediately before the 2009 Effective Date. Schedule A to the Management Plan includes provisions reflecting such merger. In connection with such establishment of the Management Plan, it was the intention of the Company that the non-employee stock ownership plan portion of the Management Plan would be a profit sharing plan; that the employee stock ownership plan portion of the Management Plan would be both a stock bonus plan and an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code and described in Section 407(d)(6) of ERISA; that these two portions of the Plan together would constitute a single plan under Treasury Regulations § 1.414(l)-1(b)(1); that the Management Plan would satisfy the requirements of ERISA; and that the trust fund maintained under the Management Plan would be tax-exempt under Section 501(a) of the Code. As of the 2009 Effective Date the Management Plan did not have an outstanding exempt loan in connection with its ESOP.

A.	Merger

All Former Management Plan Participants as of immediately prior to the Merger Time shall have their participation and plan interest transferred to this Plan as of the Merger Time and shall become Participants. A Beneficiary’s interest in the Management Plan that is derived from an individual described in the preceding sentence shall also be so transferred, and any reference to a Participant or Participant’s interest in this Supplement shall also refer to any beneficiary and beneficiary’s interest related thereto. The rights and benefits of Former Management Plan Participants and their beneficiaries (and of those claiming through or on behalf of such individuals) before the Merger Time shall be governed exclusively by the terms of the Management Plan, and such Former Management Plan Participants shall not be eligible to participate in this Plan before the Merger Time.

B.	Management Plan Accounts

1.

Effective as of the Merger Time, each Former Management Plan Participant’s account in the Management Plan (including any outstanding loans) shall be transferred to this Plan and shall become such Participant’s initial Account balance under this Plan. The actual transfer shall occur as soon as practicable following the Merger Time. The Former Management Plan Participant’s initial Account balance shall be invested in the investment funds available under this Plan in accordance with the fund-to-fund mapping announced by the Plan Administrator. In the case of any loan, the promissory note and documentation related to the loan shall be transferred to this Plan, and this Plan shall succeed to all of the rights that the Management Plan had with respect to such loan immediately prior to the Merger Time; such loan shall continue on the same payment terms (except that payments shall be made to this Plan) as if no transfer had occurred. Separate accounts shall be established and maintained under Section 4.01 for each Former Management Plan Participant’s “Member Account” that was established under the Management Plan. Such accounts shall hold contributions attributable to the period before the Merger Time, and shall collectively be considered each Former Management Plan Participant’s “Transferred Account” as defined in the Glossary hereto. These accounts may include but are not limited to the following accounts:

a)	Elective Contributions;

b)	After-Tax Contributions;

c)	Roth Elective Contributions;

d)	Catch-up Contributions;

e)	Company-Matching Contributions to the Profit-Sharing Plan;

f)	Profit Sharing Contributions to the Profit-Sharing Plan;

g)	Rollover Contributions;

h)	Employee Stock Ownership Plan (“ESOP”) Account;

i)	Transfers; and

j)	Income.

C.	Participation and Carry-Over of Elections

1.	All Former Management Plan Participants shall become Participants in this Plan as of the Merger Time without regard to whether they have met this Plan’s waiting period for participation.

2.	All elections of Former Management Plan Participants in effect under the Management Plan immediately prior to the Merger Time, including contribution rate elections, beneficiary designations and distribution elections, shall be transferred to this Plan as of the Merger Time. Such elections shall remain in effect under this Plan until changed in accordance with the terms of this Plan. In the case of investment elections, such elections shall be transferred to this Plan in accordance with the fund-to-fund mapping announced by the Plan Administrator (under which investments in each fund under the Management Plan were moved to a pre-identified, corresponding fund under this Plan).

D.	Vesting Schedule

1.	The portion of a Former Management Plan Participant’s Account Balance that relates to elective deferrals, after-tax contributions, Roth Elective Deferral Contributions, catch-up contributions, rollover contributions, transfer accounts and earnings thereon shall be fully vested at all times.

2.	In the case of a Participant who was hired by FCCS before the Merger Time, such Participant shall be vested in his accounts not listed in paragraph 1 above upon the earlier of such Participant’s:

a.	Completion of three Years of Vesting Service (as defined in the Management Plan immediately before the Merger Time);

b.	Death;

c.	Disability (which for this purpose means a total disability of a Participant (1) that renders the Participant completely unable to engage in any and every duty pertaining to any occupation or employment for wage or profit for which he is reasonably qualified by training, education, or experience, and (2) that can be expected to result in death or to be of long-continued and indefinite duration; provided that a Participant shall be deemed to have a Disability if the Participant is approved for a disability pension under the terms of any pension plan maintained by the Company or a Related Employer or approved for disability benefits under any long-term disability plan maintained by the Company or any Related Employer).

d.	Retirement from the Company or a Related Employer under the terms of any pension plan maintained by the Company or such Related Employer;

e.	Attainment of age 65; or

f.	Involuntary termination (other than for cause).

Notwithstanding the foregoing, if such Participant is included in a unit of Employees covered by a collective bargaining agreement with FCCS that provides for the Participant’s participation in the Plan and that specifies a vesting schedule, such vesting schedule shall apply.

3.	The portion of a Former Management Plan Participant’s Account Balance that relates to matching contributions (whether in his regular or ESOP account) and any income attributable thereto shall become 100% vested after a “Change in Control” to the extent provided in Section 20.02 of the Management Plan.

4.	A Former Management Plan Participant’s vested interest in amounts transferred to the Management Plan pursuant to Section 12.03 thereof (“Mergers, Consolidations, and Transfers into and out of the Plan”) (including amounts transferred from the Verizon Communications Plan) shall be determined in accordance with Section 12.03(b)(4)(A) of the Management Plan or any applicable schedule thereto.

5.	A Former Management Plan Participant shall be 100% vested in amounts attributable to his “Member’s Account” or “ESOP Account” under the Management Plan to the extent provided in any Schedule thereto that may be applicable to the Member.

6.	A Former Management Plan Participant’s vested interest in any Profit Sharing Contributions (within the meaning of Section 3.11 of the Management Plan (“Profit Sharing Contributions”)) allocated to his “Member’s Account” in the Management Plan shall be determined in accordance with Section 3.11(b)(2) thereof (i.e., such Profit-Sharing Contribution shall be 50% vested upon the completion of one year of Vesting Service and fully vested upon (A) the completion of two Years of Vesting Service or (B) attainment of age 65).

7.	A Participant shall be 100% vested in dividends that were reinvested in accordance with Section 14.08(b) of the Management Plan or that are reinvested in accordance with Section 3.13(c)(3) of this Plan.

E.	Vesting Service

1.	A Former Management Plan Participant’s Vesting Service as determined under the Management Plan for periods before the Merger Time shall be treated as his Years of Vesting Service under this Plan for such periods.

F.	Distributions

1.	A Former Management Plan Participant who is entitled to a distribution under Section 7.01(a)(1) of this Plan may elect to have his Management Plan Accounts (but not the remainder of his Accounts) paid in one of the following optional forms of benefit in lieu of the optional forms the Plan would otherwise permit:

a.	Option 1. In a lump sum in Verizon Shares, to the extent that his Accounts are invested in the Verizon Stock Portfolio and/or in a lump sum in Company Shares to the extent that his Accounts are invested in the Company Shares Fund, the ESOP Shares Fund, or the PAYSOP Shares Fund, with the balance in cash.

b.	Option 2. In annual, semiannual, quarterly, or monthly installments in cash of approximately equal amounts to be paid out of his Accounts for a period of 2 to 20 years, as selected by the Participant. If the Participant dies prior to the payment of the last installment, the remaining installments shall be paid to his designated Beneficiary or, if none, in a single sum to his estate. The period over which installment payments may be paid in accordance with this paragraph shall in no event be longer than the longer of (A) the life expectancy of the Participant or (B) the joint life expectancies of the Participant and his designated Beneficiary.

c.	Option 3. A Participant who elects to receive his distribution in installments under Option 2 above may elect to receive a pro rata portion of each installment payment in Verizon Shares, to the extent that his Accounts are invested in the Verizon Stock Portfolio and/or in Company Shares to the extent that his Accounts are invested in the Company Shares Fund, the ESOP Shares Fund, or the PAYSOP Shares Fund, with the balance of each installment in cash.

If a Participant elects to receive payment in Verizon Shares and/or in Company Shares in accordance with the foregoing, the value of any fractional shares (determined after aggregating the Accounts of the Member) shall be paid in cash. In the case of a Participant who elects to receive his benefit in installments pursuant to Option 2 and who has begun receiving such installment payments, the Participant may elect to have his remaining installments paid to him on any installment schedule offered above with more frequent payments than the original schedule, or in a lump sum. Such election shall specify that the Participant’s remaining benefits shall be paid either (A) in Verizon Shares, to the extent that his Accounts are invested in the Verizon Stock Portfolio and/or in Company Shares to the extent that his Accounts are invested in the Company Shares Fund, the ESOP Shares Fund, or the PAYSOP Shares Fund, with the balance, if any, in cash, or (B) entirely in cash.

2.	In addition to the foregoing options, to the extent a Schedule to the Management Plan applies to a Participant, he may elect to receive his Management Plan Accounts (but not the remainder of his Accounts) in accordance with the terms of the applicable Schedule. A Participant who elects to receive his benefit in an annuity option in accordance with a Schedule hereto shall be deemed to have elected to receive his Accounts in cash rather than in Verizon Shares or in Company Shares.

3.	To the extent a Participant’s benefit is subject to the survivor annuity requirements of Code sections 401(a)(11) and 417 pursuant to a Schedule or Section 8.07(b), the Participant may elect as an optional form of benefit a qualified joint and survivor annuity with a survivor percentage between 50% and 100% (inclusive)) that constitutes a “qualified optional survivor annuity” with respect to the Plan as such term is defined by Code section 417(g).

4.	Notwithstanding any provision of this Plan to the contrary, if assets were transferred to the Management Plan in accordance with Section 12.03 thereof (“Mergers, Consolidations, and Transfers into and out of the Plan”) and such assets were previously contributed to a defined benefit or money purchase pension plan qualified under Code section 401(a):

a.	Any optional form of benefit under the Plan that permits a distribution prior to a Participant’s retirement, death, disability, or severance from employment and prior to Plan termination shall not be available with respect to such transferred assets (including post-transfer income thereon), other than any portion of those assets that are separately accounted for and that are attributable to after-tax employee contributions or direct or indirect rollover contributions, and

b.	Such assets shall be separately accounted for under the Plan to the extent required by Code sections 401(a)(11) and 417, and any requirements imposed by Code sections 401(a)(11) and 417 shall continue to apply to such assets (and the post-transfer income thereon).

5.	The Management Plan permitted small sum cashout distributions of Account Balances of up to $5,000 (see Section 8.03(b) thereof). This Plan permits small sum cashout distributions only of Account Balances up to $1,000 (see Section 7.01(b)). Accordingly, any Accounts Balances of over $1,000 that were not distributed as of the Merger Time (or as soon as practical thereafter) will not be subject to automatic distribution without the Participant’s consent unless and until they are valued at $1,000 or less.

G.	In-Service Withdrawals

1.	Section 9.02(b) of the Management Plan provides: “A Member who is an Employee shall be entitled, at any time, to take a withdrawal from his Member’s Account, ESOP Account, or Transfer Account (as applicable) of his After-Tax Contributions and Income thereon, Rollover Contributions and Income thereon, Transfer Account contributions and Income thereon, and vested Company-Matching Contributions and Income thereon.” This right shall be retained after the Merger Time with respect to a Former Management Plan Participant’s Management Plan Accounts to the extent required by applicable law (but not to the remainder of his Accounts, if any).

2.	Section 9.02(c) of the Management Plan provides: “A Member with accounts transferred from the Verizon Communications Plan shall also be entitled, at any time, to take a withdrawal of the following amounts so transferred and Income thereon: ‘Career Level Contributions’ as defined by the Verizon Communications Plan, amounts transferred to the Verizon Communications Plan from the PAYSOP, profit sharing contributions transferred to the Verizon Communications Plan from the J.P. Morgan Profit Sharing Plan or made under the Verizon Communications Plan for the benefit of former participants in such plan, and amounts attributable to the ‘Company Contribution Account’ under the Verizon Communications Plan (relating amounts transferred to the Verizon Communications Plan from the National Telephone Directory Company Profit Sharing Plan). In addition such a Member shall be entitled to take a withdrawal from his Accounts of some portion or all of the amounts transferred to the Plan from the Verizon Communications Plan and attributable to the CESOP.” This right shall be retained after the Merger Time with respect to a Former Management Plan Participant’s Management Plan Accounts to the extent required by applicable law (but not to the remainder of his Accounts, if any).” This right shall be retained after the Merger Time with respect to a Former Management Plan Participant’s Management Plan Accounts to the extent required by applicable law (but not to the remainder of his Accounts, if any).

3.

Section 9.04 of the Management Plan provides: “Any Inactive Member who is not an Employee, but who is employed by an entity in which the Company and the Affiliates have an equity interest of not less than 20%, shall have all the rights of a Member who is an Employee to elect to make withdrawals pursuant to this

Article 9.” This right shall be retained after the Merger Time with respect to a Former Management Plan Participant’s Management Plan Accounts (but not to the remainder of his Accounts, if any).

4.	Section 9.05 of the Management Plan provides: “A Retired Member may take a withdrawal from his Member’s Account or ESOP Account; provided that the minimum withdrawal amount is $1,000 for all withdrawals after the first withdrawal during a Plan Year. An application for a withdrawal pursuant to this Section shall be submitted to the Trustee in accordance with procedures established by the Plan Administrator.” This right shall be retained after the Merger Time with respect to a Former Management Plan Participant’s Management Plan Accounts to the extent required by applicable law (but not to the remainder of his Accounts, if any).

5.	Section 9.07 of the Management Plan provides: “Pro-Rata Allocation of Withdrawals”

“(a) Any amount received by a Member before his Benefit Commencement Date that is attributable to the Member’s After-Tax Contributions shall be subject to the following rules:

“(1) The first funds withdrawn shall be treated as a return of the Member’s After-Tax Contributions that were transferred to the Plan from a plan in which they were held as of December 31, 1986 (provided that such contributions meet the requirement of Code section 72(e)(8)(D)) and that have not been withdrawn or distributed previously; and

“(2) After all of the Member’s After-Tax Contributions described in subsection (a)(1) have been withdrawn or distributed, the amount of the withdrawal allocated to the Member’s After-Tax Contributions shall be the portion of the amount withdrawn that bears the same ratio to the amount withdrawn as the current balance of the Member’s After-Tax Contributions bears to the portion of his Accounts allocable to the Member’s After-Tax Contributions.

“(b) After the amounts specified in subsection (a) have been withdrawn and subject to the special rule below for Members with accounts transferred from the Verizon Communications Plan, amounts in the Accounts of a Member shall be deemed to be withdrawn (to the extent available for withdrawal) in the following order: (1) Rollover Contributions, (2) Transfer Account contributions, (3) Company-Matching Contributions, (4) Unmatched Elective Contributions, and (5) Matched Elective

Contributions. For Members with accounts transferred from the Verizon Communications Plan, such amounts shall be deemed to be withdrawn (to the extent available for withdrawal) in the following order: (1) Rollover Contributions, (2) Transfer Account contributions, (3) amounts transferred to the Verizon Communications Plan from the PAYSOP, (4) Company-Matching Contributions, (5) “Career Level Contributions” as defined by the Verizon Communications Plan, (6) amounts transferred to the Verizon Communications Plan from the CESOP and Income thereon, (7) profit sharing contributions transferred or made to the Verizon Communications Plan from the J.P. Morgan Profit Sharing Plan and amounts attributable to the “Company Contribution Account” under the Verizon Communications Plan (relating to the National Telephone Directory Company Profit Sharing Plan), (8) Unmatched Elective Contributions, and (9) Matched Elective Contributions. Except as provided in subsection (c) below, such amounts shall be withdrawn proportionally from all Funds in which the amounts are invested.

“(c) A Member may not withdraw a portion of his ESOP Account unless he has first withdrawn all amounts then available for withdrawal under the Profit-Sharing Plan. A Member who is subject to the requirements of section 16 of the Exchange Act may not withdraw any portion of his Account that is invested in the Company Shares Fund, the ESOP Shares Fund, or the PAYSOP Shares Fund unless he has first withdrawn all available amounts that are invested in any other Fund under the Plan.”

These procedures shall be retained after the Merger Time with respect to a Former Management Plan Participant’s Management Plan Accounts to the extent required by applicable law (but not to the remainder of his Accounts, if any).

6.	Section 9.08 of the Management Plan provides: “Payment of Withdrawals”

“Withdrawals pursuant to this Article 9 from Funds other than the Company Shares Fund or the Verizon Stock Portfolio shall be payable solely in cash. Withdrawals from the ESOP Account or the Verizon Stock Portfolio shall be payable in cash unless the Member elects to receive the withdrawal in, respectively, Company Shares or Verizon Shares. A Member’s election to receive a withdrawal under this Article 9 shall not be valid unless it is made within the 180-day period ending on the date of withdrawal and after the Member receives a general description of the material features of, and an explanation of the relative values of, the optional forms of benefit available under the Plan and an explanation of his right to defer receipt of the withdrawal. The written explanation described in the preceding sentence must be provided not more than 180 days before the date of withdrawal and it must offer the Member a period of at least 30 days in which to consider the Member’s withdrawal options. Distribution of the withdrawal may commence less than 30 days after the Member receives the notice if the Member is informed of his right to a period of at least 30 days after receiving the notice to consider whether to elect a withdrawal or a particular withdrawal form and if the Member, after being informed of this right, affirmatively consents to the withdrawal.”

These procedures shall be retained after the Merger Time with respect to a Former Management Plan Participant’s Management Plan Accounts to the extent required by applicable law (but not to the remainder of his Accounts, if any).

H.	Permanent Disability

1.	Solely with respect to his or her CTE Account, a Former CTE Plan Participant shall be considered to be Permanently Disabled if either (i) he or she is Permanently Disabled as defined in the Plan or (ii) he or she has any physical or mental condition which may reasonably be expected to be permanent and which renders the Participant incapable of continuing as an eligible Employee for his or her customary Hours of Service (as provided in the CTE Plan as of December 31, 2007).

2.	A Former Management Plan Participant who does not meet the Plan’s definition of being “Permanently Disabled” (without regard to this Supplement B) shall be considered Permanently Disabled if the Participant’s disability renders the Participant completely unable to engage in any and every duty pertaining to any occupation or employment for wage or profit for which he is reasonably qualified by training, education, or experience, and that can be expected to result in death or to be of long-continued and indefinite duration, or if the Participant is approved for a disability pension under the terms of any pension plan maintained by the Company or any Affiliate.

I.	Change in Control Provisions

The Change in Control Provisions set forth in Article 20 of the Management Plan continue to apply in this Plan to the extent required by applicable law.

SUPPLEMENT C

Special Rules Affecting Former Participants in the Frontier Communications Corporate Services Inc. Savings and Security Plan for West Region Hourly Employees Following its 2011 Merger Into This Plan

Merger and Eligibility to Participate: Effective immediately after the market’s close on December 30, 2011 (the “Merger Time”), the Frontier Communications Corporate Services Inc. Savings and Security Plan for West Region Hourly Employees (the “West Hourly Plan”), which was a tax-qualified retirement plan maintained by the Company, was merged in its entirety into this Plan (i.e., the Frontier Communications 401(k) Savings Plan) and employees of Frontier Communications Corporation Services Inc. (“FCCS”) became eligible to participate in this Plan exclusively pursuant to the terms of this Plan. Upon such merger, all assets and liabilities of the West Hourly Plan became assets and liabilities of this Plan, with no reduction in the Company’s right to take actions, including amending and terminating actions, with respect to such assets and liabilities. The merger did not, by itself, create any rights or diminish any rights of any individual who was a participant in the West Hourly Plan (“Former West Hourly Plan Participant”). Except as may be provided in this Supplement C, Former West Hourly Plan Participants shall receive and have apply to them, from and after the Merger Time, the same benefits, rights, features, and restrictions as generally apply under this Plan (in lieu of those that had applied under the West Hourly Plan), and this Plan’s regular provisions shall govern eligibility to participate in this Plan from and after the Merger Time. All amendments to the Plan necessary to comply with applicable requirements of the Code and ERISA shall also apply to the West Hourly Plan and to any and all plans previously merged into the West Hourly Plan to the extent necessary to comply with the Code and ERISA.

ESOP Feature: Notwithstanding any other provision of this Plan to the contrary, the provisions of this Supplement C apply to Former West Hourly Plan Participants whose account balances under the West Hourly Plan (“West Hourly Plan Accounts”) were transferred to this Plan as a result of such merger. Furthermore, in the case of any group of employees whose participation in the West Hourly Plan was governed by a collective bargaining agreement that required, immediately before the Merger Time, plan terms that are inconsistent with the terms of this Plan, such group’s eligibility to participate, deferral rights, matching contributions and loan rights under the merged plan (as well as any other feature or right that the plan administrator of this Plan determines is mandated by such bargaining agreement) shall continue under the merged plan as they were in effect pursuant to the West Hourly Plan immediately before the Merger Time, and as they may be amended thereafter.

Prior Plans: In connection with such merger, it was and remains the intention of the Company that the non-employee stock ownership plan portion of the West Hourly Plan would become part of this Plan’s Non-ESOP Portion; that the employee stock ownership plan portion of the West Hourly Plan would become part of this Plan’s ESOP Portion, that the Plan after such merger would continue to satisfy the requirements of ERISA and the Code; and that the trust fund maintained under the Plan would continue to be tax-exempt under Code section 501(a). As of the Merger Date the West Hourly Plan did not have an outstanding exempt loan in connection with its employee stock ownership plan feature.

History of the West Hourly Plan: Effective as of the “Distribution Date” as defined by the Distribution Agreement by and between Verizon Communications Inc. and New Communications Holdings Inc. dated as of May 13, 2009 (the “2009 Effective Date”), a portion of the Verizon Savings and Security Plan for West Region Hourly Employees was spun off to form the West Hourly Plan. That portion related to certain Eligible Employees, Members, and Beneficiaries (as those terms were defined in the West Hourly Plan) as of the 2009 Effective Date who had accounts under the Verizon Savings and Security Plan for West Region Hourly Employees immediately before the 2009 Effective Date. Schedule A to the West Hourly Plan includes provisions reflecting such merger. In connection with such establishment of the West Hourly Plan, it was the intention of the Company that the non-employee stock ownership plan portion of the West Hourly Plan would be a profit sharing plan; that the employee stock ownership plan portion of the West Hourly Plan would be both a stock bonus plan and an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code and described in Section 407(d)(6) of ERISA; that these two portions of the Plan together would constitute a single plan under Treasury Regulations § 1.414(l)-1(b)(1); that the West Hourly Plan would satisfy the requirements of ERISA; and that the trust fund maintained under the West Hourly Plan would be tax-exempt under Section 501(a) of the Code. As of the 2009 Effective Date the West Hourly Plan did not have an outstanding exempt loan in connection with its ESOP.

A.	Merger

1.	All Former West Hourly Plan Participants as of immediately prior to the Merger Time shall have their participation and plan interest transferred to this Plan as of the Merger Time and shall become Participants. A beneficiary’s interest in the West Hourly Plan that is derived from an individual described in the preceding sentence shall also be so transferred, and any reference to a Participant or Participant’s interest in this Supplement shall also refer to any beneficiary and beneficiary’s interest related thereto. The rights and benefits of Former West Hourly Plan Participants and their beneficiaries (and of those claiming through or on behalf of such individuals) before the Merger Time shall be governed exclusively by the terms of the West Hourly Plan, and such Former West Hourly Plan Participants shall not be eligible to participate in this Plan before the Merger Time.

B.	West Hourly Plan Accounts

1.	Effective as of the Merger Time, each Former West Hourly Plan Participant’s account in the West Hourly Plan (including any outstanding loans) shall be transferred to this Plan and shall become such Participant’s initial Account balance under this Plan. The actual transfer shall occur as soon as practicable following the Merger Time. The Former West Hourly Plan Participant’s initial Account balance shall be invested in the investment funds available under this Plan in accordance with the fund-to-fund mapping announced by the Plan Administrator. In the case of any loan, the promissory note and documentation related to the loan shall be transferred to this Plan, and this Plan shall succeed to all of the rights that the Former West Hourly Plan Participant had with respect to such loan immediately prior to the Merger Time; such loan shall continue on the same payment terms (except that payments shall be made to this Plan) as if no transfer had occurred. Separate accounts shall be established and maintained under Section 4.01 for each Former West Hourly Plan Participant’s “Member Account” that was established under the West Hourly Plan. Such accounts shall hold contributions attributable to the period before the Merger Time, and shall collectively be considered each Former West Hourly Plan Participant’s “Transferred Account” as defined in the Glossary hereto. These accounts may include but are not limited to the following accounts:

a)	Elective Contributions;

b)	After-Tax Contributions;

c)	Roth Elective Contributions;

d)	Catch-up Contributions;

e)	Company-Matching Contributions to the Profit-Sharing Plan;

f)	Profit Sharing Contributions to the Profit-Sharing Plan;

g)	Rollover Contributions;

h)	Employee Stock Ownership Plan (“ESOP”) Account;

i)	Transfers; and

j)	Income.

C.	Participation and Carry-Over of Elections

1.	All Former West Hourly Plan Participants shall become Participants in this Plan as of the Merger Time without regard to whether they have met this Plan’s waiting period for participation.

2.	All elections of Former West Hourly Plan Participants in effect under the West Hourly Plan immediately prior to the Merger Time, including contribution rate elections, investment elections, beneficiary designations and distribution elections, shall be transferred to this Plan as of the Merger Time. Such elections shall remain in effect under this Plan until changed in accordance with the terms of this Plan.

D.	Vesting Schedule

1.	The portion of a Former West Hourly Plan Participant’s Account Balance that relates to elective deferrals, after-tax contributions, Roth elective deferrals, catch-up contributions, rollover contributions, PAYSOP Shares Fund under his ESOP Account, transfer accounts and earnings thereon shall be fully vested at all times.

2.	In the case of a Participant who was hired by FCCS before the Merger Time, such Participant shall be vested in his accounts not listed in paragraph 1 above upon the earlier of such Participant’s:

a.	Completion of three Years of Vesting Service (as defined in the West Hourly Plan immediately before the Merger Time);

b.	Death;

c.	Disability (which for this purpose means a total disability of a Participant (1) that renders the Participant completely unable to engage in any and every duty pertaining to any occupation or employment for wage or profit for which he is reasonably qualified by training, education, or experience, and (2) that can be expected to result in death or to be of long-continued and indefinite duration; provided that a Participant shall be deemed to have a Disability if the Participant is approved for a disability pension under the terms of any pension plan maintained by the Company or a Related Employer or approved for disability benefits under any long-term disability plan maintained by the Company or any Related Employer).

d.	Retirement from the Company or a Related Employer under the terms of any pension plan maintained by the Company or such Related Employer;

e.	Attainment of age 65; or

f.	Involuntary termination (other than for cause).

Notwithstanding the foregoing, if such Participant is included in a unit of Employees covered by a collective bargaining agreement with FCCS that provides for the Participant’s participation in the Plan and that specifies a vesting schedule, such vesting schedule shall apply.

3.	A Former West Hourly Plan Participant shall be fully vested in the company-matching contributions and any income thereon that were transferred to the West Hourly Plan from the Verizon Communications Plan and that were fully vested under the Verizon Communications Plan.

4.	Notwithstanding any provision herein to the contrary, the portion of a Former West Hourly Plan Participant’s Account Balance that represents his “Member’s Account” or “ESOP Account” under the West Hourly Plan shall be fully vested in in accordance with any designation by the Committee under Section 10.13 of the West Hourly Plan (“Special Authority in the Event of a Reduction in Force”), Article XV of the West Hourly Plan (“Special Provisions Relating To Business Events”), or in accordance with any Schedule to the West Hourly Plan that may be applicable to the Member (see, for example, Section A.05 of Schedule A).

E.	Vesting Service

1.	A Former West Hourly Plan Participant’s Vesting Service as determined under the West Hourly Plan for periods before the Merger Time shall be treated as his Years of Vesting Service under this Plan for such periods.

F.	Distributions

1.	A Former West Hourly Plan Participant who is entitled to a distribution under Section 7.01(a)(1) of this Plan may elect to have his West Hourly Plan Accounts (but not the remainder of his Accounts) paid in one of the following optional forms of benefit in lieu of the optional forms the Plan would otherwise permit:

a.	Option 1. In a lump sum in Verizon Shares, to the extent that his Accounts are invested in the Verizon Stock Portfolio and/or in a lump sum in Company Shares to the extent that his Accounts are invested in the Company Shares Fund, the ESOP Shares Fund, or the PAYSOP Shares Fund, with the balance in cash.

b.	Option 2. In annual, semiannual, quarterly, or monthly installments in cash of approximately equal amounts to be paid out of his Accounts for a period of 2 to 20 years, as selected by the Participant. If the Participant dies prior to the payment of the last installment, the remaining installments shall be paid to his designated Beneficiary or, if none, in a single sum to his estate. The period over which installment payments may be paid in accordance with this paragraph shall in no event be longer than the longer of (A) the life expectancy of the Participant or (B) the joint life expectancies of the Participant and his designated Beneficiary.

c.	Option 3. A Participant who elects to receive his distribution in installments under Option 2 above may elect to receive a pro rata portion of each installment payment in Verizon Shares, to the extent that his Accounts are invested in the Verizon Stock Portfolio and/or in Company Shares to the extent that his Accounts are invested in the Company Shares Fund, the ESOP Shares Fund, or the PAYSOP Shares Fund, with the balance of each installment in cash.

If a Participant elects to receive payment in Verizon Shares and/or in Company Shares in accordance with the foregoing, the value of any fractional shares (determined after aggregating the Accounts of the Member) shall be paid in cash. In the case of a Participant who elects to receive his benefit in installments pursuant to Option 2 and who has begun receiving such installment payments, the Participant may elect to have his remaining installments paid to him on any installment schedule offered above with more frequent payments than the original schedule, or in a lump sum. Such election shall specify that the Participant’s remaining benefits shall be paid either (A) in Verizon Shares, to the extent that his Accounts are invested in the Verizon Stock Portfolio and/or in Company Shares to the extent that his Accounts are invested in the Company Shares Fund, the ESOP Shares Fund, or the PAYSOP Shares Fund, with the balance, if any, in cash, or (B) entirely in cash.

2.	In addition to the foregoing options, to the extent a Schedule to the West Hourly Plan applies to a Participant, he may elect to receive his West Hourly Plan Accounts (but not the remainder of his Accounts) in accordance with the terms of the applicable Schedule. A Participant who elects to receive his benefit in an annuity option in accordance with a Schedule hereto shall be deemed to have elected to receive his Accounts in cash rather than in Verizon Shares or in Company Shares.

3.	To the extent a Participant’s benefit is subject to the survivor annuity requirements of Code sections 401(a)(11) and 417 pursuant to a Schedule or Section 8.07(b), the Participant may elect as an optional form of benefit a qualified joint and survivor annuity with a survivor percentage between 50% and 100% (inclusive)) that constitutes a “qualified optional survivor annuity” with respect to the Plan as such term is defined by Code section 417(g).

4.	Notwithstanding any provision of this Plan to the contrary, if assets were transferred to the West Hourly Plan in accordance with Section 12.03 thereof (“Mergers, Consolidations, and Transfers into and out of the Plan”) and such assets were previously contributed to a defined benefit or money purchase pension plan qualified under Code section 401(a):

a.	Any optional form of benefit under the Plan that permits a distribution prior to a Participant’s retirement, death, disability, or severance from employment and prior to Plan termination shall not be available with respect to such transferred assets (including post-transfer income thereon), other than any portion of those assets that are separately accounted for and that are attributable to after-tax employee contributions or direct or indirect rollover contributions, and

b.	Such assets shall be separately accounted for under the Plan to the extent required by Code sections 401(a)(11) and 417, and any requirements imposed by Code sections 401(a)(11) and 417 shall continue to apply to such assets (and the post-transfer income thereon).

5.	The West Hourly Plan permitted small sum cashout distributions of Account Balances of up to $3,500 (see Section 8.03(b) thereof). This Plan permits small sum cashout distributions only of Account Balances up to $1,000 (see Section 7.01(b)). Accordingly, any Accounts Balances of over $1,000 that were not distributed as of the Merger Time (or as soon as practical thereafter) will not be subject to automatic distribution without the Participant’s consent unless and until they are valued at $1,000 or less.

G.	In-Service Withdrawals

1.	Section 9.02 of the West Hourly Plan provides: “(a) A Member who is an Employee shall be entitled at any time to take a withdrawal from his Member’s Account, ESOP Account, or Transfer Account (as applicable) of his After-Tax Contributions and Income thereon, Rollover Contributions and Income thereon, Transfer Contributions and Income thereon, and vested Company-Matching Contributions and Income thereon. The minimum amount a Member is permitted to withdraw pursuant to this Section is $300.00. Payment of a withdrawal made pursuant to this Section shall be made as soon as practicable after a Member has given the required notice of his election to make a withdrawal. (b) In addition to subsection (a), above, a Member shall be entitled, upon giving notice to the Plan Administrator, to make a withdrawal from his Accounts of some portion or all of the amounts transferred to this Plan from the Consolidated Employee Stock Ownership Plan of GTE Corporation. (c) In addition to the withdrawal rights specified in the foregoing provisions of this Section or under Section 9.03, a Member also shall have any additional withdrawal rights specified in Section 14.15. (d) An application for a withdrawal pursuant to this Section shall be submitted to the Trustee in accordance with procedures established by the Committee.” These rights shall be retained after the Merger Time with respect to a Former West Hourly Plan Participant’s West Hourly Plan Accounts to the extent required by applicable law (but not to the remainder of his Accounts, if any).

2.	Section 9.06 of the West Hourly Plan provides: “Pro-Rata Allocation of Withdrawals”

(a) Any amount received by a Member before his Benefit Commencement Date that is attributable to the Member’s After-Tax Contributions shall be subject to the following rules:

(1) The first funds withdrawn shall be treated as a return of the Member’s After-Tax Contributions that were held by the Plan as of December 31, 1986 (or that were transferred to the Plan from a plan in which they were held as of December 31, 1986, provided that such contributions meet the requirement of Code section 72(e)(8)(D)) and that have not been withdrawn or distributed previously; and

(2) After all of the Member’s After-Tax Contributions described in subsection (a)(1) above, have been withdrawn or distributed, the amount of the withdrawal allocated to the Member’s After-Tax Contributions shall be the portion of the amount withdrawn that bears the same ratio to the amount withdrawn as the current balance of the Member’s After-Tax Contributions bears to the portion of the Member’s Account, Transfer Account, and/or ESOP Account allocable to the Member’s After-Tax Contributions.

(b) After the amounts specified in subsection (a), above, have been withdrawn, amounts in the Member’s Account, Transfer Account, and/or ESOP Account shall be deemed to be withdrawn (to the extent available for withdrawal) in the following order: (1) Rollover Contributions, (2) Transfer Contributions, (3) Company-Matching Contributions, (4) amounts transferred to this Plan from the Consolidated Employee Stock Ownership Plan of GTE Corporation and Income thereon, (5) Unmatched Elective Contributions, and (6) Matched Elective Contributions. Except as provided in Section 14.15, such amounts shall be withdrawn proportionally from all Funds in which the amounts are invested.

(c) A Member may not withdraw a portion of his ESOP Account unless he has first withdrawn all amounts then available for withdrawal under the Profit-Sharing Plan. A Member who is subject to the requirements of section 16 of the Exchange Act may not withdraw any portion of his Account that is invested in the Company Shares Fund, the ESOP Shares Fund, or the PAYSOP Shares Fund unless he has first withdrawn all available amounts that are invested in any other Fund under the Plan.

These procedures shall be retained after the Merger Time with respect to a Former West Hourly Plan Participant’s West Hourly Plan Accounts to the extent required by applicable law (but not to the remainder of his Accounts, if any).

3.	Section 9.07 of the West Hourly Plan provides: “Payment of Withdrawals”

Withdrawals pursuant to this Article from Funds other than the Company Shares Fund and the Verizon Stock Portfolio shall be payable solely in cash. Withdrawals from the Verizon Stock Portfolio shall be payable in cash unless the Member or Transfer Employee elects to receive the withdrawal in Verizon Shares. Withdrawals from the Company Shares Fund shall be payable in cash unless the Member or Transfer Employee elects to receive the withdrawal in Company Shares. A Member’s election to receive a withdrawal under this Article shall not be valid unless it is made within the 180-day period ending on the date of withdrawal and after the Member receives a general description of the material features of, and an explanation of the relative values of, the optional forms of benefit available under the Plan and an explanation of his right to defer receipt of the withdrawal. The written explanation described in the preceding sentence must be provided not more than 180 days before the date of withdrawal and it must offer the Member a period of at least 30 days in which to consider the Member’s withdrawal options. Distribution of the withdrawal may commence less than 30 days after the Member receives the notice if the Member is informed of his right to a period of at least 30 days after receiving the notice to consider whether to elect a withdrawal or a particular withdrawal form and if the Member, after being informed of this right, affirmatively consents to the withdrawal.

These procedures shall be retained after the Merger Time with respect to a Former West Hourly Plan Participant’s West Hourly Plan Accounts to the extent required by applicable law (but not to the remainder of his Accounts, if any).

H.	Permanent Disability

1.	Solely with respect to his or her CTE Account, a Former CTE Plan Participant shall be considered to be Permanently Disabled if either (i) he or she is Permanently Disabled as defined in the Plan or (ii) he or she has any physical or mental condition which may reasonably be expected to be permanent and which renders the Participant incapable of continuing as an eligible Employee for his or her customary Hours of Service (as provided in the CTE Plan as of December 31, 2007).

2.	A Former West Hourly Plan Participant who does not meet the Plan’s definition of being “Permanently Disabled” (without regard to this Supplement C) shall be considered Permanently Disabled if the Participant’s disability renders the Participant completely unable to engage in any and every duty pertaining to any occupation or employment for wage or profit for which he is reasonably qualified by training, education, or experience, and that can be expected to result in death or to be of long-continued and indefinite duration, or if the Participant is approved for a disability pension under the terms of any pension plan maintained by the Company or any Affiliate.

I.	Change in Control Provisions

The Change in Control Provisions set forth in Article 20 of the West Hourly Plan continue to apply in this Plan to the extent required by applicable law.